THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the Offer or what action you should take, you are recommended to seek your own financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000 if you are resident in the United Kingdom or, if not, from another appropriately authorised financial adviser.
This document should be read in conjunction with the accompanying documents, including the Form of Acceptance (for Titan Europe Shareholders who hold Titan Europe Shares in certificated form). Titan Europe Shareholders should note that the Prospectus Equivalent Document relating to Titan International has been prepared for the purposes of the Prospectus Rules and will be made available to Titan Europe Shareholders on Titan International’s website, www.titan-intl.com in accordance with the Prospectus Rules.
US Shareholders: Please refer specifically to paragraph 19 of Part II on page 19 of this document.
No securities regulatory authority in the US has expressed an opinion about the securities that are subject to the Offer and it is an offence to claim otherwise. The Offer has not been approved by any securities regulatory authority in the US nor has any securities regulatory authority in the US passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.
Application will be made to the New York Stock Exchange for the New Titan International Shares to be admitted to trading on the New York Stock Exchange. It is expected that Admission will become effective and dealings on the New York Stock Exchange in the New Titan International Shares will commence as soon as possible, but in any event by no later than 10 Business Days after the date on which the Offer becomes or is declared wholly unconditional. Titan International does not intend to apply: (i) for the New Titan International Shares to be admitted to the Official List, nor (ii) to the London Stock Exchange for the New Titan International Shares to be admitted to trading on the London Stock Exchange’s Main Market for listed securities or on AIM.
If you have sold or otherwise transferred all your Titan Europe Shares, please forward this document, together with the accompanying documents, including the Form of Acceptance, as soon as possible, to the buyer or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was made, for onward transmission to the buyer or transferee. However, such documents must not be mailed, transmitted or distributed, in whole or in part, in, into or from any Restricted Jurisdiction. If you have sold part only of your holding of Titan Europe Shares, you should retain these documents.

Recommended Share Offer
by
Titan International, Inc.
to acquire the entire share capital of
Titan Europe plc
other than those shares already owned by Titan Luxembourg S.a.r.l., a wholly owned subsidiary of Titan International, Inc.
The procedure for acceptance of the Offer is set out on pages 20 to 23 of Part II of this document.

To accept the Offer in respect of certificated Titan Europe Shares, the Form of Acceptance should be completed, signed and returned to Computershare either by post to Corporate Actions Projects, Bristol BS99 6AH, using the enclosed reply-paid envelope, or (during normal business hours only) by hand to Computershare, The Pavilions, Bridgwater Road, Bristol BS13 8AE, as soon as possible, and, in any event, so as to be received by no later than 1.00 p.m. (London time) on 5 October 2012.
Acceptances in respect of uncertificated Titan Europe Shares should be made electronically through CREST so that the TTE instruction settles by no later than 1.00 p.m. (London time) on 5 October 2012. If you are a CREST Sponsored Member you should refer to your CREST Sponsor as only your CREST Sponsor will be able to send the necessary TTE instruction to Euroclear.
Arden Partners plc, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for the Independent Directors of Titan Europe and no one else in connection with the Offer and will not be responsible to any person other than the Independent Directors of Titan Europe for providing the protections afforded to clients of Arden Partners plc or for providing advice in relation to the Offer or any matter referred to herein.
Seymour Pierce Limited, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Titan International and no one else in connection with the Offer and will not be responsible to any person other than Titan International for providing the protections afforded to clients of Seymour Pierce Limited or for providing advice in relation to the Offer or any mater referred to herein.

IMPORTANT NOTICE

This document, the Prospectus Equivalent Document and the accompanying Form of Acceptance have been prepared for the purposes of complying with English law, the City Code and the Prospectus Rules, and information disclosed may not be the same as that which would have been prepared in accordance with the laws of any other jurisdiction outside the United Kingdom or if the City Code and/or Prospectus Rules had not applied. This document and the conditions and further terms set out in this document are governed by English law and are subject to the jurisdiction of the English courts.
The New Titan International Shares to be offered in connection with the Offer will not be registered under the US Securities Act of 1933, as amended and will be issued to US Shareholders in reliance on the exemption from registration set forth in Rule 802 thereunder.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the New Titan International Shares to be issued in connection with the Offer or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offence in the United States. The information disclosed in this document may not be the same as that which would have been disclosed if this document had been prepared for the purpose of complying with the registration requirements of the US Securities Act of 1933, as amended or in accordance with the laws and regulations of any other jurisdiction.
The release, publication or distribution of this document in jurisdictions other than the United Kingdom and the United States may be restricted by law and therefore persons who are subject to the law of any jurisdiction other than the United Kingdom or the United States should inform themselves about, and observe, any applicable requirements. Failure to comply with any such restrictions or applicable requirements may constitute a violation of the securities laws of any such jurisdiction. This document is not intended to and does not constitute, or form part of, any offer to sell or issue or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction in which such offer or solicitation is unlawful, nor shall there be any sale, issuance or transfer of securities of Titan Europe or Titan International in any jurisdiction in contravention of applicable law.
Copies of this document, the Form of Acceptance, the Prospectus Equivalent Document and any accompanying document are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed, in whole or in part, or sent in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction. Persons receiving this document, the Form of Acceptance, the Prospectus Equivalent Document and any accompanying document (including custodians, nominees and trustees) must not mail or otherwise distribute or send any of them in, into or from any Restricted Jurisdiction as doing so may invalidate any purported acceptance of the Offer. The Offer may not be made directly or indirectly, in or into, or by the use of mails or any means or instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Offer may not be capable of acceptance by any such use, means, instrumentality or facilities.
All Titan Europe Shareholders (including, without limitation, nominees, trustees or custodians) who intend to forward this document and/or any accompanying document(s) to any jurisdiction outside the United Kingdom and the United States should read paragraph 6 of Section B of Part III of this document and seek appropriate advice before taking any action.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS Forward-looking Statements

This document contains certain statements about Titan International and Titan Europe that are or may be “forward-looking statements” — that is, statements related to future, not past, events, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of Titan International and Titan Europe (as the case may be) and are subject to uncertainty and changes in circumstances and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements.
The forward-looking statements contained in this document may include statements about the expected effects on Titan Europe and Titan International of the Offer, the expected timing and scope of the Offer, strategic options and all other statements in this document other than historical facts. Without limitation, any statements preceded or followed by or that include the words “targets”, “plans”, “believes”, “expects”, “aims”, “intends”, “will”, “may”, “anticipates”, “estimates”, “projects”, “seeks”, “sees”, “should,” “would,” “expect,” “positioned,” “strategy,” or words or terms of similar substance or the negative thereof, are forward-looking statements. Forward-looking statements include statements relating to the following: anticipated trends in the relevant business, future expenditures for capital projects, the ability to continue to control costs and maintain quality, Titan International’s and Titan Europe’s business strategies, including their intention to introduce new products, expectations concerning the performance and success of Titan International’s and Titan Europe’s existing and new products and Titan International’s and Titan Europe’s intention to consider and pursue acquisition and divestiture opportunities.
These forward-looking statements are based on Titan International’s and Titan Europe’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond Titan International’s and Titan Europe’s control.
Actual results could differ materially from these forward-looking statements as a result of certain factors, including: the effect of a recession on Titan International and Titan Europe and their customers and suppliers, changes in Titan International’s and Titan Europe’s end-user markets as a result of world economic or regulatory influences, changes in the marketplace, including new products and pricing changes by Titan International’s and Titan Europe’s competitors, ability to maintain satisfactory labour relations, unfavourable outcomes of legal proceedings, availability and price of raw materials, levels of operating efficiencies, unfavourable product liability and warranty claims, actions of domestic and foreign governments, political change in any of the countries or regions in which either Titan International or Titan Europe operates, results of investments, fluctuations in currency translations, natural disasters, climate change and related laws and regulations and risks associated with environmental laws and regulations. Any changes in such factors could lead to significantly different results. No assurance can be provided that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to transpire. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Titan International’s and Titan Europe’s ability to achieve the results as indicated in forward-looking statements.
Due to such uncertainties and risks, readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Neither Titan International or Titan Europe undertakes any obligation to update publicly or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required.

OPENING POSITION AND DEALING DISCLOSURE REQUIREMENTS

Under Rule 8.3(a) of the City Code, any person who is interested in one per cent. or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified.
An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) of the City Code applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day following the announcement in which any paper offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a paper offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure. Under Rule 8.3(b) of the City Code, any person who is, or becomes, interested in one per cent. or more of any class of relevant securities of the offeree company or of any paper offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any paper offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) of the City Code applies must be made by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant dealing. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3 of the City Code.
Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4 of the City Code). Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.
The defined terms used in this section “Opening Position Disclosures and Dealing Disclosures” are defined in the City Code which can be found on the Panel’s website.
Publication on website
A copy of this document will be available free of charge on Titan International’s website at www.titan-intl.com by no later than 12.00 p.m. (London time) on 17 September 2012.

TO ACCEPT THE OFFER:

If you hold Titan Europe Shares in certificated form, you should have received a Form of Acceptance. If you have not received the Form of Acceptance, please contact Computershare as soon as possible.
If you hold Titan Europe Shares:
(i)in certificated form
If you hold your Titan Europe Shares, or any of them, in certificated form (that is, not in CREST), to accept the Offer in respect of those Titan Europe Shares, you should complete and sign the Form of Acceptance in accordance with paragraph 20(a) of the letter from the Directors of Titan International set out in Part II of this Offer Document and return the completed Form of Acceptance (along with your valid share certificate(s) and/or any other appropriate document(s) of title) to Computershare either by post to Corporate Actions Projects, Bristol BS99 6AH, using the enclosed reply-paid envelope, or (during normal business hours only) by hand to Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS13 8AE, as soon as possible, and, in any event, so as to be received by no later than 1.00 p.m. (London time) on 5 October 2012.
(ii)in uncertificated form
If you hold your Titan Europe Shares, or any of them, in uncertificated form (that is, in CREST), to accept the Offer you should ensure that a CREST Electronic Acceptance is made in accordance with paragraph 20(b) of the letter from the Directors of Titan International set out in Part II of this Offer Document and that such CREST Electronic Acceptance settles as soon as possible but, in any event, by no later than 1.00 p.m. (London time) on 5 October 2012. If you are a CREST Sponsored Member, you should refer to your CREST Sponsor as only your CREST Sponsor will be able to send the necessary TTE instruction to Euroclear.
Helplines:
If you have any questions relating to this document or the completion and return of the Form of Acceptance, please call Computershare between 9.00 a.m. and 5.00 p.m. (London time) Monday to Friday (except UK public holidays) on 0870 707 1361 (from within the UK) or +44 (0) 870 707 1361 (from outside the UK). Calls to the 0870 707 1361 number costs approximately 8 pence per minute from a BT landline. Other network provider’s charges may vary. Calls to the shareholder helpline from outside the UK will be charged at the applicable international rate.
Please note that, for legal reasons, the helpline cannot provide advice on the merits of the Offer or give any financial, legal or tax advice.
The First Closing Date of the Offer is 1.00 p.m. (London time) on 5 October 2012

CONTENTS

Page
Expected Timetable    7
Part I    Letter from the Independent Directors of Titan Europe plc    8
Part II    Letter from the Directors of Titan International, Inc.    13
Part III    Conditions and Further Terms of the Offer    28
Part IV    Financial Effects of Acceptance of the Offer    57
Part V    Financial Information on Titan International    58
Part VI    Financial Information on Titan Europe    59
Part VII    Profit Forecast    60
Part VIII    Taxation    65
Part IX    Additional Information    73
Part X    Definitions    91

EXPECTED TIMETABLE

The dates and times set out below in connection with the Offer may change in accordance with the terms and conditions of the Offer, as described in this document. References to a time are to London time (unless otherwise stated).
Event    Time and/or date
Publication and mailing of this document and the    14 September 2012
publication of the Prospectus Equivalent Document
First Closing Date of the Offer    5 October 2012
Latest time and date for Titan Europe Shareholders     1.00 p.m. on 5 October 2012
to accept the Offer (unless extended)
New Titan International Shares to be issued in    Not later than 10 Business Days after the date on
consideration of the Offer begin trading on the    which the Offer becomes or is declared wholly
New York Stock Exchange    unconditional
(i.e. the settlement date)
Titan International CDIs expected to be issued    Not later than 12 Business Days after the date on
and deposited into accounts in CREST    which the Offer becomes or is declared wholly
unconditional

If extended, the latest date on which the Offer may     13 November 2012
become or be declared wholly unconditional as
to acceptances

If extended, the latest date on which the Offer may    4 December 2012
become or be declared wholly unconditional

PART I

LETTER FROM THE INDEPENDENT DIRECTORS OF TITAN EUROPE PLC
Titan Europe plc
(Incorporated and registered in England and Wales with registered number 03018340)
Directors    Registered Office
Maurice Manning Taylor (Non-Executive Chairman)*    Bridge Road
John Michael Anthony Akers (Chief Executive)*    Cookley
Maria Cecilia La Manna (Director)    Kidderminster
Vincent Melvyn Roosevelt Wicks (Director)    Worcestershire
Erwin Henryk Billig (Non-Executive Director)*    DY10 3SD
Philip Andrew Gartside (Non-Executive Director) Gary Chesterton (Group Finance Director)
14 September 2012
To Titan Europe Shareholders (other than Titan Luxembourg) and, for information only, participants in the Titan Europe Share Option Scheme and persons with information rights
Dear Titan Europe Shareholder
RECOMMENDED SHARE OFFER FOR TITAN EUROPE PLC
BY TITAN INTERNATIONAL, INC.
1. Introduction
The Board of Titan Europe announced on 17 July 2012 that it was in talks with Titan International, which may or may not lead to an offer being made for the whole of the issued and to be issued share capital of Titan Europe. On 26 July 2012 Titan International released an announcement confirming it was in discussions with the independent Directors of Titan Europe which might lead to an offer being made for Titan Europe and setting out the terms of a proposed indicative offer.
The Independent Directors of Titan Europe and the Titan International Board announced on 10 August 2012 that they had reached agreement on the terms of a recommended share offer to be made by Titan International for the entire issued and to be issued share capital of Titan Europe other than those Titan Europe Shares owned by Titan Luxembourg.
I am writing to you on behalf of the Independent Directors to explain the background to the Offer and the reasons why the Independent Directors, who have been so advised by Arden Partners, consider the terms of the Offer to be fair and reasonable and unanimously recommend that Titan Europe Shareholders accept the Offer.
Further information in relation to the Offer is contained in the letter from the Directors of Titan International in Part II of this document and, in the case of Titan Europe Shareholders who hold their Titan Europe Shares in certificated form, in the enclosed Form of Acceptance. The conditions and further terms of the Offer are set out in Part III of this document. Further information on Titan International is set out in the text of Part II and Parts IV, V, VII and IX of this document. The Prospectus Equivalent Document is being made available in accordance with the Prospectus Rules at the same time as this document on Titan International’s website at www.titan-intl.com.
2.The Offer
Under the terms of the Offer, which is subject to the conditions and further terms set out in Part III of this document (and in respect of Titan Europe Shares in certificated form in the Form of Acceptance) Titan Europe Shareholders will receive from Titan International:
for every 11 Titan Europe Shares:    1 New Titan International Share
in respect of which valid acceptances are received.
* Not considered to be an Independent Director for the purposes of considering and recommending the Offer.

Fractions of New Titan International Shares will not be allotted or issued to Titan Europe Shareholders who accept the Offer (including such holders who are deemed to accept the Offer). Instead, to the extent that a Titan Europe Shareholder would be entitled to a fractional interest in a New Titan International Share, he will receive a cash payment equivalent to the value of the fractional interest in a New Titan International Share which he would have otherwise received, save that amounts of less than £5.00 will not be paid.
The table below sets out what the enlarged share capital of Titan International will be and the percentage of shares in the enlarged share capital of Titan International that Titan Europe Shareholders will have, depending on the level of acceptances received (and, where appropriate, such number of Titan Europe Shares that Titan International and any of its wholly owned subsidiaries has acquired or agreed to acquire whether pursuant to the Offer or otherwise):
Percentage of Titan International Shares held by Titan Europe Shareholders in the Enlarged
Level of Acceptances    Number of New Titan International Shares Share Capital of Titan International

100%*	6,240,833†	12.4%†
75%#	3,328,124†	6.6%†
51%#	1,830,324†	3.6%†
*This would arise if acceptances of 90 per cent. or more were obtained. Please see paragraph 17 of Part II of this document.
†Assuming that no options under the Titan Europe Share Option Scheme are exercised, that said options are cancelled as detailed in paragraph 12 of Part II of this document and that there are no exercises of options under any Titan International option scheme or any conversion under any of Titan International’s convertible bonds or notes.
#Including such number of Titan Europe Shares that Titan International and any of its wholly owned subsidiaries has acquired or agreed to acquire whether pursuant to the Offer or otherwise.
The Offer is subject to the conditions and further terms set out in Part III of this document and also in the Form of Acceptance, including valid acceptances being received (and not, where permitted, withdrawn) in respect of not less than 51 per cent. of the Titan Europe Shares (but this percentage may be reduced by Titan International to any percentage of acceptances which, in aggregate with Titan Europe Shares held by Titan Luxembourg, would result in Titan International owning over 50 per cent. of the voting rights in Titan Europe). The Offer can only become effective if all conditions to the Offer have been satisfied or waived.
3. Background to and reasons for the Independent Directors’ recommendation
The Independent Directors recognise that the Offer premium at the date of this document is not significant. The share price of Titan International has been volatile during the period between the date of Titan International’s initial approach and the date of the 2.7 Announcement, having peaked at over US$28 per Titan International Share. Nevertheless, the Independent Directors believe that the commercial benefits arising from the Offer are highly attractive and that the all-share structure of the Offer gives Titan Europe Shareholders the opportunity to benefit from being part of a larger, more diversified and financially stronger organisation at a time when global markets may be about to become more difficult.
In considering the Offer and their recommendation, the Independent Directors have given careful consideration to the fundamental and future value of the business, the effects of the Offer on Titan Europe’s interests, Titan International’s plans for the business, the likely repercussions of the Offer being accepted on employment of Titan Europe’s existing employees and location of Titan Europe’s business and to the reasonable expectations of Titan Europe Shareholders.
Titan Europe was admitted to AIM in April 2004 after being spun off from Titan International. Michael Akers, the Chief Executive of Titan Europe, is a board member of Titan International, Erwin Henryk Billig, the Vice Chairman of Titan International, is a non-executive director of Titan Europe and Maurice Taylor, the Chief Executive and Chairman of Titan International, is the Non-Executive Chairman of Titan Europe. From the two businesses’ prior integration and the ongoing board level relationship, the two companies are sufficiently well known to each other that the combination process in the acquisition is unlikely to be disruptive to the business and management.
Since the separation from Titan International in 2004, both Titan Europe and Titan International have expanded substantially. Titan Europe, by its acquisition of Italtractor ITM S.p.A, added a second product line to its original wheel business and, in parallel to this, Titan International has expanded its presence in the tyre business with particular emphasis on “Large Tyres” for agriculture and mining.

Both the Titan International Group and the Titan Europe Group have also expanded their geographical presence, Titan Europe having developed in Australasia, Asia and South America with the Titan International Group also adding the Goodyear Brazilian business to its portfolio.
The period since the separation of the two businesses has also seen both groups develop a stronger product range for mining applications and both have targeted “Mining Services” as a market for ongoing expansion.
The possibilities for a ‘three-product’ and worldwide group servicing mining, agriculture and construction with tyres, wheels and undercarriage is, in the opinion of the Independent Directors, compelling.
The Independent Directors believe that the Combined Group will be well placed for growth, having less reliance on the more cyclical construction market and greater geographic diversification. The Independent Directors believe that the Combined Group will also have a stronger balance sheet which will make it resilient during periods of uncertainty and able to readily grasp opportunities as they unfold.
The increased speed of development of this new “global” business will, in the opinion of the Independent Directors, lead to a more rapid increase in shareholder value than could be achieved by the two stand-alone businesses.
Titan Europe Shareholders will be able to retain an interest in Titan Europe’s business through holding shares in the Combined Group. Titan International’s issued share capital has, on average, traded four times per annum over the last four years. This compares with, on average, only 0.8 times per annum for Titan Europe. Assuming that Titan International Shares will continue to benefit from this greater liquidity, this will allow Titan Europe Shareholders to gain access to a more liquid market and to be able to trade in more meaningful quantities. Over the past five years Titan International has provided a higher shareholder return than Titan Europe.
The Titan Europe Share price has rebounded from the lows seen in late 2008 and 2009. However, in excess of 50 per cent. of Titan Europe’s business remains within the European Union with its attendant uncertainties. Whilst the Board of Titan Europe is confident in the strength of Titan Europe’s existing banking relationships, Titan Europe’s debt is held with Italian banks and, as uncertainty in European markets shows no sign of abating, the geographic diversification afforded by the Offer represents a dilution of this risk and exposure.
Whilst the Independent Directors have every confidence in Titan Europe as a stand alone business, the Independent Directors believe that the combination of Titan Europe and Titan International provides an exciting opportunity for Titan Europe and encourage Titan Europe Shareholders to accept the Offer which they intend to do in respect of their own shareholdings.
4. Information on Titan Europe
Titan Europe is an international engineering group designing, developing, manufacturing and distributing products and services for the global construction, agricultural and mining machinery markets. Titan Europe has achieved strong market positions as a result of its technical innovation and provision of integrated solutions to global OEMs and their associated aftermarkets.
Titan Europe currently has two distinct product ranges, organised into two divisions, being wheels and undercarriages.
Titan Europe is headquartered in Kidderminster, Worcestershire. It was originally incorporated on 31 January 1995 and changed its name to Titan Wheel Europe Limited on 8 August 1995. On 17 March 2004 it was re-registered as a public company under the name Titan Europe plc and quoted on AIM in April 2004. Prior to that, Titan Europe was part of the Titan International Group.
In its most recent financial year ended 31 December 2011, Titan Europe achieved revenue of £492.5 million (2010: £355.2 million), profit before tax of £21.6 million (2010: £3.4 million) and basic earnings per share of 20.56 pence (2010: 3.16 pence) and diluted earnings per share of 19.89 pence (2010: 3.14 pence).
In its recent interim results for the six month period ended 30 June 2012, Titan Europe achieved revenue of £252.6 million (2011: £253.2 million), profit before tax of £8.6 million (2011: £15.8 million), basic earnings per share of 5.71 pence (2011: 13.73 pence) and diluted earnings per share of 5.50 pence (2011: 13.30 pence).

As at 30 June 2012 Titan Europe had total assets of £479.4 million (2011: £516.5 million). The figures above in relation to Titan Europe have been extracted from accounts prepared using International Financial Reporting Standards, as adopted by the European Union and which are not consistent with the accounting standards used by Titan International.
5.Current trading and prospects
In the interim results for the period ended 30 June 2012, Mike Akers, Chief Executive of Titan Europe plc said:
“During the first half of 2012, the Group’s order book generally remained firm. However, since the half-year period end, the Group began to see clear signs of a decline or postponement in customer order schedules for the second half of the year.
Our view is consistent with the overall commentary being made by a number of our major customers across both areas of our business and consistent with more uncertainty in end markets and the general macroeconomic factors being faced across businesses and territories.
This being said, the pattern is by no means uniform; as a business we continue to expect some growth in Brazil and North America, with the mining sector remaining reasonably firm.
Although we do not anticipate a collapse in markets similar to that experienced in 2008/2009 and no matter how effective the Group’s strategy, Titan Europe will not be isolated from the general economic malaise now apparent in Europe and the wider world.”
6.Irrevocable undertakings
Your attention is drawn to paragraph 15 of the letter from the Titan International Directors set out in Part II of this document.
7.Titan Europe Share Option Scheme
Your attention is drawn to paragraph 12 of the letter from the Titan International Directors set out in Part II of this document.
8.Overseas shareholders
Your attention is drawn to paragraph 18 of the letter from the Titan International Directors set out in Part II of this document.
9.Notice to US shareholders of Titan Europe Shares
Your attention is drawn to paragraph 19 of the letter from the Titan International Directors set out in Part II of this document.
10.Offer-related arrangements
Your attention is drawn to paragraph 14 of the letter from the Titan International Directors set out in Part II of this document.
11.Cancellation of trading on AIM, compulsory acquisition and re-registration
Your attention is drawn to paragraph 17 of the letter from the Titan International Directors set out in Part II of this document.
12.Taxation
Your attention is drawn to Part VIII of this document.

13. Action to be taken
Your attention is drawn to the procedure for acceptance of the Offer set out in paragraph 20 of the letter from the Titan International Directors set out in Part II of this document, Sections C and D of Part III of this document and, if your Titan Europe Shares are in certificated form, the accompanying Form of Acceptance.
To accept the Offer:

•
if you hold your Titan Europe Shares, or any of them, in certificated form (that is, not in CREST), you may only accept the Offer in respect of such shares by completing, signing and returning a Form of Acceptance in accordance with the procedure set out in paragraph 20(a) of the letter from the Titan International Directors in Part II of this document and the Form of Acceptance. If you hold Titan Europe Shares in certificated form but under different designations, you should complete a separate Form of Acceptance in respect of each designation; or

•
if you hold your Titan Europe Shares, or any of them, in uncertificated form (that is, in CREST), you may only accept the Offer in respect of such shares by TTE instruction in accordance with the procedure set out in paragraph 20(b) of the letter from the Titan International Directors in Part II of this document.

If you are in any doubt as to the procedure for acceptance, please contact Computershare between 9.00 a.m. and 5.00 p.m. (London time) Monday to Friday (except UK public holidays) on 0870 707 1361 (from within the UK) or +44 (0)870 707 1361 (from outside the UK). Calls to the 0870 707 1361 cost approximately 8 pence per minute from a BT landline. Other network provider’s charges may vary. Calls to the shareholder helpline from outside the UK will be charged at the applicable international rate. Please note that, for legal reasons, the helpline cannot provide advice on the merits of the proposals or give any financial advice.
If you are a CREST Sponsored Member, you should contact your CREST Sponsor before taking any action.

14.	Further information
Your attention is drawn to the letter from the Titan International Directors in Part II, the conditions and further terms contained in Part III and the further information relating to Titan International and Titan Europe contained in Parts IV to IX of this document.

15.	Recommendation
The Independent Directors, who have been so advised by Arden Partners, consider the terms of the Offer to be fair and reasonable. In providing financial advice to the Independent Directors of Titan Europe, Arden Partners has taken into account the commercial assessments of the Independent Directors. Accordingly, the Independent Directors unanimously recommend that Titan Europe Shareholders accept or procure the acceptance of the Offer.
Titan International has received irrevocable undertakings to accept the Offer in respect of, in aggregate, 1,530,000 Titan Europe Shares representing approximately 1.75 per cent. of the issued share capital of Titan Europe.
For the purposes of considering and recommending the Offer, the Board of Titan Europe formed a committee of the Independent Directors. Michael Akers, Maurice Taylor and Erwin Billig are not independent for the purposes of the City Code because they are each members of the Titan International Board. Accordingly, Michael Akers, Maurice Taylor and Erwin Billig have not participated in any of the deliberations to evaluate and recommend the Offer.
Yours faithfully
Philip Gartside
Senior Independent Director
On behalf of the Independent Directors of Titan Europe plc

PART II
LETTER FROM THE DIRECTORS OF TITAN INTERNATIONAL, INC.
Titan International, Inc.
(Incorporated in Illinois, United States of America with registered number 5305388)
Directors    Registered Office
Maurice Manning Taylor (Chairman of the Board and CEO)    2701 Spruce Street
Erwin Henryk Billig (Vice Chairman of the Board)    Quincy
John Michael Anthony Akers (Director)    Illinois
Richard M Cashin Jr. (Director)    62301 USA
Albert J Febbo (Director)
Mitchell I Quain (Director)
Anthony Soave (Director)
14 September 2012

To Titan Europe Shareholders (other than Titan Luxembourg) and, for information only, participants in the Titan Europe Share Option Scheme and persons with information rights
Dear Titan Europe Shareholder
RECOMMENDED SHARE OFFER FOR TITAN EUROPE PLC
BY TITAN INTERNATIONAL, INC.
1. Introduction
The Board of Titan Europe announced on 17 July 2012 that it was in talks with Titan International, which may or may not lead to an offer being made for the whole of the issued and to be issued share capital of Titan Europe. On 26 July 2012 Titan International released an announcement confirming it was in discussions with the Independent Directors of Titan Europe which might lead to an offer being made for Titan Europe and setting out the terms of a proposed indicative offer.
The Independent Directors of Titan Europe and the Titan International Board announced on 10 August 2012 that they had reached agreement on the terms of a recommended share offer to be made by Titan International, for the entire issued and to be issued share capital of Titan Europe other than those Titan Europe Shares owned by Titan Luxembourg.
This letter sets out the terms and conditions of the Offer and also outlines the background to, and reasons for, the Offer.
Details of the actions you should take if you wish to accept the Offer are set out are set out on pages 20 to 23 of this document. Further information on Titan International and Titan Europe is set out in Parts IV to IX of this document. The Prospectus Equivalent Document is being made available at the same time as this document in accordance with the Prospectus Rules on Titan International’s website at www.titan-intl.com.
2.The Offer
Under the terms of the Offer, which is subject to the conditions and further terms set out in Part III of this document and, in respect of Titan Europe Shares in certificated form in the Form of Acceptance. Titan Europe Shareholders will receive from Titan International:
for every 11 Titan Europe Shares:    1 New Titan International Share
in respect of which valid acceptances are received.
The Offer is extended, subject to its terms and conditions, to all of the Issued Titan Europe Shares and to all Titan Europe Shares unconditionally allotted on the date the Offer is made and to such further Titan Europe Shares which are unconditionally allotted while the Offer remains open for acceptance.

Fractions of New Titan International Shares will not be allotted or issued to Titan Europe Shareholders who accept the Offer (including such holders who are deemed to accept the Offer). Instead to the extent that a Titan Europe Shareholder would be entitled to a fractional interest in a New Titan International Share he will receive a cash payment equivalent to the value of the fractional interest in a New Titan International Share which he would have otherwise received save that amounts of less than £5.00 will not be paid.
Titan International is providing Titan Europe Shareholders who are able to hold them with facilities under which they will receive New Titan International Shares in the form of CDIs, which are capable of being held, transferred and settled in CREST. Further details of the Titan International CDIs are set out in paragraph 22 of this Part II below.
Based on the Closing Price of a Titan International Share of US$22.03 and an exchange rate of US$1.5638 to £1 on 9 August 2012 (being the latest practicable date prior to the date of publication of the 2.7 Announcement), the Offer valued each Titan Europe Share at approximately 128.1 pence per share and Titan Europe’s fully diluted share capital at approximately £118.4 million (based on the closing exchange rate of £1:$1.5638 and the Closing Price of US$22.03 per Titan International Share on 9 August 2012, being the last Business Day before the publication of the 2.7 Announcement). The Offer values each Titan Europe Share at approximately 113.36 pence and Titan Europe’s fully diluted share capital at approximately £104.8 million (based on the closing exchange rate of £1:$1.6016 and the Closing Price of US$20.03 per Titan International Share on 13 September 2012 the last practicable date before the publication of this document). This assumes that all of the 4,842,500 options under the Titan Europe Share Option Scheme are exercised or cancelled pursuant to the proposals that will be made and which are referred to in paragraph 12 of this Part II.
The Offer based on the 9 August 2012 information referred to above represents a premium of approximately:

•	13.3 per cent. to the Closing Price of 113 pence per Titan Europe Share on 16 July 2012 (being the last Business Day before the commencement of the Offer Period); and

•	2.1 per cent. to the Closing Price of 125.5 pence per Titan Europe Share on 9 August 2012 (being the last Business Day before the date of the 2.7 Announcement); and

•	15.1 per cent. to the Closing Price of 111.25 pence per Titan Europe Share on 13 September 2012 (being the last Business Day before the date of the publication of this document.
On the date of the first meeting to discuss the Offer on 2 May 2012, the Titan International Share price was $28.83 and based on that day’s closing exchange rate ($1.615:£1) and the Offer terms, the effective value placed on each Titan Europe Share was 162.2p per share. This represents a premium of 18.7 per cent. to the closing Titan Europe share price on that day of 136.6p.
As at 13 September 2012 (being the latest practicable date prior to the date of this document), Titan International had a market capitalisation of approximately US$847.15 million (approximately £522.15 million).
The table below set out what the enlarged share capital of Titan International will be and the percentage of the shares in the enlarged share capital of Titan International that Titan Europe Shareholders will have depending on the level of acceptances received (and, where appropriate, such number of Titan Europe Shares that Titan International and any of its wholly owned subsidiaries has acquired or agreed to acquire whether pursuant to the Offer or otherwise):
Percentage of Titan International Shares held by Titan Europe
Number of    Shareholders in the Enlarged
Level of Acceptances    New Titan International Shares    Share Capital of Titan International

100%*	6,240,833†	12.4%†
75%#	3,328,124†	6.6%†
51%#	1,830,324†	3.6%†

*This would arise if acceptances of 90 per cent. or more to which the Offer relates were obtained. Please see paragraph 17 of this Part II of this document.
† Assuming no options under the Titan Europe Share Option Scheme are exercised, that said options are cancelled as detailed in paragraph 12 of this Part II of this document and that there are no exercises of options under any Titan International option scheme or any conversion under any of Titan International’s convertible bonds or notes.
#Including such number of Titan Europe Shares that Titan International and any of its wholly owned subsidiaries has acquired or agreed to acquire whether pursuant to the Offer or otherwise.

Titan Europe Shares will be acquired pursuant to the Offer fully paid and free from all liens, charges, equities, encumbrances, rights of pre-emption and other interests of any nature whatsoever and together with all rights attaching to them on or after 10 August 2012, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid, or any other return of capital (whether by reduction of share capital or share premium account or otherwise) made, on or after that date.

The New Titan International Shares will be issued free from all liens, equities, charges, equitable interests, encumbrances and other third party rights and/or interests of any nature whatsoever and with all rights attaching to them now or in the future. The New Titan International Shares will be issued credited as fully paid and will rank equally in all respects with the existing Titan International Shares, including the right to receive all dividends and other distributions declared, made or paid in the future.
The Offer will be subject to the conditions and further terms set out in Part III of this document (and in respect of Titan Europe Shares in certificated form in the Form of Acceptance) including valid acceptances being received (and not, where permitted, withdrawn) in respect of not less than 51 per cent. of the Titan Europe Shares (but this percentage may be reduced by Titan International to any percentage of acceptance which in aggregate with Titan Europe Shares held by Titan Luxembourg would result in Titan International owning over 50 per cent. of the voting rights in Titan Europe). The Offer can only become effective if all conditions to the Offer have been satisfied or waived.
Further information on the New Titan International Shares and the Titan International CDIs is set out in paragraph 22 of this Part II and Section E of Part III of this document.
To accept the Offer:

●
in respect of your Titan Europe Shares in certificated form, you must complete, sign and return the Form of Acceptance to the Receiving Agent as soon as possible and, in any event, so as to be received by no later than 1.00 p.m. (London time) on 5 October 2012; and

●
in respect of your Titan Europe Shares in uncertificated form, you should ensure that a CREST Electronic Acceptance is made in accordance with paragraph 20(b)(i) below and settles as soon as possible but, in any event, by no later than 1.00 p.m. (London time) on 5 October 2012.

The procedures for acceptance are set out in paragraph 20 of this Part II below and, in respect of certificated Titan Europe Shares, in the Form of Acceptance.
3. Background to and reasons for the Offer
Titan International believes that there is compelling logic in the acquisition of Titan Europe as it will establish a truly global wheel, tyre and track industrial group servicing customers across the agricultural, construction, earthmoving and mining industries. Titan Europe is well known to Titan International, having been spun-off by Titan International onto AIM in April 2004. The Titan International Group retained a substantial holding in Titan Europe’s share capital and as at the date of this document Titan Luxembourg holds 18,993,821 Titan Europe Shares, representing approximately 21.67 per cent. of Titan Europe’s issued share capital. The Titan International Board now believes that Titan Europe would once more benefit from being part of a larger group with a strong balance sheet which could achieve greater revenue growth and increased profitability than on a standalone business. That does not mean, however, that the earnings from Titan Europe Shares will be greater than those for the preceding financial period.
Titan International considers Titan Europe to have a strong presence in its chosen markets with a complementary product offering, customer base and strong manufacturing capabilities that fit well with Titan International’s stated aim of increasing its global presence to service its customers better. In particular, the Titan International Board believes the acquisition of Titan Europe presents opportunities for Titan International’s tyre business in South America and Europe and will cement the existing co-operation between Titan International Mining Services, established in 2011 to offer complete tyre, wheel and track services near large mines worldwide, and Titan Europe’s own Mining Service Centres expertise.
The Titan International Board is also mindful that a number of the markets and industries in Europe in which Titan Europe operates are experiencing economic uncertainty which is likely to continue and which has the potential to impact these markets and industries. Furthermore, the Titan International Board believes that further consolidation will occur in the industries in which Titan International and Titan Europe both operate which will bring both challenges, as well as opportunities, and therefore believes that Titan Europe, as part of the enlarged Titan International Group, will be better placed to respond to these market changes.
Titan International expects that the acquisition of Titan Europe will be accretive to earnings per share and provide opportunities to drive further revenue growth and margin improvement. That does not mean, however, that the earnings from Titan International Shares will be greater than those for the preceding financial period.
Furthermore, by providing Titan Europe Shareholders with the ability to retain an ongoing interest in the business of Titan Europe through a shareholding in Titan International, Titan International believes Titan Europe Shareholders can both participate in the future success of the Combined Group, as well as benefit from the enhanced liquidity offered by Titan International’s publicly traded stock on the New York Stock Exchange.
4.Background to and reasons for the Independent Directors’ recommendation
Your attention is drawn to paragraph 3 of the letter from the Independent Directors of Titan Europe set out in Part I of this document.
5.Information on Titan International
Titan International, which is based in Quincy, Illinois, traces its roots to the Electric Wheel Company which was founded in 1890. As a leading manufacturer in the off-highway industry, Titan International produces a broad range of speciality products to meet the specifications of (OEMs) and aftermarket customers in the agricultural, earthmoving/construction and consumer markets. Titan International holds the unique position in North America of manufacturing both wheels and tires for its target markets. Titan International’s earthmoving/construction market includes wheels and tires supplied to the mining industry, while the consumer market includes products for all-terrain vehicles and recreational/utility trailers.
Titan International’s engineering and manufacturing resources are focused on designing quality products that address the needs of its end-users.
Titan International became a publicly traded company in May 1993 and now trades on the New York Stock Exchange under the symbol TWI. Titan International’s market capitalisation, as at close of business on 13 September 2012 (based on the Closing Price of US$20.03 per Titan International Share on 13 September 2012, being the last Business Day before the date of this document) was US$847.15 million.
Recently Titan International has increased its business significantly. For the year ended 31 December 2011 Titan International reported net sales of US$1,487.0 million (2010: US$881.6 million) with income before income taxes of US$95.9 million (2010: loss US$9.2 million). This growth has been achieved both organically through higher sales across its Agricultural, Earthmoving/Construction and Consumer divisions as well as through acquisitions including the acquisition of Goodyear Tire & Rubber Company’s Latin American tire business based in Sao Paulo, Brazil and the acquisition of a 56 per cent. interest in Planet Corporation Group based in Perth, Australia completed in August 2012.
Titan International’s Agricultural division generated sales for the year ended 31 December 2011 of US$960.7 million (2010: US$675.2 million) representing approximately 64 per cent. of Titan International’s net sales. Its Earthmoving/Construction sales in 2011 were US$306.8 million (2010: US$191.0 million) representing approximately 21 per cent. of Titan International’s net sales. The Consumer market sales in 2011 were US$219.5 million (2010: US$15.4 million) which represented approximately 15 per cent. of Titan International’s net sales. Basic earnings per Titan International Share for the year ended 31 December 2011 were US$1.40 (2010: loss US$0.17) and diluted earnings per Titan International Share of US$1.18 (2010: loss US$0.17). In 2011 the dividend declared per Titan International Share was US$0.02 (2010: US$0.02).
As at 30 June 2012 Titan International had total assets of US$1,094.0 million (2010: US$1,071.7 million). The figures above in relation to Titan International have been extracted from accounts prepared using US generally accepted accounting principles which are not consistent with the accounting standards used by Titan Europe.

6.Current trading and prospects for Titan International
Titan International announced its interim results for the six months to 30 June 2012 on 26 July 2012. Titan International recorded sales of $922.3 million for the six months ended 30 June 2012 (2011: $685.3 million). Net income was $79.7 million for the six months ended 30 June 2012 (2011: $22.5 million). Basic income per Titan International Share was $1.89 for the six months ended 30 June 2012 (2011: $0.55 per Titan International Share).
Agricultural market
Agricultural market sales were significantly higher in the first half of 2012 when compared to the first half of 2011. The addition of Goodyear’s Latin American farm tire business, price/mix improvements, and continued strong demand contributed to the higher sales levels. The Titan International Board believe that the increase in the global population, the rising middle class in emerging countries and the gradual increase in the use of biofuels may help grow future demand. Many variables, including weather, grain prices, export markets and future government policies and payments can greatly influence the overall health of the agricultural economy. Current drought conditions in many parts of the U.S. and the expectations of lower farming yields may result in softer growth, or possibly decline, in Titan International's agricultural market sales for the remainder of 2012.
Earthmoving/construction market
Earthmoving and mining sales continue to improve in the first six months of 2012, aided by increases in metals, oil and gas prices. Although they may fluctuate in the short-term, in the long-term, the Titan International Board expect these prices to remain at levels that are attractive for continued investment, which should help support future earthmoving and mining sales. The contracted United States housing market continues to cause a lower demand for equipment used for construction. The earthmoving/construction segment is affected by many variables, including commodity prices, road construction, infrastructure, government appropriations, housing starts and the on-going banking and credit issues. For the remainder of 2012, Titan International expects strong demand to continue.
Consumer market
Consumer market sales were lower in the second quarter of 2012, when compared to recent quarters. The decrease in net sales was primarily the result of decreased sales from the supply agreement for certain non-agricultural product sales included as part of the Goodyear Latin American farm tire acquisition agreement, which are included in the consumer segment. In May 2012, Titan international and Goodyear Tire & Rubber Company (“Goodyear”) terminated this supply agreement and entered into an agreement under which Titan International will sell these products directly to third party customers and pay a royalty to Goodyear.

7.	Effect of the acquisition on the earnings, assets and liabilities of the Titan International Group
If the Offer had been completed and the acquisition had taken place as at 31 December 2011, being the date to which the latest audited annual accounts for Titan International and Titan Europe were prepared, the acquisition would have resulted in an increase in Titan International’s total revenues (or earnings), an increase in net profits, an increase in its total assets, an increase in its total liabilities and an increase in its net assets.
Please refer to Part IV of this document for further information of the financial effects of acceptance of the Offer.

8.	Information on Titan Luxembourg
Titan Luxembourg is a wholly owned subsidiary of Titan International and holds 18,993,821 Titan Europe Shares which represents approximately 21.67% of Titan Europe’s issued share capital.

9.	Information on Titan Europe
Your attention is drawn to paragraph 4 of the letter from the Independent Directors of Titan Europe in Part I of this document.

10.	Management and employees
Titan International has given assurances to the Independent Directors of Titan Europe that, upon and following completion of the Offer, the Titan Europe Group employers will continue to comply with the contractual and other entitlements in relation to pension and employment rights of existing employees. There are currently no plans to make any alterations to the Board of Titan Europe. To date Titan International has not formed any plans regarding incentivisation arrangements for Titan Europe Directors and management and as such there have been no discussions between Titan International and Titan Europe regarding the same.
11.Financial effects of acceptance of the Offer
Part IV of this document sets out, for illustrative purposes only, and on the basis and assumptions set out in Part IV, the financial effects on the capital value and income for an accepting Titan Europe Shareholder holding 1,100 Titan Europe Shares if the Offer becomes or is declared wholly unconditional.
12.Titan Europe Share Option Scheme
The Offer will extend to all of the issued Titan Europe Shares and to all Titan Europe Shares unconditionally allotted on the date the Offer is made and to such further Titan Europe Shares which are unconditionally allotted while the Offer remains open for acceptance.
Titan International will write at the same time as the publication of this document to the participants in the Titan Europe Share Option Scheme with proposals that, to the extent that such options are not exercised and in the event that the Offer becomes or is declared wholly unconditional, each participant in the Titan Europe Share Option Scheme shall be entitled to have the options under the Titan Europe Share Option Scheme cancelled in consideration for being paid a sum of money (being the see-through price of an option calculated at the last practicable date prior to the publication of this Offer Document, from which the exercise price will be deducted).
13.Disclosure of interests in Titan Europe
As at the date of this document, Titan Luxembourg owns 18,993,821 Titan Europe Shares, representing approximately 21.67 per cent. of the issued share capital of Titan Europe. Titan International confirms that it made an Opening Position Disclosure on 30 July 2012 which set out the details required to be disclosed by it under Rule 8.1(a) of the City Code.
14.Offer-related arrangements Non Disclosure Agreement
Pursuant to the Non Disclosure Agreement each of Titan International and Titan Europe agreed (i) to keep the other party’s confidential information confidential and not, without the prior written consent, use or exploit the other party’s confidential information for any purpose except for the purpose of evaluating and facilitating the transaction which is the subject of this document; and (ii) not to disclose or make available the other party’s confidential information to any third party other than to certain permitted recipients or as required by law or regulation including, without limitation, the City Code. The Non Disclosure Agreement included, in addition, certain other customary provisions including an obligation on Titan International not to solicit the employees of Titan Europe.
15.Irrevocable undertakings
Those members of the Board of Titan Europe who hold beneficial interests in Titan Europe Shares have irrevocably undertaken to accept the offer in respect of their own beneficial holdings which total 1,530,000 Titan Europe Shares, representing, in aggregate, approximately 1.75 per cent. of Titan Europe’s issued share capital at the date of this Offer.

These irrevocable undertakings will continue to be binding even if a competing offer is made for Titan Europe which exceeds the value of the Offer and even if such higher Offer is recommended for acceptance by the Independent Directors of Titan Europe.

Further details of these irrevocable undertakings are set out in paragraph 7 of Part IX of this Offer Document.

16.Taxation
Your attention is drawn to Part VIII of this document.
17.Cancellation of trading on AIM, compulsory acquisition and re-registration
If the Offer is or is declared unconditional in all respects and acceptances of more than 90 per cent. of the Titan Europe Shares to which the Offer relates and more than 90 per cent. of the voting rights attaching to
Titan Europe Shares to which the Offer relates as defined in the Companies Act are received, Titan International intends to exercise its rights, to the extent applicable, to apply the provisions of sections 974 to 991 (inclusive) of the Companies Act to acquire compulsorily the remaining Titan Europe Shares in respect of which the Offer has not been accepted.
Following the Offer becoming or being declared wholly unconditional and acceptances of not less than 75 per cent. and, subject to the AIM Rules, Titan International intends to procure that an application is made to the London Stock Exchange for the cancellation of trading in the Titan Europe Shares on AIM. It is anticipated that such cancellation would take effect no earlier than 20 Business Days after the Offer becomes or is declared wholly unconditional and subject to any applicable requirements of the AIM Rules. Titan International will notify Titan Europe Shareholders of the anticipated date of cancellation.
Such cancellation could also occur at a later date conditional upon the consent of not less than 75 per cent. of votes cast by shareholders at a general meeting.
Cancellation of trading on AIM will significantly reduce the liquidity and marketability of any Titan Europe Shares that have not been acquired by Titan International under the Offer and their value may be affected as a consequence. Any remaining Titan Europe Shareholders would become minority Shareholders in a majority controlled company and they may be unable to sell their Titan Europe Shares. There can be no certainty that any dividends or other distributions would be made by Titan Europe or that Titan Europe Shareholders would again be offered an opportunity to sell their Titan Europe Shares on terms which are equivalent to or on no worse terms than those comprised in the Offer.
18.Overseas Shareholders
The attention of Overseas Shareholders, or other Titan Europe Shareholders who would, or otherwise intend to, forward this document and the accompanying documents to any jurisdiction outside the UK and the United States, is drawn to paragraph 6 of Section B of Part III of this document.
The availability of the Offer to persons not resident in the United Kingdom or the United States may be affected by the laws of the relevant jurisdiction. Persons who are subject to the laws of any jurisdiction other than the United Kingdom and the United States should inform themselves of, and observe, any applicable requirements. US Shareholders should refer to paragraph 19 below.
The Offer is not being made, directly or indirectly, in, into or from any Restricted Jurisdiction, and the Offer is not capable of acceptance from or within any Restricted Jurisdiction. Accordingly, copies of this document, the Form of Acceptance and any accompanying document are not being and must not be, mailed directly or indirectly or otherwise forwarded, distributed, in whole or in part, or sent in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction. Persons receiving this document, the Form of Acceptance and any accompanying document (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from any Restricted Jurisdiction as doing so may invalidate any purported acceptance of the Offer.
19.Notice to US shareholders of Titan Europe Shares
The Offer or business combination is made for the securities of a foreign company. The Offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this document, if any, have been/will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the US securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases.
This Offer document is not subject to the requirements of Section 14(a) of the US Securities Exchange Act 1934. The New Titan International Shares to be offered in connection with the Offer will not be registered under the US Securities Act of 1993 and will be issued to US Shareholders in reliance on the exemption from registration set forth in Rule 802 thereunder. Such New Titan International Shares will be freely tradable in the US under applicable US federal securities laws except for (i) any New Titan International Shares acquired by affiliates of Titan Europe and (ii) New Titan International Shares that are issued with respect to Titan Europe Shares that are deemed “restricted securities” under Rule 144 of the US Securities Act of 1933, which in each case may be resold in the US only in accordance with Rule 144 of the Securities Act or another applicable exemption from registration, or outside the US in accordance with Regulation S under that Act.
Restricted securities are securities received in non-public offerings. In general, Rule 144 defines restricted securities to mean securities acquired pursuant to one of the following transactions:

(i)
Securities acquired directly or indirectly from the issuer, or from an affiliate of the issuer, in a transaction or chain of transactions not involving any public offering, or pursuant to certain excemptions from registration.

(ii)	Securities acquired from the issuer that are subject to the resale limitations under Regulation D (a limited offering exemption) under the US Securities Act of 1933.

(i)
Securities acquired in a transaction or chain of transactions exempt under Rule 144A under the US Securities Act of 1933, where exempts specified resales of restricted securities to qualified institutional buyers.

Titan Europe Shareholders who are citizens or residents of the United States should consult their own legal and tax advisers with respect to the legal and tax consequences of the Offer, including the status of their Titan Europe Shares as restricted securities, or, if Titan International decides to implement the Offer by way of a scheme of arrangement pursuant to the provisions of sections 895-901 of the Companies Act, that scheme, in their particular circumstances.
20. Procedures for acceptance of the Offer in respect of Titan Europe Shares
Holders of Titan Europe Shares in certificated form (that is, not in CREST) may only accept the Offer in respect of such shares by completing, signing and returning a Form of Acceptance in accordance with the procedure set out in the Form of Acceptance and sub-paragraph (a) below. If you hold Titan Europe Shares in certificated form but under different designations, you should complete a separate Form of Acceptance in respect of each designation.
Holders of Titan Europe Shares in uncertificated form (that is, in CREST) may only accept the Offer in respect of such shares by TTE instruction in accordance with the procedure set out in sub-paragraph (b) below. If you hold Titan Europe Shares in uncertificated form under different Member Account IDs, you should send, or procure to be sent, a separate TTE instruction for each Member Account ID.
If you hold Titan Europe Shares in both certificated and uncertificated form, you should complete a Form of Acceptance for the Titan Europe Shares held in certificated form in accordance with sub-paragraph (a) below and the Titan Europe Shares held in uncertificated form should be dealt with in accordance with subparagraph (b) below.
Additional Forms of Acceptance can be obtained from Computershare or by calling 0870 707 1361 (from within the UK) or +44 (0) 870 707 1361 (from outside the UK). Calls to the 0870 707 1361 number cost approximately 8 pence per minute from a BT landline. Other network provider’s charges may vary. Calls to the shareholder helpline from outside the UK will be charged at the applicable international rate.
If your Titan Europe Shares are in the course of being converted from uncertificated to certificated form, or from certificated to uncertificated form, please refer to sub-paragraph (c) below.
(a) Titan Europe Shares in certificated form (that is, not in CREST)
If all your Titan Europe Shares are in uncertificated form (that is, in CREST), please read subparagraph (b) below.

If your Titan Europe Shares are in the course of being converted from uncertificated to certificated form, or from certificated to uncertificated form, please refer to sub-paragraph (c) below.
(a) Titan Europe Shares in certificated form (that is, not in CREST)
If all your Titan Europe Shares are in uncertificated form (that is, in CREST), please read subparagraph (b) below.
If some or all of your Titan Europe Shares are in certificated form (that is, not in CREST), to accept the Offer in respect of such Titan Europe Shares you must complete, sign and return the Form of Acceptance in accordance with the instructions printed on the Form of Acceptance which form part of the terms and conditions of the Offer. Your attention is also drawn to Section C of Part III of this document.
(i)To accept the Offer
To accept the Offer in respect of some or all of your Titan Europe Shares in certificated form, complete the accompanying Form of Acceptance in accordance with the instructions printed on that form.
(ii)Return of Form of Acceptance
To accept the Offer, the Form of Acceptance must be completed, signed and returned together with your valid share certificate(s) and/or other documents of title to Computershare either (i) by post to Corporate Actions Projects, Bristol BS99 6AH, using the enclosed reply-paid envelope, or (ii) (during normal business hours only) by hand to Computershare, The Pavilions, Bridgwater Road, Bristol BS13 8AE, as soon as possible, and, in any event, so as to be received by no later than 1.00 p.m. (London time) on 5 October 2012.
A first-class reply paid envelope is enclosed for your convenience for documents lodged by post from within the United Kingdom. No acknowledgement of receipt of documents will be given.
A Form of Acceptance contained in an envelope postmarked in, or otherwise appearing to Titan International or its agents to have been sent from, a Restricted Jurisdiction will not constitute a valid acceptance of the Offer. For further information see paragraph 6 of Section B of Part III of this document and the relevant provisions of the Form of Acceptance.
(iii)Share certificates not readily available or lost
If your share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the Form of Acceptance should nevertheless be completed, signed and returned as stated above so as to arrive no later than 1.00 p.m. (London time) on 5 October 2012, together with any valid share certificate(s) and/or other document(s) of title that you may have available, accompanied by a letter stating that the balance will follow or that you have lost one or more of your share certificate(s) and/or other document(s) of title. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded to as soon as possible afterwards. No acknowledgement of receipt of documents will be given.
If you have lost your share certificate(s) and/or other document(s) of title, you should write as soon as possible to Computershare, The Pavilions, Bridgwater Road, Bristol BS99 6ZZ, asking for a letter of indemnity in respect of lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given above, should be returned to Computershare in the manner referred to in sub-paragraph (a)(ii) above.
(b) Titan Europe Shares in uncertificated form (that is, in CREST)
If all your Titan Europe Shares are in certificated form (that is, not in CREST), please read sub-paragraph (a) above.
If some or all of your Titan Europe Shares are in uncertificated form (that is, in CREST), to accept the Offer you should take (or procure the taking of) the actions set out below to transfer such Titan Europe Shares in respect of which you wish to accept the Offer to the appropriate escrow balance(s), specifying Computershare as the Escrow Agent, as soon as possible and in any event so that the TTE instruction settles no later than 1.00 p.m. (London time) on 5 October 2012.

The input and settlement of a TTE instruction in accordance with this sub-paragraph (b) will (subject to satisfying the requirements set out in Sections B and D of Part III of this document) constitute an acceptance of the Offer in respect of the number of Titan Europe Shares so transferred to escrow.

If you are a CREST Sponsored Member, you should refer to your CREST Sponsor before taking any action. Only your CREST Sponsor will be able to send the TTE instruction to Euroclear in relation to your Titan Europe Shares.
Please note that Euroclear does not make available special procedures in CREST for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE instruction and its settlement. As settlements cannot take place on weekends or bank holidays (or other times at which the CREST system is non-operational), you should therefore ensure that you (or your CREST Sponsor) time the input so as to enable a TTE instruction relating to your Titan Europe Shares to settle prior to 1.00 p.m. (London time) on 5 October 2012. In this respect you are referred in particular to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.
You are recommended to refer to the CREST Manual for further information on the CREST procedures outlined above.
(i)To accept the Offer
To accept the Offer in respect of uncertificated Titan Europe Shares you should send (or if you are a CREST Sponsored Member, procure that your CREST Sponsor sends) a TTE instruction to Euroclear which must be properly authenticated in accordance with Euroclear’s specifications and which must contain, in addition to the other information that is required for a TTE instruction to settle in CREST, the following details:
–    the number of Titan Europe Shares in respect of which you wish to accept the Offer and which are to be transferred to an escrow balance;
– your Member Account ID;
–    your Participant ID;
–    the Participant ID of the Escrow Agent, namely the Receiving Agent in its capacity as a
CREST receiving agent. This is 3RA18;
–    the Member Account ID of the Escrow Agent for the Offer. This is TEUTINO1;
–    the intended settlement date. This should be as soon as possible and in any event no later than 1.00 p.m. (London time) on 5 October 2012;
–    the corporate action number for the Offer. This is allocated by Euroclear and can be found by viewing the relevant corporate action details in CREST; and
–    the ISIN for the Titan Europe Shares. This is GB0034380518.
This should have a priority sufficiently high to ensure timely settlement of message (80 or more is recommended).
After settlement of the TTE instruction, you will not be able to access the Titan Europe Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared wholly unconditional, Computershare will transfer the Titan Europe Shares concerned to itself in accordance with paragraph 8 of Section D of Part III of this document.
(ii)General
Titan International will make an appropriate announcement if any of the details contained in this sub-paragraph (b) alter for any reason.

(c) Deposits of Titan Europe Shares into, and withdrawals of Titan Europe Shares from, CREST
Normal CREST procedures (including timings) apply in relation to any Titan Europe Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of Titan Europe Shares or otherwise). Titan Europe Shareholders who are proposing to convert any such shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the Titan Europe Shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) and/or other document(s) of title or transfers to an escrow balance as described above) as soon as possible and in any event prior to 1.00 p.m. (London time) on 5 October 2012.
(d) Validity of acceptances
Subject to the provisions of the City Code and without prejudice to Sections B, C and D of Part III of this document, Titan International reserves the right to treat as valid any acceptance of the Offer in respect of Titan Europe Shares held in certificated or registered form which is not entirely in order, which is received after the 1.00 p.m. (London time) deadline on 5 October 2012, or which is not accompanied by the relevant share certificate(s) and/or other document(s) of title. In that event, no consideration due to Titan Europe Shareholders under the Offer will be distributed until after the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to Titan International or its agents have been received.
A Form of Acceptance which is received in respect of Titan Europe Shares held in uncertificated form will not constitute a valid acceptance and will be disregarded. Holders of Titan Europe Shares in uncertificated form who wish to accept the Offer should note that a TTE instruction will only be a valid acceptance of the Offer as at the relevant closing date if it has settled on or before that date.
If you are in any doubt as to the procedure for acceptance, please contact Computershare between 9.00 a.m. and 5.00 p.m. (London time) Monday to Friday (except UK public holidays) on 0870 707 1361 (from within the UK) or +44 (0) 870 707 1361 (from outside the UK). Calls to the 0870 707 1361 number cost approximately 8 pence per minute from a BT landline. Other network provider’s charges may vary. Calls to the shareholder helpline from outside the UK will be charged at the applicable international rate.
Please note that, for legal reasons, the helpline cannot provide advice on the merits of the proposals or give any financial advice.
If you are a CREST Sponsored Member, you should contact your CREST Sponsor before taking any action.
21.Admission and dealings
It is likely that some New Titan International Shares will be issued, after the expected date of Admission, to Titan Europe Shareholders who have not validly accepted the Offer before the date of Admission. Accordingly, Admission of such New Titan International Shares to trading may become effective and dealings in them may commence on one or more subsequent dates.
22.Titan International CDIs
(a) Issue of Titan International CDIs
Unlike Titan Europe Shares, New Titan International Shares are not capable of being held, transferred or settled through the usual UK settlement systems such as CREST.
In addition, Titan Europe Shareholders who currently hold their Titan Europe Shares in certificated form (that is, they hold a share certificate) may find holding and trading the New Titan International Shares directly involves a number of formalities that may be unfamiliar for UK and certain other investors. Dealing with a transfer agent (the equivalent of a registrar in the UK) in a different jurisdiction and time zone may also prove inconvenient in certain circumstances.
For these reasons, Titan Europe Shareholders resident in a CSN Permitted Jurisdiction will, as an alternative to being issued with New Titan International Shares directly have the option to be issued with Titan International CDIs (as explained in more detail below and subject to the position of Restricted Holders).

For Titan Europe Shareholders who receive Titan International CDIs, the Titan International CDI arrangements broadly reflect the economic rights attached to the New Titan International Shares. However, while the holders of Titan International CDIs will have an entitlement to the underlying New Titan International Shares, they will not be the registered holders of the New Titan International Shares.
New Titan International Shares to which Titan Europe Shareholders (other than Restricted Holders) will be entitled under the Offer will be delivered, held and settled in CREST by means of the CREST International Settlement Links Service, and, in particular, CREST’s established link with DTC, the US settlement and clearance system. This link operates via the services of CREST International Nominees Limited, which is a participant in DTC.
Under the CREST International Settlement Links Services, CREST Depository Limited, a subsidiary of Euroclear, issues dematerialised depository interests representing entitlements to non-UK securities (such as New Titan International Shares) called CDIs. CDIs may be held, transferred and settled exclusively through CREST.
The terms on which CDIs are issued and held in CREST are set out in the CREST Manual (and, in particular, the deed poll set out in the CREST International Manual) and the CREST Terms and Conditions issued by Euroclear.
On settlement of the Titan International CDIs, Titan International will instruct its transfer agent to cause the credit of the New Titan International Shares through DTC to the securities deposit account of CREST International Nominees Limited, as nominee for CREST Depository Limited. CREST Depository Limited will then issue the Titan International CDIs through CREST to the Registrar for delivery, in the case of Uncertificated Holders, to the securities deposit account in CREST in which each such Uncertificated Holder previously held Titan Europe Shares or, in the case of Certificated Holders (other than Restricted Holders), to CSN, in its capacity as nominee for the Certificated Holders (as described in paragraph 22(b) below).
A custody fee, as determined by CREST from time to time, is charged at the user level for the use of Titan International CDIs. Titan International will procure that this fee will not be charged to Certificated Holders whose Titan International CDIs are held on their behalf through the CSN Facility (as described below).
(b)Corporate sponsored nominee for Certificated Holders
As the Titan International CDIs can only be held through CREST, Titan International will arrange for the CSN to act as the corporate sponsored nominee for Certificated Holders (other than Restricted Holders) pursuant to which the CSN will hold Titan International CDIs on behalf of all Certificated Holders (other than Restricted Holders who elect to receive CDIs through the CSN). The detailed provisions of these nominee arrangements are set out in an agreement between Titan International and the CSN and include the terms and conditions on which the CSN Facility will be provided by the CSN to Certificated Holders who are resident in a CSN Permitted Jurisdiction.
The CSN Facility will not be made available to any Titan Europe Shareholder who holds his Titan Europe Shares in certificated form and who has a registered address in the US or in any other CSN Restricted Jurisdiction (any such persons are referred to paragraph 22(c) below).
Certificated Holders who are resident in a CSN Permitted Jurisdiction and elect to receive CDIs through the CSN will be sent a Statement of Ownership (setting out their Titan International CDI entitlements), within 10 days of settlement and at least annually thereafter. They will also be sent a booklet with the Statement of Ownership describing the terms and conditions on which the CSN provides them with the CSN Facility.
(c)Accepting Titan Europe Shareholders who will not receive Titan International CDIs
The ability to participate in the CSN Facility may be restricted or made onerous by law in certain jurisdictions. Accordingly, any Titan Europe Shareholder who holds his Titan Europe Shares in certificated form and who has a registered address in the US or in any other CSN Restricted Jurisdiction will not be entitled to participate in the CSN Facility.
Restricted Holders who are entitled to receive New Titan International Shares pursuant to the Offer and certificated Holders who are resident in a CSN Permitted Jurisdiction and elect not to receive CDIs through the CSN will be sent a statement of entitlement to the New Titan International Shares to which they are entitled on settlement, unless to do so would or might infringe the laws of the relevant CSN Restricted Jurisdiction or would or might require Titan Europe and/or Titan International to obtain any governmental or other consent or to effect any registration, filing or other formality in the relevant CSN Restricted Jurisdiction with which, in the opinion of Titan Europe and Titan International, it would be unable to comply or which it regards as unduly onerous. In this event, Restricted Holders in that CSN Restricted Jurisdiction will instead receive the cash proceeds from the sale of the New Titan International Shares to which they were entitled in sterling (net of transaction costs). The Restricted Holders do not need to elect for the New Titan International Shares to be sold on their behalf. The New Titan International Shares will be issued to a nominee for such Restricted Holders who shall sell the New Titan International Shares so issued as soon as possible after the date the Offer becomes unconditional in all respects at the market price at that time. The proceeds of the sale will be converted into sterling at the exchange rate prevailing at the time. No discretion will be exercised as to the timing of the sale of the New Titan International Shares. Transaction costs will be met out of the proceeds of the sale of the New Titan International Shares and the Restricted Holders will receive the sale consideration net of transaction costs.
(d) Rights attaching to Titan International CDIs
The registered holder of the New Titan International Shares represented by Titan International CDIs will be Cede & Co, a nominee of DTC. The custodian of those New Titan International Shares will be CREST International Nominees Limited, who will hold them through the DTC system as nominee for CREST Depository Limited. CREST Depository Limited will hold those New Titan International Shares on trust (as bare trustee under English law) for the Uncertificated Holders and for the CSN (as the CREST Member acting as corporate sponsored nominee for the Certificated Holders) to whom it will issue Titan International CDIs.
Accordingly, the holders of Titan International CDIs will only be able to exercise rights relating to the underlying New Titan International Shares in accordance with the arrangements described below.
In order to allow the holders of Titan International CDIs to exercise rights relating to the underlying New Titan International Shares, Titan International will enter into arrangements pursuant to which holders of Titan International CDIs (including Certificated Holders who hold their Titan International CDIs through the CSN Facility) will be able to:

(i)	receive notices of general shareholder meetings of Titan International;

(ii)	give directions as to voting at general shareholder meetings of Titan International; and

(iii)
have made available to them and be sent, at their request, copies of the annual report and accounts of Titan International and all other documents issued by Titan International to shareholders of Titan International generally.

Holders of Titan International CDIs will otherwise be treated in the same manner as if they were registered holders of the New Titan International Shares underlying their Titan International CDIs, in each case in accordance with applicable law and, so far as is possible, in accordance with CREST arrangements.
Under an agreement for the provision of the CDI register, Euroclear will make a copy of the register of the names and addresses of Titan International CDI holders available to Titan International (and/or its voting agent) to enable Titan International (or its voting agent) to: (a) send out notices of shareholder meetings and proxy forms to the holders of Titan International CDIs holders; and (b) produce a definitive list of Titan International CDI holders as at the record date for the relevant meeting.
In addition, Cede & Co and Euroclear have omnibus proxy arrangements pursuant to which CREST International Nominees Limited (the custodian of the New Titan International Shares underlying the Titan International CDIs) will be able to grant each Titan International CDI holder the right to vote in respect of such holder’s underlying New Titan International Shares. As a result, the custodian and the depository step out of the voting arrangements and simply pass on any voting rights they have, by virtue of holding the underlying New Titan International Share, to the Titan International CDI holders.
Under the terms of the CSN Facility, the CSN will provide Certificated Holders whose Titan International CDIs are held through the CSN Facility the option to give the CSN voting instructions and CSN will reflect those instructions in the proxy granted to it by Euroclear.
Holders of Titan International CDIs (including Certificated Holders whose Titan International CDIs are held through the CSN Facility) will not be entitled to attend Titan International Shareholders meetings in person as a result of their beneficial interest in the New Titan International Shares. Instead, they will be required to give instructions either to Euroclear or Computershare Investor Services PLC (in the case of Certified Holders whose Titan International CDIs are held through the CSN Facility) as to how to exercise their votes at any such meeting on their behalf by means of the facilities to them for this purpose described above.

If you are in any doubt about your rights under the Titan International CDIs you should consult an appropriate independent adviser.

(e)Dividends
Any dividends paid on the New Titan International Shares will be paid to holders of Titan International CDIs by Euroclear in the currency in which they are distributed. In respect of Titan International CDIs held through the CSN, in the event that such currency is not sterling, CSN will convert the currency into sterling and, accordingly, any dividends paid to Certificated Holders in respect of Titan International CDIs held through the CSN Facility will be paid in sterling. CSN will distribute any such dividends to the Certificated Holders in accordance with the terms of the CSN Facility.
(f)Transfer and cancellation of Titan International CDIs
Uncertificated holders, who hold their Titan International CDIs through CREST, will be able to cancel their Titan International CDIs by settling a cross border delivery transaction in respect of the underlying New Titan International Shares through CREST to a DTC participant, in accordance with the rules and practices of CREST and DTC.
Certificated Holders who wish to hold the New Titan International Shares to which they are entitled under the Offer through an intermediary of their own choosing (who must be a DTC participant) will be able to instruct CSN to transfer that holder’s New Titan International Shares. Details of the manner in which such instructions may be given will be included in the information booklet to be sent to Certificated Holders by CSN together with the first Statement of Ownership.
Transaction fees will be payable by a holder of Titan International CDIs who executes a transaction through CREST (including a cancellation of Titan International CDIs). In addition, Certificated Holders whose Titan International CDIs are held through the CSN Facility will be required to pay a fee to CSN in order to effect such transfer. Uncertificated Holders at CREST nominee level of Titan International CDIs will be charged a custody fee by CREST in relation to the Titan International CDIs which they hold.
23. Settlement
Subject to the Offer becoming or being declared wholly unconditional (except as provided in paragraph 6 of Section B of Part III of this document in the case of Titan Europe Shareholders who are not resident in the UK or US), Titan International will be obliged to take up and pay for Titan Europe Shares validly deposited under (or otherwise validly assented to) the Offer and not properly withdrawn pursuant to paragraph 3 of Section B of Part III of this Offer Document, as soon as possible, but in any event not later than 10 Business Days after the Offer becomes or is declared wholly unconditional and Titan International becomes obliged by the terms of the Offer to take up the Titan Europe Shares. In satisfaction of its obligation to make payment to accepting Titan Europe Shareholders, Titan International will issue the relevant number of New Titan International Shares to each Titan Europe Shareholder from whom a valid acceptance has been received. Titan International will be obliged to pay for the Titan Europe Shares so taken up as soon as possible, but in any event not later than the earlier of (a) the tenth day after Titan International becomes obligated by the terms of the Offer to take up the Titan Europe Shares and (b) three Business Days after taking up such Titan Europe Shares. Any Titan Europe Shares deposited under (or otherwise validly assented to) the Offer after the earlier of the Offer becoming or being declared wholly unconditional and the first date on which Titan Europe Shares have been taken up by Titan International, will be taken up and paid for not later than 10 days after such deposit or acceptance.
Subject to applicable law and the provisions of the City Code, Titan International expressly reserves the right in its sole discretion to delay or otherwise refrain from declaring the Offer wholly unconditional and taking up and paying for any Titan Europe Shares or to terminate the Offer and not take up or pay for any Titan Europe Shares if any condition of the Offer is not satisfied or, where permitted, waived by Titan International by giving written notice thereof, or other communication confirmed in writing, to the Receiving Agent. Titan International also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Titan Europe Shares in order to comply, in whole or in part, with any applicable law and the provisions of the City Code.
For the purposes of the Offer, Titan International will be deemed to have taken up and accepted for payment Titan Europe Shares validly deposited and not validly withdrawn pursuant to the Offer as and when Titan International gives written notice or other communication confirmed in writing to the Receiving Agent of its acceptance for payment of such Titan Europe Shares deposited pursuant to the Offer.

Holders of Titan Europe Shares will, subject (with the consent of the Panel) to the requirements of applicable local laws and regulations, be treated equally.

(a)	Titan Europe Shares in certificated form (that is, not in CREST)
Holders of Titan Europe Shares in certificated form resident in a CSN Permitted Jurisdiction who elect to receive CDIs through the CSN, will be sent a Statement of Ownership setting out their entitlements to Titan International CDIs which are held by CSN on their behalf. Holders of Titan Europe Shares in certificated form resident in a CSN Restricted Jurisdiction (and who do not provide details of the Participant ID and Member Account ID of a CREST Member through whom an account is held on the Form of Acceptance) and Certificated Holders who are resident in a CSN Permitted Jurisdictions and elect not to receive CDIs through the CSN will hold their New Titan International Shares directly on the Titan International register maintained in the US and will receive a statement of entitlement on settlement.

(b)	Titan Europe Shares in uncertificated form (that is, in CREST)
The Receiving Agent will deliver the Titan International CDIs to which the accepting holder of Titan Europe Shares held in uncertificated form is entitled to the securities deposit account in CREST in which such Titan Europe Shareholder previously held his Titan Europe Shares.
24. Lapsing of the Offer
In the event that the Offer does not become or is not declared wholly unconditional and lapses:

(i)
completed Forms of Acceptance, share certificate(s) and/or other document(s) of title will be returned by post (or by such other methods as the Panel may approve) as soon as practicable (and, in any event, within 14 days of the Offer lapsing), at the risk of the Titan Europe Shareholder concerned, to the person or agent whose name and address is set out in the Form of Acceptance, or, if none is set out, to the first named holder at his or her registered address (in all cases outside a Restricted Jurisdiction); and

(i)
the Receiving Agent will, immediately after the lapsing of the Offer (or within such longer period, not exceeding 14 days of the Offer lapsing, as the Panel may approve), give TTE instructions to Euroclear to transfer all Titan Europe Shares held in escrow balances, and in relation to which it is the Escrow Agent for the purposes of the Offer, to the original Titan Europe Shareholders.

25. Further information
The Offer will remain open for acceptance until 1.00 p.m. (London time) on 5 October 2012 or such later time(s) and/or date(s) as Titan International may decide in accordance with the provisions contained in paragraph 1 of Section B of Part III of this document.
Your attention is drawn to Parts III to IX which form part of this document, and to the accompanying Form of Acceptance, which should be read in conjunction with this document.
26. Action to be taken
If you hold your Titan Europe Shares in certificated form (that is, not in CREST), please complete, sign and return the Form of Acceptance (along with your valid share certificate(s) and any appropriate document(s) of title) to Computershare either (i) by post to Corporate Actions Projects, Bristol BS99 6AH, using the enclosed reply-paid envelope, or (ii) (during normal business hours only) by hand to Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS13 8AE, as soon as possible, and, in any event, so as to be received by no later than 1.00 p.m. (London time) on 5 October 2012.
If you hold your Titan Europe Shares in uncertificated form (that is, in CREST), you should follow the procedure set out in paragraph 20(b) of this letter.
Yours faithfully
Maurice Taylor
Titan International, Inc.

PART III

CONDITIONS AND FURTHER TERMS OF THE OFFER
Section A: Conditions of the Offer The Offer is subject to the following conditions:

(a)
valid acceptances being received (and not, where permitted, withdrawn) by not later than 1.00 p.m. (London time) on the First Closing Date of the Offer (or such later time(s) and/or date(s) as Titan International may, with the consent of the Panel or in accordance with the City Code, decide) in respect of such number of Titan Europe Shares which together with such number of Titan Europe Shares that Titan International and any of its wholly owned subsidiaries has acquired or agreed to acquire whether pursuant to the Offer or otherwise represents not less than 51 per cent. (or such lower percentage as Titan International may decide) in nominal value of the Titan Europe Shares and not less than 51 per cent. (or such lower percentage as Titan International may decide) of the voting rights carried by the Titan Europe Shares, provided that this condition shall not be satisfied unless Titan International and/or any of its wholly-owned subsidiaries shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, Titan Europe Shares carrying in aggregate more than 50 per cent. of voting rights then normally exercisable at general meetings of Titan Europe. For the purposes of this condition Titan Europe Shares which have been unconditionally allotted but not issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise, shall be deemed to carry the voting rights they will carry on being entered into the register of members of Titan Europe;

(b)
all necessary filings having been made under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the regulations promulgated thereunder, and the waiting period thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the Offer or any aspect of the Offer the acquisition or proposed acquisition of any shares or other securities in, or control of, Titan Europe or any other member of the Wider Titan Europe Group by any member of the Wider Titan International Group;

(c)
all necessary notifications, filings and applications having been made, all regulatory and statutory obligations in any relevant jurisdiction having been complied with, all appropriate waiting and other time periods (including any extensions of such waiting and other time periods) under any applicable legislation or regulations of any relevant jurisdiction having expired, lapsed or been terminated in each case in respect of the Offer or any aspect of the Offer the acquisition or proposed acquisition of any shares or other securities in, or control of, Titan Europe or any other member of the Wider Titan Europe Group by any member of the Wider Titan International Group or the carrying on by any member of the Wider Titan Europe Group of its business;

(d)
except as Publicly Announced or disclosed in Disclosed Information, there being no provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Titan Europe Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, which in each case as a consequence of the Offer, the acquisition or proposed acquisition of any shares or other securities in Titan Europe or because of a change in the control or management of Titan Europe, would or might reasonably be expected to result in (to an extent or in a manner which would have a material and adverse effect on the Wider Titan Europe Group as a whole):

(i)
any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests or business of any member of the Wider Titan Europe Group thereunder, or interests or business of any such member in or with any other person, firm, company or body (or any arrangements to which any such member is a party relating to any such interests or business), being or becoming capable of being terminated or modified or adversely affected or any obligation or liability arising or any action being taken or arising thereunder;

(ii)
any assets owned or used by any member of the Wider Titan Europe Group, or any interest in such asset, being or falling to be disposed of or charged or ceasing to be available to any member of the Wider Titan Europe Group or any right arising under which any such asset or interest could be required to be disposed of or charged or cease to be available to any member of the Wider Titan Europe Group;

(iii)
the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property, assets or interest of any member of the Wider Titan Europe Group or any such mortgage, charge or other security (whenever created, arising or having arisen) becoming enforceable or being capable of being enforced;

(iv)
the rights, liabilities, obligations or interests of any member of the Wider Titan Europe Group in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or adversely affected;

(v)	the value of any member of the Wider Titan Europe Group or its financial or trading position or prospects being prejudiced or adversely affected;

(vi)	any member of the Wider Titan Europe Group ceasing to be able to carry on business under any name under which it presently does so;

(vii)	the creation of any liability, actual or contingent, by any member of the Wider Titan Europe Group;

(viii)	any liability of any member of the Wider Titan Europe Group to make any severance, termination, bonus or other payment to any of its directors or senior executives; or

(ix)
any moneys borrowed by or any other indebtedness (actual or contingent) of, or grant available to any member of the Wider Titan Europe Group, being or becoming capable of being declared repayable immediately or earlier than the repayment date stated in such agreement, instrument or other arrangement or the ability of such member of the Wider Titan Europe Group to borrow moneys or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Titan Europe Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (ix) of this condition;
(e) no government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, central bank, court, trade agency, association, institution or any other body or person whatsoever in any jurisdiction (each a “Third Party”) having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or enacted, made or proposed any statute, regulation, decision or order, or having taken any other steps, and there not continuing to be outstanding any statute, regulation or order of any Third Party, in each case which would or might reasonably be expected to (to an extent or in a manner which would have a material and adverse effect on the Wider Titan Europe Group, taken as a whole):

(i)
require, prevent or delay the divestiture, or materially alter the terms envisaged for any proposed divestiture by any member of the Wider Titan International Group or any member of the Wider Titan Europe Group of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof;

(ii)	require, prevent or delay the divestiture by any member of the Wider Titan International Group of any shares or other securities in Titan Europe;

(iii)
impose any limitation on, or result in a delay in, the ability of any member of the Wider Titan International Group directly or indirectly to acquire or to hold or to exercise effectively any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Wider Titan Europe Group or the Wider Titan International Group or to exercise management control over any such member;

(iv)
otherwise materially adversely affect any or all of the business, assets, liabilities, financial or trading position, profits, operational performance or prospects of any member of the Wider Titan International Group or of any member of the Wider Titan Europe Group;

(v)
make the Offer or its implementation or the acquisition or proposed acquisition by Titan International or any member of the Wider Titan International Group of any shares or other securities in, or control or management of Titan Europe void, illegal, and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, delay or otherwise interfere with the same, or impose additional material adverse conditions or obligations with respect thereto, or otherwise challenge or interfere therewith;

(vi)
require any member of the Wider Titan International Group or the Wider Titan Europe Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Wider Titan Europe Group or the Wider Titan International Group owned by any Third Party;

(vii)	impose any limitation on the ability of any member of the Wider Titan Europe Group to co-ordinate its business, or any part of it, with the businesses of any other members; or

(viii)	result in any member of the Wider Titan Europe Group ceasing to be able to carry on business under any name under which it presently does so, and all applicable waiting and other time periods during which any such Third Party could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Offer or the acquisition or proposed acquisition of any Titan Europe Shares having expired, lapsed or been terminated;

(f)
all notifications, notices, filings or applications in connection with the Offer or any aspect of the Offer, that are necessary having been made and all authorisations, orders, grants, consents, clearances, licences, confirmations, permissions and approvals which are necessary (“Authorisations”), in any jurisdiction, for and in respect of the Offer or any aspect of the Offer or the acquisition or proposed acquisition by any member of the Wider Titan International Group of any shares or other securities in, or control of, Titan Europe by any member of the Wider Titan International Group having been obtained in terms and in a form reasonably satisfactory to Titan International from all appropriate Third Parties and persons or bodies with whom any member of the Wider Titan Europe Group has entered into contractual arrangements, and all such Authorisations together with all authorisations, orders, grants, consents, clearances, licences, confirmations, permissions and approvals (“Business Authorisations”) necessary or appropriate for any member of the Wider Titan International Group to carry on its business remaining in full force and effect (where the absence of such Authorisations or Business Authorisations would have a material and adverse effect on the Wider Titan Europe Group, taken as a whole) and all filings necessary for such purpose have been made and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Offer becomes otherwise unconditional and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

(g)
since 31 December 2011 and except as Publicly Announced or disclosed in Disclosed Information, no member of the Wider Titan Europe Group having (to an extent or in a manner which would have a material and adverse effect on the Wider Titan Europe Group, taken as a whole):

(i)
save as between Titan Europe and wholly-owned subsidiaries of Titan Europe or for Titan Europe
Shares issued pursuant to the award of Titan Europe Shares under the Titan Europe Share Option Scheme, issued, agreed to issue, authorised or proposed the issue of additional shares of any class;

(ii)
save as between Titan Europe and wholly-owned subsidiaries of Titan Europe or for the award of Titan Europe Shares under the Titan Europe Share Option Scheme, issued or agreed to issue, authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;

(iii)
other than to another member of the Titan Europe Group, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise;

(iv)
save for intra-Titan Europe Group transactions, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business;

(v)	save for intra-Titan Europe Group transactions, made or authorised or proposed or announced an intention to propose any change in its loan capital;

(vi)
issued, authorised or proposed the issue of any debentures or, save for intra- Titan Europe Group transactions and save in the ordinary course of business, incurred or increased any indebtedness or become subject to any contingent liability;

(vii)
purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, save in respect to the matters mentioned in sub-paragraphs (i) or (ii) above, made any other change to any part of its share capital;

(viii)
implemented, or authorised, proposed or announced its intention to implement, any reconstruction, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business or in respect of the Offer;

(ix)
entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which is or could be materially restrictive on the businesses of any member of the Wider Titan Europe Group or the Wider Titan International Group or which involves or could involve an obligation of such a nature or magnitude or which is other than in the ordinary course of business and which is material in the context of the Wider Titan Europe Group taken as a whole;

(x)
(other than in respect of a member which is dormant and was solvent at the relevant time) taken any corporate action or had any legal proceedings started or threatened against it or order made (in each case not discharged within 21 days or not being contested in good faith) for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed;

(xi)
been unable to pay its debts as they fall due or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(xii)
entered into any contract, transaction or arrangement which would be materially restrictive on the business of any member of the Wider Titan Europe Group or the Wider Titan International Group other than to a nature and extent which is normal in the context of the business concerned;

(xiii)	waived or compromised any material claim otherwise than in the ordinary course of business;

(xiv)
entered into any material contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this condition;

(xv)	in respect of the Titan Europe Group, made any alteration to its memorandum or articles of association;

(xvi)
proposed, agreed to provide or modified the terms of any employee share scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Wider Titan Europe Group or entered into or changed the terms of any contract with any director or senior executive, and, for the purposes of paragraphs (iii), (iv), (v), (vi) and (xv) of this condition, the term “Titan Europe Group” shall mean Titan Europe and its wholly-owned subsidiaries;
(h) except as disclosed in the accounts for the period then ended, Publicly Announced or disclosed in Disclosed Information, or where not material in the context of the Wider Titan Europe Group taken as a whole, since 31 December 2011:

(i)
no material adverse change or deterioration having occurred (or circumstances having arisen which would or might be expected to result in any adverse change or deterioration) in the business, assets, liabilities, financial or trading position or profits, operational performance, prospects of any member of the Wider Titan Europe Group;

(ii)
no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider Titan Europe Group is or may become a party (whether as a plaintiff, defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the Wider Titan Europe Group having been instituted announced or threatened by or against or remaining outstanding in respect of any member of the Wider Titan Europe Group;

(iii)	no contingent or other material liability in respect of any member of the Wider Titan Europe Group having arisen (or increased) or become apparent to Titan International; and

(iv)
no steps having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider Titan Europe Group which is necessary for the proper carrying on of its business, in each case, to an extent which would have a material and adverse effect on the Wider Titan Europe Group, taken as a whole;
(i) except as Publicly Announced or disclosed in Disclosed Information, Titan International not having discovered:

(i)
that any financial, business or other information concerning the Wider Titan Europe Group as contained in the information publicly disclosed at any time by or on behalf of any member of the Wider Titan Europe Group, is misleading or contains any misrepresentation of fact or omits to state a fact necessary to make that information not misleading;

(i)
that any member of the Wider Titan Europe Group, partnership, company or other entity in which any member of the Wider Titan Europe Group has a significant economic interest and which is not a subsidiary undertaking of Titan Europe is subject to any liability (contingent or otherwise) which is not disclosed in the annual report and accounts of Titan Europe for the year ended 31 December 2011; or

(ii)	any information which affects the import of any information disclosed in writing at any time by or on behalf of any member of the Wider Titan Europe Group, in each case, to an extent which would have a material and adverse effect on the Wider Titan Europe Group, taken as a whole; and
(j) except as Publicly Announced or disclosed in Disclosed Information, Titan International not having discovered that:

(i)
any past or present member of the Wider Titan Europe Group has failed to comply with any and/or all applicable legislation or regulation, of any jurisdiction with regard to the disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters, or that there has otherwise been any such disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which disposal, spillage, release, discharge, leak or emission would be likely to give rise to any liability (actual or contingent) on the part of any member of the Wider Titan Europe Group;

(ii)
there is, or is likely to be, for that or any other reason whatsoever, any liability (actual or contingent)
of any past or present member of the Wider Titan Europe Group to make good, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Wider Titan Europe Group, under any environmental legislation, regulation, notice, circular or order of any Third Party in any jurisdiction;

(iii)
any past or present member of the Wider Titan Europe Group has not complied with the Organisation for Economic Co-operation and Development’s Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any laws implementing the same, the UK Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act of 1977; or

(iv)	there is, or is likely to be expected to be, or there has been, any:

(a)	claim brought against any member of the Wider Titan Europe Group by a person or class of persons in respect of; or

(b)	circumstances that exist whereby a person or class of persons would be likely to have a claim in respect of; or

(c)	liability (actual or contingent) of any member of the Wider Titan Europe Group as a result of or relating to,

any material, chemical, product or process of manufacture or materials now or previously held, used, sold, manufactured, carried out or under development or research by any past or present member of the Wider Titan Europe Group, in each case, which is material in the context of the Wider Titan Europe Group, taken as a whole.
Titan International reserves the right to waive (if capable of waiver), in whole or in part, all or any of Conditions (c) to (j) above.
Conditions (b) to (j) (inclusive), must be fulfilled, or be determined by Titan International to be or remain satisfied or (if capable of waiver) be waived no later than 11.59 p.m. on the 21 day after the later of the First Closing Date and the date on which Condition (a) is satisfied (or in each case such later date as Titan International may, with the consent of the Panel, decides), failing which the Offer will lapse. Titan International shall be under no obligation to waive (if capable of waiver), to determine to be or remain satisfied or treat as fulfilled any of the Conditions (b) to (j) (inclusive) at any time prior to the date specified above, notwithstanding that the other Conditions (or any of them) may at an earlier date have been waived (if capable of waiver), satisfied or fulfilled and that there are, at such earlier date, no circumstances indicating that any such Condition may not be capable of satisfaction or fulfilment prior to the later of 1.00 p.m. on the First Closing Date or the date on which the Offer becomes as to declared unconditional to acceptances.
The Offer will lapse if, prior to the later of 1.00 p.m. on the First Closing Date and the date on which the Offer becomes or is declared unconditional as to acceptances the Offer, or any matter arising from the Offer, is (i) referred or a serious doubts investigation under Article 6(1)(C) of Council Regulation (EC) 139/2004; or (ii) if the Offer, or any matter arising from the Offer, is referred to the Competition Commission in the United Kingdom, or (iii) any other regulatory authority has the authority to consider the Offer.
If the Panel requires Titan International to make an offer for any Titan Europe Shares under the provisions of Rule 9 of the City Code, Titan International may make such alterations to the Conditions, including Condition (a) as are necessary to comply with the provisions of that Rule.
The availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.
The Offer will be governed by English law and be subject to the jurisdiction of the English courts, to the conditions set out above and in the formal Offer Document and related Form of Acceptance. The Offer will comply with the applicable rules and regulations of AIM and the London Stock Exchange and the City Code.
The Offer will not be made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, telephonically or electronically) or foreign commerce of, or of any facilities of a national securities exchange of, any Restricted Jurisdiction and the Offer will not be capable of acceptance by any such use, means instrumentality or facility of from within any Restricted Jurisdiction.
The Offer will be on the terms and will be subject to the Conditions set out in this Offer Document and (in the case of Titan Europe Shares held in certified form) the Form of Acceptance and such further terms as may be required to comply with the City Code and other applicable law. Each Condition shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.
The Conditions are inserted for the benefit of Titan International and no Titan Europe Shareholder shall be entitled to waive any of the conditions without the prior consent of Titan International.
Titan International reserves the right to effect the Offer by way of a Scheme for the entire issued and to be issued share capital of Titan Europe not already held by Titan Luxembourg as an alternative to the Offer. In such an event, the Scheme will be implemented on the same terms (subject to appropriate amendments), so far as applicable to the Offer but that condition (a) of the conditions will not apply but with a condition that the Scheme will be conditional upon its approval by a majority in number representing not less than 75 per cent. of the voting rights of the holders of Titan Europe Shares (or the relevant class or classes thereof, if applicable) present and voting, either in person or by proxy, at the Court meeting and at any separate class meeting which may be required by the Court or at any adjournment of any such meeting; and all resolutions necessary to have implemented the Scheme being duly passed by the requisite majority or majorities at a general meeting of the Titan Europe Shareholders or at any adjournment of that meeting and the sanction of the Scheme and approvals by the Court and any necessary filings with the Registrar of Companies for England and Wales.
34

Titan Europe Shares which will be acquired under the Offer will be acquired fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after 10 August 2012.

Section B: Further terms of the Offer
The following further terms apply to the Offer unless the contrary intention is expressed or the context otherwise requires.
Except where the context otherwise requires, references in Sections B-E (inclusive) of this Part III and in the Form of Acceptance to:

(a)	“acceptances of the Offer” include deemed acceptances of the Offer;

(b)
the Offer being, becoming or being declared “unconditional” means unconditional as to acceptances whether or not any other condition of the Offer remains to be fulfilled, and the Offer “becoming unconditional” includes the Offer being declared unconditional;

(c)	the “acceptance condition” means the condition as to acceptances set out in paragraph (a) of Section A of this Part III;

(d)	any statute or any statutory provision includes a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date of this document);

(e)
“Acceptance Shares” means Titan Europe Shares in respect of which the Offer has been accepted or is deemed to have been accepted in accordance with Sections C-E of this Part III, and in respect of which such acceptance has not been validly withdrawn;

(f)	any person “acting in concert with Titan International” means any such person acting or deemed to be acting in concert with Titan International for the purposes of the Offer; and

(g)	the “Offer Document” means this document and any other document containing, or containing details of, the Offer.
The Offer extends to any Titan Europe Shares which are unconditionally allotted or issued fully paid (or credited as fully paid) before the date on which the Offer ceases to be open for acceptance (or such earlier date as Titan International may, subject to the City Code, decide, being the earlier of (i) the date on which the Offer becomes or is declared unconditional as to acceptances or, (ii) the First Closing Date). Participants in the Titan Europe Share Option Scheme will be made an appropriate proposal pursuant to paragraph 12 of Part II of this document.
1. Acceptance Period, Extensions, Variations and Changes to the Offer

1.1
The Offer is initially open for acceptance until 1.00 p.m. (London time) on 5 October 2012. Titan International reserves the right (but will not be obliged, other than as required by the Panel) at any time and from time to time to extend the Offer after such time in accordance with applicable law.

1.2
Subject to the limitations described below, Titan International expressly reserves the right, in its sole discretion, at any time and from time to time while the Offer is open for acceptance, to vary the terms of the Offer or extend the expiry time, in accordance with applicable laws. Although no revision is envisaged, if the Offer (in its original or previously revised form) is revised, it will remain open for acceptance for a period of at least 14 days (or such lesser period as may be permitted by the Panel and applicable US securities laws) from the date of posting the revised offer document to Titan Europe Shareholders. Except with the consent of the Panel, no revision of the Offer may be posted to Titan Europe Shareholders on or after 30 October 2012 or, if later, the date 14 days before the last day on which the Offer is capable of becoming unconditional.

1.3
During any extension of the Offer, all Titan Europe Shares previously deposited and not withdrawn will remain subject to the Offer and may be accepted for purchase by Titan International in accordance with the terms of the Offer, subject to paragraph 3 in Section B of Part III of this Offer Document, “Rights of Withdrawal”. An extension of the expiry time of the Offer will not, in and of itself, constitute a waiver by Titan International of any of its rights under Section A of Part III of this Offer Document, “Conditions of the Offer”.

1.4
The Offer, whether revised or not, shall not (except with the consent of the Panel), be capable of becoming unconditional as to acceptances after midnight on 13 November 2012 (or on any earlier time and/or date beyond which Titan International has stated that the Offer will not be extended unless it has, where permitted, withdrawn that statement), nor of being kept open for acceptance after that time and/or date unless it has previously become unconditional. However, Titan International reserves the right, with the permission of the Panel, to extend the time for the Offer to become unconditional to any later time(s) and/or date(s).
Except with the consent of the Panel, Titan International may not, for the purpose of determining whether the acceptance condition has been satisfied, take into account acceptances received or purchases of Titan Europe Shares made after 1.00 p.m. (London time) on 13 November 2012 (or any earlier time(s) and/or date(s) beyond which Titan International has stated the Offer will not be extended unless it has, where permitted, withdrawn that statement) or any such later time(s) and/or date(s) as Titan International, with the permission of the Panel, may determine.
If the latest time at which the Offer may become unconditional is extended beyond 12.00 a.m. on 13 November 2012, acceptances received and purchases of Titan Europe Shares made in respect of which relevant documents are received by the Receiving Agent after 1.00 p.m. (London time) on the relevant date may (except where the City Code otherwise permits) only be taken into account with the Panel’s consent.
1.5 If the Offer becomes unconditional, it will remain open for acceptance for not less than 14 days from the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated by or on behalf of Titan International that the Offer will remain open until further notice, then not less than 14 days’ notice will be given prior to the closing of the Offer to Titan Europe Shareholders who have not accepted the Offer.
1.6 If a competitive situation arises after Titan International has given a “no increase” statement and/or a “no extension” statement in relation to the Offer (as determined by the Panel), Titan International may, if it specifically reserves the right to do so at the time such statement is made or otherwise with the consent of the Panel, withdraw such statement and be free to extend or revise the Offer provided that it complies with the City Code and in particular that:
1.6.1 it announces such withdrawal as soon as possible and in any event within four Business Days after the date of the firm announcement of the competing offer or other circumstance in respect of which a reservation has been made and informs Titan Europe Shareholders to that effect in writing (or, in the case of Titan Europe Shareholders with registered addresses outside the UK or the United States or whom Titan International knows to be a nominee, trustee or custodian holding Titan Europe Shares for such persons, by an announcement in the UK) at the earliest opportunity thereafter; and
1.6.2 any Titan Europe Shareholder who accepted the Offer after the date of the “no increase” and/or “no extension” statement is given a right of withdrawal in accordance with paragraph 3 of this Section B below.
1.7 Titan International may choose not to be bound by the terms of a “no increase” or “no extension” statement:
1.7.1 if it would otherwise prevent the posting of an increased or improved Offer either as to the value or nature of the consideration offered or otherwise provided that Titan International has specifically reserved the right to do so and the increased or improved Offer is recommended for acceptance by the Titan Europe Board; or
1.7.2 with the consent of the Panel.
1.8 Except as provided in paragraphs 1.6 and 1.7 above, Titan International will be bound by the terms of any “no increase” or “no extension” statement.
1.9 Unless otherwise required by the Panel, Titan International shall be entitled at any particular time to decide that the acceptance condition is then satisfied taking into account only those Titan Europe Shares which have been unconditionally allotted or issued before that time and written notice of the allotment or issue of which, containing all relevant details, has been received before that time by the Receiving Agents, at one of the addresses and in the manner referred to in paragraph 3.1 below, from Titan Europe or its agents. E-mail, facsimile, telex or other electronic transmission or copies will not be sufficient for this purpose and shall not constitute written notice.

1.10 In respect of Titan Europe Shareholders, if a competitive situation arises and is continuing on 13 November 2012, Titan International will enable holders of Titan Europe Shares in uncertificated form who have not already validly accepted the Offer but who have previously accepted the competing offer to accept the Offer by special form of acceptance to take effect on 13 November 2012. It shall be a condition of such special form of acceptance being a valid acceptance of the Offer that:

(i)	it is received by the Receiving Agent on or before 13 November 2012;

(ii)
the relevant Titan Europe Shareholder shall have applied to withdraw his acceptance of the competing offer but that the Titan Europe Shares to which such withdrawal relates shall not have been released from escrow before 13 November 2012 by the escrow agent to the competing offer; and

(iii)
the Titan Europe Shares to which the special form of acceptance relates are not transferred to escrow in accordance with the procedure for acceptance set out in the letter contained in Part II of this document on or before 13 November 2012, but an undertaking is given that they will be so transferred as soon as possible thereafter.

Titan Europe Shareholders wishing to use such forms of acceptance should telephone the Receiving Agent on 0870 707 1361 (from within the UK) or +44 (0)870 707 1361 (from outside the UK) between 9.00 a.m. and 5.00 p.m. (London time) on the Business Day preceding 12 November 2012 asking for such form(s) to be despatched. Notwithstanding the right to use such special form of acceptance, holders of Titan Europe Shares in uncertificated form may not use the Form of Acceptance (or any other purported acceptance form) for the purpose of accepting the Offer in respect of such shares.
2. Announcements
2.1 By 8.00 a.m. (London time) on the next Business Day (the “relevant day”) following the day on which the Offer is due to expire or becomes unconditional or is revised or extended, as the case may be (or such later time(s) and/or date(s) as the Panel may agree), Titan International will make an appropriate announcement through a Regulatory Information Service. Such announcement will state prominently the total numbers of Titan Europe Shares which Titan International may count towards the satisfaction of the acceptance condition. The announcement will also state:
2.1.1 the numbers of Titan Europe Shares for which acceptances of the Offer have been received;
2.1.2 the numbers of Titan Europe Shares for which acceptances of the Offer have been received from any person acting in concert with Titan International or in respect of shares which were the subject of an irrevocable undertaking to accept the Offer procured by Titan International or any person acting in concert with Titan International;
2.1.3 details of any Titan Europe securities in which Titan International or any person acting in concert with it has an interest or in respect of which he has a right to subscribe, in each case specifying the nature of the interests or rights concerned;
2.1.4 details of any short positions (whether conditional or absolute and whether in the money or otherwise) in Titan Europe securities in which Titan International or any person acting in concert with it has an interest, including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take a delivery;
2.1.5 details of any Titan Europe securities in respect of which Titan International or any person acting in concert with Titan International has an outstanding irrevocable commitment; and
2.1.6 details of any Titan Europe securities which Titan International or any person acting in concert with it has borrowed or lent, save for any borrowed shares which have been either on-lent or sold.
2.2 In calculating the number of Titan Europe Shares or rights over Titan Europe Shares represented by acceptances and/or purchases, Titan International may only include acceptances and purchases if they could be counted towards fulfilling the acceptance condition in accordance with paragraphs 5.13.1 and 5.13.2 below, unless the Panel agrees otherwise. Subject to this, Titan International may include or exclude, for announcement purposes, acceptances and purchases which are not complete in all respects or which are subject to verification.

2.3 Any decision to extend the time and/or date by which the acceptance condition has to be fulfilled may be made by Titan International at any time up to, and will be announced not later than, 8.00 a.m. (London time) on the relevant day or such later date and/or time as the Panel may agree) and the announcement will state the next expiry date (unless the Offer is unconditional in which case the announcement may state the Offer will remain open until further notice).
2.4 In this Section B of Part III, references to the making of an announcement or the giving of notice by or on behalf of Titan International include the release of an announcement by public relations consultants of Titan International, or by Seymour Pierce, to the press and the delivery by hand or telephone, email, facsimile or telex or other electronic transmission of an announcement to a Regulatory Information Service. An announcement made otherwise than to a Regulatory Information Service shall be notified simultaneously to a Regulatory Information Service (unless the Panel otherwise permits).
2.5 Without limiting the manner in which Titan International may choose to make any public announcement and subject to Titan International’s obligations under applicable law, Titan International will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to a Regulatory Information Service.
3. Rights of withdrawal
3.1 If, having announced the Offer to be unconditional, Titan International fails to comply by 3.30 p.m. (London time) on the relevant day (or such later time(s) and/or date(s) as the Panel may agree) with any of the other requirements specified in paragraph 2.1 above, an accepting Titan Europe Shareholder may immediately afterwards withdraw his acceptance of the Offer by written notice to be received by (i) in respect of Titan Europe Shareholders who hold their Titan Europe Shares in certificated form, if sent by post, to Computershare at Corporate Actions Projects, Bristol BS99 6AH or if sent by hand (during normal business hours only) to The Pavilions, Bridgwater Road, Bristol BS13 8AE. Alternatively, in the case of Titan Europe Shareholders who hold their Titan Europe Shares in uncertificated form, withdrawals can also be effected in the manner set out in paragraph 3.7 below. Subject to paragraph 1.4 above, this right of withdrawal may be terminated not less than eight days after the relevant day by Titan International confirming, if such is the case, that the Offer is still unconditional, and complying with the other requirements specified in paragraph 2.1 above. If any such confirmation is given, the first period of 14 days referred to in paragraph 1.5 above will run from the date of such confirmation and compliance.
3.2 Unless otherwise required or permitted by applicable laws, any Titan Europe Shares deposited in acceptance of, or otherwise assented to, the Offer may be withdrawn by or on behalf of the depositing or accepting Titan Europe Shareholder at any time after 26 October 2012 if the Offer has not become or been declared unconditional as to acceptances until the earlier that the Offer becomes or is declared unconditional as to acceptances and the final time that acceptances may be taken into account pursuant to the City Code.
3.3 Except as provided by this paragraph 3 and paragraph 4 below or as otherwise permitted by Titan International, all acceptances of, or deposits of Titan Europe Shares to, the Offer and elections are irrevocable.
3.4 To be effective, a written notice of withdrawal in respect of Titan Europe Shares must be received on a timely basis by the Receiving Agent and must specify the name of the person who has made the relevant acceptance, the number of Titan Europe Shares in respect of which acceptance is withdrawn and (if share certificates have been delivered) the name of the registered holder of the relevant Titan Europe Shares, if different from the name of the person who made the relevant acceptance. Titan Europe Shares in respect of which acceptance has been withdrawn may subsequently be assented to the Offer in accordance with the acceptance procedures contained in this document while the Offer remains open for acceptance.
3.5 In this paragraph 3, “written notice” (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting Titan Europe Shareholder(s) or his/their agent(s) duly appointed in writing. E-mail, facsimile, telex or other electronic transmission or copies will not be sufficient for this purpose and shall not constitute written notice. Any such written notice signed by any person other than the relevant Titan Europe Shareholder(s) must be accompanied by the relevant letter of appointment, direction or authority in a form reasonably satisfactory to Titan International. Any notice which is postmarked in, or otherwise appears to Titan International or its agents to have been sent from a Restricted Jurisdiction may be treated as invalid.
3.6 All questions of form and validity (including time of receipt) of any notice of withdrawal will be determined by Titan International in its sole discretion whose determination (except as the Panel otherwise decides) will be final and binding. Neither Titan International, Seymour Pierce, nor the Receiving Agent will be under any duty or obligation to give notification of any defects or irregularity in any notice of withdrawal, and no liability will be incurred by any of them for failure to do so.
3.7 In the case of Titan Europe Shares held in uncertificated form, if withdrawals are permitted pursuant to paragraphs 3.1 and 3.2 above, an accepting Titan Europe Shareholder may withdraw his acceptance through CREST by sending (or, if a CREST Sponsored Member, procuring that his CREST Sponsor sends) an ESA instruction to settle in CREST in relation to each CREST Electronic Acceptance to be withdrawn. Each ESA instruction must, in order for it to be valid and settle, include the following details:
–    the number of Titan Europe Shares to be withdrawn, together with their ISIN;
–    the member account ID of the accepting shareholder, together with his participant ID;
–    the member account ID of the Escrow Agent included in the relevant CREST Electronic
Acceptance, together with the Escrow Agent’s participant ID;
–    the transaction reference number of the CREST Electronic Acceptance to be withdrawn;
–    the intended settlement date for withdrawal; and
–    the corporate action number for the Offer.
Any such withdrawal will be conditional upon the relevant Receiving Agent verifying that the withdrawal request is validly made. Accordingly, the relevant Receiving Agent will on behalf of Titan International reject or accept the withdrawal by transmitting in CREST a receiving agent reject (AEAD) or receiving agent accept (AEAN) message.
3.8 Immediately (or within such longer period, not exceeding 14 days, as the Panel may permit) upon a Titan Europe Shareholder validly withdrawing his acceptance in respect of Titan Europe Shares held in uncertificated form, the Receiving Agent will give TFE instructions to Euroclear to transfer all Titan Europe Shares held in escrow balances, and in relation to which it is the escrow agent for the purposes of the Offer, to the original available balances of the Titan Europe Shareholder concerned and, in respect of Titan Europe Shares held in certificated form the Receiving Agent will return all share certificates and/or other documents of title to the Titan Europe Shareholder concerned as soon as practicable following the receipt of the withdrawal (and, in any event, within 14 days).
4. Revisions of the Offer
4.1 Although no revision of the Offer is envisaged, if the Offer (in its original or any previously revised form(s)) is revised either in its terms or conditions or in the value or form of the consideration offered or otherwise (which Titan International reserves the right to do), and any such revision represents, on the date on which such revision is announced (on such basis as Seymour Pierce may consider appropriate), an improvement (or no diminution) in the value of the consideration previously offered or in the overall value received and/or retained by a Titan Europe Shareholder (under the Offer or otherwise), the benefit of the revised Offer will (subject to the provisions of this paragraph 4 and paragraph 6 below) be made available to Titan Europe Shareholders who have accepted the Offer in its original or any previously revised form(s) and not validly withdrawn such acceptances (“previous acceptors”). The acceptance by or on behalf of a previous acceptor of the Offer in its original or any previously revised form(s) shall (subject to the provisions of this paragraph 4 and paragraph 6 below) be treated as an acceptance of the Offer as so revised and shall also constitute the separate appointment of each of Titan International, any director of Titan International, Seymour Pierce, or any director of Seymour Pierce and their respective agents as his/her attorney and/or agent (the “Attorney”) with authority to accept any such revised Offer on behalf of such previous acceptor and, if such revised Offer includes alternative forms of consideration, to make an election for and/or accept such alternative forms of consideration on his behalf or any combination of them as the Attorney in his absolute discretion thinks fit and to execute on behalf of and in the name of such previous acceptor all such further documents (if any) and do such further things (if any) as may be required to give effect to such acceptance and/or election(s). In making any such acceptance and/or election(s), the Attorney shall take into account the nature of any previous acceptance and/or election made by the previous acceptor and such other fact or matters as he may reasonably consider relevant.
4.2 For the avoidance of doubt, for the purposes of paragraph 4.1 above, “revision” includes, without limitation, any revision of the Offer (i) in its original or revised form, (ii) in relation to its terms and conditions and (iii) in relation to the value or nature of the consideration offered.
4.3 Subject to paragraphs 4.4 and 4.5 below, the authorities and powers of attorney conferred in this paragraph 4 and any acceptance of a revised Offer and/or any alternative forms of consideration and/or any related elections shall be irrevocable until the previous acceptor becomes entitled to withdraw his acceptance under paragraph 3 above and duly does so.
4.4 The deemed acceptances and elections referred to in paragraph 4.1 above shall not apply and the power of attorney and authorities conferred by that paragraph shall not be exercised if as a result the previous acceptor would (on such basis as Seymour Pierce may consider appropriate) receive less, in aggregate, in consideration than he would have received, in aggregate, in consideration as a result of his acceptance of the Offer in the form in which it was originally accepted and/or elected by him or on his behalf having regard to any election or previous acceptance(s) originally made by him. The authorities conferred by paragraph 4.1 above shall not be exercised in respect of any election available under the revised Offer save in accordance with this paragraph 4.
4.5 The deemed acceptances and elections referred to in paragraph 4.1 above shall not apply and the exercise of the powers of attorney and authorities so conferred by such paragraph shall be ineffective to the extent that any previous acceptor in respect of (i) Titan Europe Shares held in certificated form shall lodge with the Receiving Agent, at one of the addresses and in the manner referred to in paragraph 3.1 above, within 14 days of the posting of the document containing the revised Offer, a Form of Acceptance validly accepting the Offer in which he validly elects to receive the consideration receivable by him in some other manner; or (ii) in respect of Titan Europe Shares in uncertificated form, shall send (or, if a CREST Sponsored Member, procures that his CREST Sponsor sends) an ESA instruction to settle in CREST in relation to each CREST Electronic Acceptance in respect of which an election is to be varied. Each ESA instruction must, in order for it to be valid and settle, include the following details:
–    the number of Titan Europe Shares in respect of which the changed election is made, together with their ISIN;
–    the Member Account ID of the previous acceptor, together with his Participant ID;
–    the Member Account ID of the Escrow Agent included in the relevant CREST Electronic
Acceptance, together with the Escrow Agent’s Participant ID;
–    the transaction reference number of the CREST Electronic Acceptance in respect of which the election is to be changed;
–    the intended settlement date for the changed election;
–    the corporate action number for the Offer;
and, in order that the desired change of election can be effected, must include:
–    the Member Account ID of the Escrow Agent relevant to the new election.
Any such change of election will be conditional upon the Receiving Agent verifying that the request is validly made. Accordingly, the Receiving Agent will on behalf of Titan International reject or accept the requested change of election by transmitting in CREST a receiving agent reject (AEAD) or a receiving agent accept (AEAN) message.
4.6 Titan International and the Receiving Agent reserve the right, subject to paragraphs 4.4 and 4.5 above, to treat any executed Form of Acceptance or TTE instruction (in respect of the Offer in its original or any previously revised form(s)) which is received or dated after the announcement or issue of the Offer in any revised form (including, where applicable, a revision of any alternative forms of consideration included in any revised Offer) as a valid acceptance of the revised Offer and/or an election in respect of any alternative forms of consideration then included in the revised Offer, as the case may be, and such acceptance and/or election shall constitute an authority in the terms of paragraph 4.1 above, with due alteration of details, on behalf of the relevant Titan Europe Shareholder.
5. General
5.1 The Offer will lapse unless all of the conditions relating to the Offer, other than the acceptance condition, have been fulfilled or (if capable of waiver) waived by, or, where appropriate, have been determined by Titan International to be and remain satisfied by midnight on the 21st day after the later of:
5.1.1 the First Closing Date; and
5.1.2 the date on which the Offer becomes unconditional as to acceptances, or such later date as Titan International may, with the consent of the Panel in accordance with applicable laws, decide. Titan International shall be under no obligation to waive or treat as satisfied any condition by a date earlier than the latest date specified above for its satisfaction even though the other conditions of the Offer may, at such earlier date, have been waived or fulfilled and there are, at such earlier date, no circumstances indicating that any such conditions may not be capable of fulfilment.
5.2 Except with the consent of the Panel, settlement of the consideration to which any Titan Europe Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Titan International may otherwise be, or claim to be, entitled as against him and will (subject to paragraph 6 below) be effected in the manner described in paragraph 23 of Part II of this document not later than 10 days after the date on which the Offer becomes wholly unconditional.
5.3 The Offer is made on the date of this document to all Titan Europe Shareholders including those to whom this document may not be despatched and is capable of acceptance from and after that time. This document and the Form of Acceptance are available by contacting the Receiving Agent between 9.00 a.m. and 5.00 p.m. (London time) Monday to Friday (except UK public holidays) on 0870 707 1361 (from within the UK) or +44 (0)870 707 1361 (from outside the UK). The Offer is being made by means of this document to all Titan Europe Shareholders and is being advertised in the London Gazette in accordance with applicable legal requirements. The First Closing Date of the Offer for the purposes of the City Code is 5 October 2012.
5.4 The instructions, terms, provisions and authorities contained in or deemed to be incorporated in the Form of Acceptance form part of the terms of the Offer. Words and expressions defined in this document will, unless the context otherwise requires, have the same meanings when used in the Form of Acceptance. The terms and conditions to the Offer in this document will be deemed to be incorporated in, and form part of, the Form of Acceptance.
5.5 If the expiry date of the Offer is extended, all references in this document and in the Form of Acceptance to 5 October 2012 (except in Section A of this Part III, in the definition of “First Closing Date”, in paragraph 1.1 and paragraph 5.3 above, and where the context otherwise requires) shall be deemed to refer to the expiry date of the Offer as so extended.
5.6 Any omission or failure to (or decision not to) despatch this document or the Form of Acceptance or any document required to be given under the terms of the Offer and/or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, shall not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person. Subject to paragraph 6 below, the Offer will extend to any persons to whom this document, the Form of Acceptance or any related documents may not be despatched, and such persons may collect copies of those documents from the Receiving Agent at the addresses referred to in paragraphs 3.1 and 5.3 above.
5.7 The Offer will lapse if the proposed acquisition of Titan Europe is referred to the UK Competition Commission or if the European Commission either initiates proceedings under Article 6(1)(c) of the EC Merger Regulation 139/2004 or makes a referral to a competent authority of the European Union or EFTA state in accordance with the EC Merger Regulation 139/2004 before 1.00 p.m. (London time)

on 5 October 2012 or the time and date on which the Offer becomes or is declared unconditional as to acceptances (whichever is the later).
5.8 If the Offer does not become or is not declared wholly unconditional and lapses:
5.8.1 in respect of Titan Europe Shares held in certificated form, the Form of Acceptance, share certificate(s) and/or other document(s) of title will be returned by post (or such other method(s) as the Panel may approve) as soon as practicable (and, in any event, within 14 days of the Offer lapsing), at the risk of the Com Shareholder concerned, to the person or agent whose name and address is set out in the Form of Acceptance or, if none is set out, to the first named holder at his/her registered address (in all cases outside any Restricted Jurisdiction); and
5.8.2 in respect of Titan Europe Shares held in uncertificated form, the Receiving Agent will, immediately after the lapsing of the Offer (or within such longer period, not exceeding 14 days of the Offer lapsing, as the Panel may approve), give TFE instructions to Euroclear to transfer all Titan Europe Shares held in escrow balances, and in relation to which it is the escrow agent for the purposes of the Offer, to the original available balances of the Titan Europe Shareholders concerned.
5.9 If the Offer lapses, it will cease to be capable of further acceptance and accepting Titan Europe Shareholders and Titan International will cease to be bound by any Form of Acceptance submitted before the time the Offer lapses.
5.10 All powers of attorney, appointments as agents and authorities on the terms conferred by or referred to in this Section B or in the Form of Acceptance are given by way of security for the performance of the obligations of the Titan Europe Shareholder concerned and are irrevocable (in respect of powers of attorney, in accordance with section 4 Powers of Attorney Act 1971) except in the circumstances where the acceptance is withdrawn in accordance with paragraph 3 above.
5.11 No acknowledgement of receipt of Form of Acceptance, share certificate(s) and/or other document(s) of title, transfer(s) by means of CREST, communication or notice will be given by or on behalf of Titan International.
5.12 All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from any Titan Europe Shareholder (or their designated agents) will be delivered by or sent to or from them (or their designated agent(s)) at their risk.
5.13 Without prejudice to any other provision of this Part III, Titan International reserves the right to treat any Form of Acceptance in respect of Titan Europe Shares held in certificated or registered form as valid if not entirely in order or not accompanied by the relevant share certificate(s) and/or other relevant document(s) of title or if received, by or on its behalf, at any place or places or in any manner determined by it otherwise than as specified in this document or in the Form(s) of Acceptance. Notwithstanding the above, unless otherwise agreed with the Panel:
5.13.1 an acceptance of the Offer will only be counted towards fulfilling the acceptance condition if the requirements of Note 4 and, if applicable, Note 6 on Rule 10 of the City Code are satisfied in respect of it;
5.13.2 an acquisition of Titan Europe Shares by Titan International or its nominees (or, if Titan International is required by the Panel to make an offer for Titan Europe Shares under the provisions of Rule 9 of the City Code, by a person acting in concert with Titan International or a wholly-owned subsidiary of Titan International (or its nominees)) shall be counted towards fulfilling the acceptance condition only if the requirements of Note 5 and, if applicable, Note 6 on Rule 10 of the City Code are satisfied in respect of it but which do not fall within Note 8 on Rule 10; and
5.13.3 the Offer shall not become or be declared unconditional unless the Receiving Agent shall have issued a certificate to Titan International (or its agent) which states the number of Titan Europe Shares in respect of which acceptances have been received which comply with paragraph 5.13.1 above and the number of Titan Europe Shares otherwise acquired, whether before or during the Offer Period, which comply with paragraph 5.13.2. above but which do not fall within Note 8 on Rule 10. Copies of such certificates will be sent to the Panel and to Arden Partners, as soon as possible after it is issued.

5.14 Titan International reserves the right to notify any matter, including the making of the Offer, to all or any Titan Europe Shareholder(s) with (a) registered address(es) outside the United Kingdom or whom Titan International knows to be a nominee, trustee or custodian holding Titan Europe Shares for persons who are citizens, residents or nationals of jurisdictions outside the UK, by announcement in the UK and or by paid advertisement in the London Gazette, in which event such notice shall be deemed to have been sufficiently given notwithstanding any failure by any Titan Europe Shareholder to receive or see such notice. All references in this document to notice or the provision of information in writing by or on behalf of Titan International shall be construed accordingly. No such document will be sent to an address in any Restricted Jurisdiction where such actions may constitute (or result in the Offer constituting) a breach of any legal or regulatory requirements as compliance may be too onerous on Titan International.
5.15 If the Offer is or is declared unconditional in all respects and acceptances of more than 90 per cent. in nominal value and 90 per cent. of the voting rights attaching to Titan Europe Shares to which the Offer relates are received, Titan International intends to: (i) procure that Titan Europe applies to the London Stock Exchange for the cancellation of admission to trading of the Titan Europe Shares on AIM and (ii) exercise its rights, to the extent applicable, to apply the provisions of sections 974 to 991 (inclusive) of the Companies Act to acquire compulsorily the remaining Titan Europe Shares in respect of which the Offer has not been accepted on the same (or as nearly as possible the same) terms as the Offer.
5.16 In relation to any Titan Europe Shares which are held in uncertificated form, Titan International reserves the right to make such alterations, additions or modifications as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST, or otherwise, provided that such alterations, additions or modifications are consistent with the requirements of the City Code or are otherwise made with the consent of the Panel.
5.17 If Titan International is required by the Panel to make an offer for Titan Europe Shares under Rule 9 of the City Code, Titan International may make such alterations to the conditions of the Offer, including the acceptance condition, as are necessary to comply with that Rule.
5.18 Titan International reserves the right to nominate, as the person entitled to acquire any Titan Europe Shares pursuant to the Offer, such subsidiary of Titan International as Titan International shall in its absolute discretion select for such purpose and following any such nomination references in this document to Titan International shall be construed accordingly.
5.19 The Offer, all acceptances of it and elections under it, this document and the Form of Acceptance and any action taken or made or deemed to be taken or made under any of the foregoing, shall be governed by and construed in accordance with the laws of England.
5.20 Execution by or on behalf of a Titan Europe Shareholder of a Form of Acceptance, or the making by or on behalf of a Titan Europe Shareholder of an Electronic Acceptance constitutes, subject to paragraph 5.21 below, his or her irrevocable submission, in relation to all matters arising out of the Offer, the Form of Acceptance, or Electronic Acceptance, to the exclusive jurisdiction of the courts of England.
5.21 Execution by or on behalf of a Titan Europe Shareholder of a Form of Acceptance, or the making by or on behalf of a Titan Europe Shareholder of the Electronic Acceptance constitutes his or her agreement that the provisions of paragraph 5.20 above are included for the benefit of Titan International, Seymour Pierce and the Receiving Agent and his or her agreement that nothing shall limit the right of Titan International, Seymour Pierce the Receiving Agent to bring any action, suit or proceeding arising out of or in connection with the Offer in any other manner permitted by law or in any court of competent jurisdiction and that he/she irrevocably submits to the jurisdiction of any such court.
5.22 For the purposes of this document, the time of receipt of a TTE instruction, an ESA instruction, an Electronic Acceptance shall be the time at which the relevant instruction settles in CREST.

6. Overseas Shareholders
6.1 The making of the Offer to Overseas Shareholders may be prohibited or affected by the laws of the relevant jurisdiction. Overseas Shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any Overseas Shareholders wishing to accept the Offer to satisfy themselves as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer, including the obtaining of any governmental, exchange control or other consents which may be required, the compliance with other necessary formalities and the payment of any issue, transfer or other taxes or duties or payments due in such jurisdiction.
6.2 Any Overseas Shareholder will be responsible for any such issue, transfer or other taxes or duties or payments, by whomever payable, and each of Titan International, Seymour Pierce, the Receiving Agent and any person acting on their behalf shall be fully indemnified and held harmless by such shareholder for such taxes, duties or payments as Titan International, Seymour Pierce or any Receiving Agent may be required to pay in respect of the Offer insofar as it relates to such shareholder.
6.3 This document is not being and will not be made, directly or indirectly, in, into, or by use of the mails of, or by any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or of any facilities of a national securities exchange of any Restricted Jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or otherwise from or within any Restricted Jurisdiction.
6.4 Copies of this document and the Form of Acceptance and any related offering documents are not being, and must not be, mailed, transmitted, or otherwise distributed or sent, in whole or in part, in or into or from any Restricted Jurisdiction, including to Titan Europe Shareholders with registered addresses in any Restricted Jurisdiction or to persons whom Titan International knows to be custodians, trustees or nominees holding Titan Europe Shares for such persons. Persons receiving such documents (including, without limitation, custodians, nominees and trustees) must not mail or otherwise distribute or send them in or into or from any Restricted Jurisdiction or use the mails of any Restricted Jurisdiction or any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or any facilities of a national securities exchange of any Restricted Jurisdiction for any purpose, directly or indirectly, in connection with the Offer, and so doing may invalidate any related purported acceptance of the Offer. Persons wishing to accept the Offer must not use the mails of any Restricted Jurisdiction or any such means, instrumentality or facilities for any purpose, directly or indirectly, relating to acceptance of the Offer. Envelopes containing Form of Acceptance, evidence of title or other related documents must not be postmarked in, or otherwise despatched from any Restricted Jurisdiction and all acceptors must provide addresses outside a Restricted Jurisdiction for the despatch of certificates for the New Titan International Shares, statements concerning the Titan International CDIs or the return of Forms of Acceptance, Titan Europe share certificate(s) and/or other documents of title.
6.5 The New Titan International Shares to be offered in connection with the Offer will not be registered under the US Securities Act of 1933, as amended and will be issued to US Shareholders in reliance on the exemption from registration set forth in Rule 802 thereunder. No prospectus in relation to the New Titan International Shares has been, or will be, lodged with, or registered by, the Australian Securities and Investments Commission; and no steps have been, or will be, taken to enable the New Titan International Shares to be offered in compliance with the applicable securities laws of any state, province, territory or jurisdiction of Australia, South Africa, Japan or any other jurisdiction outside the United Kingdom. Accordingly, the New Titan International Shares are not being, nor (unless an exemption under relevant securities laws is applicable) can they be, offered, sold, resold or delivered, directly or indirectly, in or into or from the United States, Australia, South Africa, Japan or any other jurisdiction if to do so would constitute a violation of the relevant laws of, or require registration thereof in, such jurisdiction or to, or for the account or benefit of, any resident, citizen or national of Australia, South Africa, Japan or other such jurisdiction.
6.6 If, in connection with the making of the Offer, notwithstanding the restrictions described above, any person (including without limitation, custodians, nominees and trustees), whether pursuant to a contractual or legal obligation or otherwise, forwards this document, the Form of Acceptance or any related document in, into or from any Restricted Jurisdiction or uses the mails of or any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or any facilities of a national securities exchange of, any Restricted Jurisdiction in connection with such forwarding, such person should:
6.6.1 inform the recipient of such fact;
6.6.2 explain to the recipient that such action may invalidate any purported acceptance by the recipient; and
6.6.3 draw the attention of the recipient to this paragraph 6.
6.7 If a Titan Europe Shareholder holding Titan Europe Shares in uncertificated form is unable to give the warranties set out in paragraph 3 of Section D below, but nevertheless can provide satisfactory evidence to Titan International that he is able to accept the Offer in compliance with all relevant legal and regulatory requirements, he may only purport to accept the Offer by sending (or if a CREST Sponsored Member, procuring that his CREST Sponsor sends) both (i) a TTE instruction to a designated escrow balance detailed below (a “Restricted Escrow Transfer”) and (ii) one or more valid ESA instructions (a “Restricted ESA Instruction”). Such purported acceptance will not be treated as a valid acceptance unless both the Restricted Escrow Transfer and the Restricted ESA Instruction settle in CREST and Titan International decides, in its absolute discretion, to exercise its right described in paragraph 6.8 below to waive, vary or modify the terms of the Offer relating to Overseas Shareholders, to the extent required to permit such acceptance to be made, in each case during the acceptance period set out in paragraph 1 above. If Titan International accordingly decides to permit such acceptance to be made, the Receiving Agent will on behalf of Titan International accept the purported acceptance as an Electronic Acceptance on the terms of this document (as so waived, varied or modified) by transmitting in CREST a receiving agent accept (AEAN) message. Otherwise, Computershare will, on behalf of Titan International, reject the purported acceptance by transmitting in CREST a receiving agent reject (AEAD) message.
Each Restricted Escrow Transfer must, in order for it to be valid and settle, include the following details:
–    the ISIN for the Titan Europe Shares;
–    the number of Titan Europe Shares in respect of which the Offer is to be accepted;
–    the Member Account ID and Participant ID of the Titan Europe Shareholder;
–    the Participant ID of the Escrow Agent. This is 3RA18;
–    the Member Account ID of the Escrow Agent specific to a Restricted Escrow Transfer. This is
RESTRICT;
–    the intended settlement date.
Each Restricted ESA instruction must, in order for it to be valid and settle, include the following details:
–    the ISIN for the Titan Europe Shares;
–    the number of Titan Europe Shares relevant to the Restricted ESA instruction;
–    the Member Account ID and Participant ID of the accepting Titan Europe Shareholder;
–    the Member Account ID and the Participant ID of the Escrow Agent set out in the Restricted
Escrow Transfer;
–    the transaction reference number of the Restricted Escrow Transfer to which the Restricted ESA instruction relates;
–    the intended settlement date; and
–    the corporate action number for the Offer.
6.8 The provisions of this paragraph 6 and any other terms of the Offer relating to Overseas Shareholders may be waived, varied or modified as regards specific Titan Europe Shareholders or on a general basis by Titan International in its absolute discretion but only if Titan International is satisfied that such waiver, variance or modification will not constitute a breach of any applicable securities or other law. In particular, but without limitation, Titan International reserves the right to arrange for the sale of New Titan International Shares to which Overseas Shareholders may otherwise be entitled pursuant to the Offer or the Companies Act, and to remit the cash proceeds of such sale, net of expenses, to Overseas

Shareholders instead. Titan International will have no obligations whatsoever in relation to the timing of such sales or the price obtained and such sales may be made individually or together with other shares to which such provisions apply. In such circumstances, a signed Form of Acceptance will constitute the irrevocable appointment of the Attorney as the relevant Titan Europe Shareholder’s agent to effect such sale as his agent with full power and authority (including power to delegate) to do all such things as may be necessary for or ancillary to such purpose.
6.9 If any written notice purporting to withdraw an acceptance in accordance with paragraph 3 above is received in an envelope postmarked in, or which otherwise appears to Titan International or its agents to have been sent from any Restricted Jurisdiction whose laws may have been violated by the acceptance, Titan International reserves the right, in its absolute discretion, to treat that notice as being valid.
6.10 Neither Titan International nor its advisers nor any person acting on behalf of any of them shall have any liability to any person for any loss or alleged loss arising from any decision as to the treatment of acceptances of the Offer on any of the bases set out above or otherwise in connection therewith.
6.11 The provisions of this paragraph 6 supersede any terms of the Offer inconsistent with them.
6.12 References in this paragraph 6 to a Titan Europe Shareholder shall include references to the person or persons executing a Form of Acceptance and, in the event of one or more persons executing a Form of Acceptance, the provisions of this paragraph 6 shall apply to them jointly and to each of them.
6.13 Overseas Shareholders should inform themselves about and observe any applicable legal or regulatory requirements. If you are in any doubt about your position, you should consult your professional adviser in the relevant jurisdiction.

Section C: Form of Acceptance in relation to Titan Europe Shares in certificated form
This Section C only applies to Titan Europe Shares held in certificated form. If you hold all your Titan Europe Shares in uncertificated form, you should read Section D instead of this Section.
For the purposes of this Section C and the Form of Acceptance, the phrase “Titan Europe Shares comprised in the acceptance” shall mean the number of Titan Europe Shares inserted in Box 2 of the Form of Acceptance or, if no number is inserted or a number greater than such Titan Europe Shareholder’s registered holding is inserted, the greater of:

(a)
the relevant Titan Europe Shareholder’s entire holding of Titan Europe Shares as disclosed by details of the register of members made available to the Receiving Agent prior to the time the relevant Form of Acceptance is processed by it;

(b)
the relevant Titan Europe Shareholder’s entire holding of Titan Europe Shares as disclosed by details of the register of members made available to the Receiving Agent prior to the latest time for receipt of Forms of Acceptance which can be taken into account in determining whether the Offer is unconditional as to acceptances; and

(c)	the number of Titan Europe Shares in respect of which certificate(s), or an indemnity in lieu, is received.
Each Titan Europe Shareholder by whom, or on whose behalf, the Form of Acceptance is executed and received by the Receiving Agent or by or on behalf of Titan International or the Receiving Agent, irrevocably undertakes, represents, warrants and agrees to and with Titan International, Seymour Pierce and the Receiving Agent (so as to bind him, his executors, personal representatives, heirs, successors and assignees) that:

1.	the execution of the Form of Acceptance and its delivery to the Receiving Agent shall constitute, subject to the provisions of paragraph 6 of Section B above:
1.1 an acceptance or deemed acceptance of the Offer in respect of the number of Titan Europe Shares inserted or deemed inserted in Box 2 of the Form of Acceptance;
1.2 if no Boxes are completed or if Box 2 of the Form of Acceptance is left blank or a number greater than such shareholder’s registered holding appears in Box 1 and the Form of Acceptance is signed, or the Form of Acceptance is otherwise completed incorrectly but is signed, an acceptance by such shareholder of the Offer in respect of the total number of Titan Europe Shares comprised in the acceptance; and
1.3 an authority to Titan International or its agents to execute any further documents and give any further assurances which may be required in connection with any of the foregoing and an undertaking to execute all or any further documents and/or give any such further assurances as may be required to enable Titan International to obtain the full benefit of this Section C and/or to perfect any of the authorities expressed to be given under this Section C, in each case on and subject to the terms and conditions set out in this document and the Form of Acceptance and that, subject to the rights of withdrawal set out in paragraph 3 of Section B above, each such acceptance shall be irrevocable;

2.
such Titan Europe Shareholder has the right to dispose of the Titan Europe Shares comprised in the acceptance and that the Titan Europe Shares comprised in the acceptance are sold fully paid and with full title guarantee free from all liens, charges, encumbrances and other third party rights and other interests and together with all rights now and in the future attaching to them including the right to receive and retain all dividends, interest and other distributions declared, made or paid in the future;

3.	unless “No” is put in Box 5 of the Form of Acceptance, such shareholder:
3.1 has not received or sent, in whole or in part, copies or originals of this document, a Form of Acceptance or any related offer documents in, into or from any Restricted Jurisdiction where such actions may constitute (or result in the Offer constituting) a breach of any legal or regulatory requirements; has not otherwise utilised in connection with the Offer, directly or indirectly, the mails or any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or any facilities of a national securities exchange, of any Restricted Jurisdiction;

3.2 was outside a Restricted Jurisdiction as is referred to in paragraph 3.1 above when the Form of Acceptance was sent and at the time of accepting the Offer, is not an agent or fiduciary acting on a non discretionary basis for a principal, unless such principal has given all instructions with respect to the Offer from outside a Restricted Jurisdiction, is not acquiring the New Titan International Shares for purposes of resale directly or indirectly to a person within any Restricted Jurisdiction, is accepting the Offer from outside a Restricted Jurisdiction, or for any person who he/she has reason to believe has in mind the offer, sale, delivery or distribution, directly or indirectly of any New Titan International Shares in or into a Restricted Jurisdiction and is lawfully entitled to receive New Titan International Shares under the laws of any jurisdiction to which he/she is subject; and
3.3 if an Overseas Shareholder, has observed the laws of all relevant jurisdictions, obtained any requisite governmental or other consents, complied with all requisite formalities, paid any issue, transfer or other taxes or duties due from him/her in each case in connection with such acceptance in any such jurisdiction and has not taken or omitted to take any action which will or may result in Titan International, Seymour Pierce, the Receiving Agent or any other person acting in breach of the legal or regulatory requirements of any jurisdiction in connection with the Offer or his/her acceptance of the Offer;

4.
the execution of the Form of Acceptance and its receipt by the Receiving Agent constitutes, subject to the Offer becoming or being declared wholly unconditional and to an accepting Titan Europe Shareholder not having validly withdrawn his acceptance, the irrevocable separate appointment of the Attorney as such shareholder’s attorney and/or agent, and an irrevocable instruction to the Attorney:

4.1 to complete and execute all or any form(s) of transfer and/or any other document(s) at the Attorney’s discretion in relation to the Titan Europe Shares referred to in paragraph 1 above in respect of which an accepting Titan Europe Shareholder has not validly withdrawn his acceptance in favour of Titan International or such other person or persons as Titan International or its agents may direct and to deliver such form(s) of transfer and/or other document(s) at the Attorney’s discretion together with the certificate(s) and or other document(s) relating to the Acceptance Shares for registration within four months of the Offer becoming wholly unconditional; and
4.2 to execute all such other documents and to do all such other acts and things as may in the opinion of such Attorney be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and, if applicable, any election under it and in order to vest in Titan International or its nominee(s) the Acceptance Shares;

5.
the execution of the Form of Acceptance and its receipt by the Receiving Agent constitutes, subject to the Offer becoming or being declared wholly unconditional, a separate irrevocable authority and request (subject to paragraph 6 of Section B above):

5.1 to Titan Europe or its agents, to procure the registration of the transfer of the Titan Europe Shares pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to Titan International or as it may direct;
5.2 to the Attorney to procure the despatch by post (or by such other method as may be approved by the Panel) of a document of title for any New Titan International Shares as to which an accepting Titan Europe Shareholder becomes entitled pursuant to his acceptance of the Offer (and at the risk of such person) to the person whose name and address (outside a Restricted Jurisdiction where such actions may constitute (or result in the Offer constituting) a breach of any legal or regulatory requirements) is set out in Box 6 of the Form of Acceptance, or if none is set out, to the first- named holder at his registered address (outside a Restricted Jurisdiction).
5.3 to Titan International or its agents, to record and act upon any instructions with regard to payments or notices or dividend mandates which have been entered in the records of Titan Europe in respect of such shareholder’s holding(s) of Titan Europe Shares as if such instructions had been given in respect of his holding of New Titan International Shares, except that if a Titan Europe Shareholder has existing Titan International Shares, the mandates, instructions and instruments in force for the existing Titan International Shares will supersede the mandates, instructions and instruments for the Titan Europe Shares.

6.
the execution of the Form of Acceptance and its receipt by the Receiving Agent will constitute, subject to the person accepting the Offer not having validly withdrawn his acceptance, the irrevocable appointment of the Attorney as such shareholder’s attorney and/or agent and with the authority to complete and/or execute any further documents and give any further assurances which may be required in connection with any of the foregoing;

7.
after the Offer has become or been declared wholly unconditional (or if the Offer will become or be declared wholly unconditional or lapse immediately upon the outcome of the resolution in question) and in such other circumstances as Titan International may request and the Panel may permit:

7.1 Titan International or its agents shall be entitled to direct the exercise of any votes and any or all other rights and privileges attaching to any Acceptance Shares (including the right to requisition the convening of a general meeting of Titan Europe or of any class of its shareholders);
7.2 the execution of the Form of Acceptance constitutes:
7.2.1 an authority to Titan Europe or its agents from the holder of Acceptance Shares to send any notice, warrant, circular, document or other communication which may be required to be sent to him/her as a member of Titan Europe (including any share certificate(s) and/or other document(s) of title issued as a result of conversion of such Titan Europe Shares into certificated form) in respect of the Acceptance Shares to Titan International at its registered office or at either of the addresses referred to in paragraph 3.1 of Section B above;
7.2.2 an irrevocable authority to Titan International or its agents from such holder to sign any consent to short notice of a general meeting or separate class meeting on his/her behalf and/or to execute (a) form(s) of proxy in respect of such Acceptance Shares appointing any person(s) nominated by Titan International, to attend general meetings and separate class meetings of Titan Europe or its members or any of them (and any adjournment) and to exercise the votes attaching to such Acceptance Shares on his behalf, such votes to be cast, where relevant, so far as possible to satisfy any outstanding condition of the Offer; and
7.2.3 the agreement of such shareholder not to exercise any of such rights without the consent of Titan International and the irrevocable undertaking of such shareholder not to appoint a proxy or proxies or a corporate representative for or to attend general meetings or separate class meetings of Titan Europe Shareholders (or any adjournment thereof);

8.
he/she will deliver or procure delivery to the Receiving Agent at either of the addresses referred to in paragraph 3.1 of Section B above, of his/her share certificate(s) and/or other document(s) of title in respect of Acceptance Shares which are in certificated form, or an indemnity acceptable to Titan International in lieu thereof, as soon as possible and in any event within four months of the Offer becoming or being declared wholly unconditional;

9.
the execution of the Form of Acceptance constitutes his or her irrevocable submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the exclusive jurisdiction of the courts of England or of such other court as Titan International, Seymour Pierce or the Receiving Agent may bring proceedings pursuant to paragraphs 5.20 or 5.21 of Section B above;

10.	the terms and conditions to the Offer in this document shall be deemed to be incorporated in, and form part of, the Form of Acceptance, which shall be read and construed accordingly;

11.
if he/she accepts the Offer, subject to the Offer becoming wholly unconditional, he/she shall promptly, following request by or on behalf of Titan International, do all such acts and things as shall, in the opinion of Titan International, Seymour Pierce or the Receiving Agent, be necessary or expedient to vest in Titan International, or its nominee(s) or such other person as Titan International may decide, the Acceptance Shares or to enable the Receiving Agent to perform its functions as escrow agent for the purposes of the Offer; and accordingly grants power(s) of attorney and authorities on the terms conferred by or referred to in these paragraphs which are given by way of security for the performance of the obligations of such shareholder and which are irrevocable (in respect of powers of attorney, in accordance with section 4 of the Powers of Attorney Act 1971);

12.
he/she agrees to ratify each and every act or thing which may be done or effected by Titan International, Seymour Pierce or the Receiving Agent or their respective directors or agents, as the case may be, in the exercise of any of his/her or their respective powers and/or authorities hereunder and to indemnify each such person from losses arising there from;

13.
if any provisions of Section B or this Section C shall be unenforceable or invalid or shall not operate to afford Titan International, Titan Europe, Seymour Pierce or the Receiving Agent or their respective directors or agents the benefit of the authority expressed to be given therein, he/she will with all practicable speed do all such acts and things and execute all such documents that may be required by them to enable them or any of them to secure the full benefit of Section B and this Section C; and
14. he/she agrees that he/she does not expect Seymour Pierce to have any duties or responsibilities towards him/her comparable or similar to those imposed by the FSA’s rules requiring best execution and suitability and that in respect of the Offer he/she is not and will not be a client of Seymour Pierce.
References in this Section C to a Titan Europe Shareholder shall include references to the person or persons executing a Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, the provisions of this Section C shall apply to them jointly and to each of them. On execution, the Form of Acceptance shall take effect as a deed.

Section D: Acceptance in relation to Titan Europe Shares in uncertificated form
This Section D only applies to Titan Europe Shares held in uncertificated form. If you hold all your Titan Europe Shares in certificated form, you should read Section C instead of this Section.
For the purposes of this Section D, the phrase “Titan Europe Shares comprised in the acceptance” means, in respect of any Titan Europe Shares held in uncertificated form, the number of Titan Europe Shares that are transferred by the relevant Titan Europe Shareholder to his/her escrow account by means of a TTE instruction.
Each Titan Europe Shareholder by whom, or on whose behalf, a CREST Electronic Acceptance is made, irrevocably undertakes, represents, warrants and agrees to and with Titan International, Seymour Pierce and the Receiving Agent (so as to bind him, his executors, personal representatives, heirs, successors and assignees) that:

1.	the CREST Electronic Acceptance shall constitute, subject to the provisions of paragraph 6 of Section B above:
1.1 an acceptance of the Offer in respect of the Titan Europe Shares comprised in the acceptance to which a TTE instruction relates; and
1.2 an authority to Titan International or its agents to execute any further documents and give any further assurances which may be required in connection with any of the foregoing and an undertaking to execute all or any further documents and/or give any such further assurances as may be required to enable Titan International to obtain the full benefit of this Section D and/or to perfect any of the authorities expressed to be given under this Section D;
in each case on and subject to the terms and conditions set out in this document and that, subject to the rights of withdrawal set out in paragraph 3 of Section B above, each such acceptance shall be irrevocable;

2.
such Titan Europe Shareholder has the right to dispose of the Titan Europe Shares comprised in the acceptance and that the Titan Europe Shares comprised in the acceptance are sold fully paid and with full title guarantee free from all liens, charges, encumbrances and other third party rights and other interests and together with all rights now and in the future attaching to them including the right to receive and retain all dividends, interest and other distributions declared, made or paid in the future;

3.
unless he/she sends a Restricted Escrow Transfer and a Restricted ESA Instruction (each as defined in paragraph 6.7 of Section B above) which is accepted by a receiving agent accept (AEAN) message pursuant to paragraph 6.7 of Section B above, such Titan Europe Shareholder:

3.1 has not received or sent, in whole or in part, copies or originals of this document, a Form of Acceptance or any related offer documents in, into or from any Restricted Jurisdiction; has not otherwise utilised in connection with the Offer, directly or indirectly, the mails or any means or instrumentality (including, without limitation, facsimile, telex, telephone or email) of interstate or foreign commerce of, or any facilities of a national securities exchange, of any Restricted Jurisdiction;
3.2 was outside a Restricted Jurisdiction when the relevant TTE instruction(s) was inputted and settled, is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such principal has given all instructions with respect to the Offer from outside a Restricted Jurisdiction, no TTE instruction(s) has been sent in, into or from any Restricted Jurisdiction or signed in a Restricted Jurisdiction and such shareholder is accepting the Offer from outside a Restricted Jurisdiction and is not accepting the Offer for a Restricted Overseas Person for whom such shareholder is acting on a non-discretionary basis; and
3.3 if an Overseas Shareholder, he/she has observed the laws of all relevant jurisdictions, obtained any requisite governmental or other consents, complied with all requisite formalities and paid any issue, transfer or other taxes or duties due from him/her in each case in connection with such acceptance in any such jurisdiction and that he/she has not taken or omitted to take any action which will or may result in Titan International, Seymour Pierce, any Receiving Agent or any other person acting in breach of the legal or regulatory requirements of any jurisdiction in connection with the Offer or his/her acceptance of the Offer;

4.
the CREST Electronic Acceptance constitutes, subject to the Offer becoming or being declared wholly unconditional and to an accepting Titan Europe Shareholder not having validly withdrawn his acceptance, the irrevocable separate appointment of the Attorney as such shareholder’s attorney and/or agent, and an irrevocable instruction to the Attorney to do all such acts and things as may in the opinion of such Attorney be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and, if applicable, any election under it and in order to vest in Titan International or its nominee(s) the Acceptance Shares;

5.
the CREST Electronic Acceptance constitutes, subject to the Offer becoming or being declared wholly unconditional, the irrevocable appointment of the Receiving Agent as such shareholder’s attorney and/or agent and with the authority to (subject to paragraph 6 of Section B above):

5.1 save where the relevant Titan Europe Shareholder has made a valid election otherwise, issue any New Titan International Shares to which such Titan Europe Shareholder is entitled to the securities deposit account of CREST Depository Nominees Limited’s name, CREST International Nominees Limited (the nominee entity of Euroclear UK & Ireland Limited) as nominee for CREST International Nominees in consideration for the issue by CREST Depositary Limited of Titan International CDIs representing such New Titan International Shares to such Titan Europe Shareholder;
5.2 to procure that CREST International Nominees Limited is entered in the register of Titan International in respect of the New Titan International Shares in which he is entitled under the Offer in consideration of the issue by CREST Depositary Limited of Titan International CDIs representing such New Titan International Shares to the relevant Titan Europe Shareholder; and
5.3 to Titan International or its agents, to record and act upon any instructions with regard to payments or notices or dividend mandates which have been entered in the records of Titan Europe in respect of such shareholder’s holding(s) of Titan Europe Shares as if such instructions had been given in respect of his holding of New Titan International Shares except that if a Titan Europe Shareholder has existing Titan International Shares, the mandates, instructions and instruments in force for the existing Titan International Shares will supersede the mandates, instructions and instruments for the Titan Europe Shares;

6.
the CREST Electronic Acceptance will constitute, subject to the person accepting the Offer not having validly withdrawn his acceptance, the irrevocable appointment of the Receiving Agent as such shareholder’s attorney and/or agent and with the authority to complete and/or execute any further documents and give any further assurances which may be required in connection with any of the foregoing;

7.
after the Offer has become or been declared wholly unconditional (or if the Offer will become or be declared wholly unconditional or lapse immediately upon the outcome of the resolution in question) and in such other circumstances as Titan International may request and the Panel may permit:

7.1 Titan International or its agents shall be entitled to direct the exercise of any votes and any or all other rights and privileges attaching to any Acceptance Shares (including the right to requisition the convening of a general meeting of Titan Europe or of any class of its shareholders);
7.2 The CREST Electronic Acceptance constitutes;
7.2.1 an authority to Titan Europe or its agents from the holder of Acceptance Shares to send any notice, warrant, circular, document or other communication which may be required to be sent to him/her as a member of Titan Europe (including any share certificate(s) and/or other document(s) of title issued as a result of conversion of such Titan Europe Shares into certificated form) in respect of the Acceptance Shares to Titan International at its registered office or at either of the addresses referred to in paragraph 3.1 of Section B above;
7.2.2 an irrevocable authority to Titan International or its agents from such holder to sign any consent to short notice of a general meeting or separate class meeting on his/her behalf and/or to execute (a) form(s) of proxy in respect of such Acceptance Shares appointing any person(s) nominated by Titan International to attend general meetings and separate class meetings of Titan Europe or its members or any of them (and any adjournment) and to exercise the votes attaching to such Acceptance Shares on his behalf, such votes to be cast, where relevant, so far as possible to satisfy any outstanding condition of the Offer; and
7.2.3 the agreement of such shareholder not to exercise any of such rights without the consent of Titan International and the irrevocable undertaking of such shareholder not to appoint a proxy or proxies or a corporate representative for or to attend general meetings or separate class meetings of Titan Europe Shareholders (or any adjournment);

8.
the CREST Electronic Acceptance constitutes the irrevocable appointment of the Receiving Agent as such shareholder’s attorney and/or agent and an irrevocable instruction and authority to the attorney and/or agent:

8.1 subject to the Offer becoming or being declared wholly unconditional and to such shareholder not having validly withdrawn his acceptance, to transfer to itself (or to such other person or persons as Titan International or its agents may direct) by means of CREST all or any of the Relevant Titan Europe Shares (as defined below) (but not exceeding the number of Titan Europe Shares comprised in the acceptance); and
8.2 if the Offer does not become wholly unconditional, to give instructions to Euroclear, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Offer), to transfer all Relevant Titan Europe Shares to the original available balance of the accepting shareholders. For the purposes of this paragraph 8 “Relevant Titan Europe Shares” means Titan Europe Shares in uncertificated form and in respect of which a transfer or transfers to escrow has or have been effected pursuant to the procedures described in paragraph 20(b) of Part II of this document and where the transfer(s) to escrow was or were made in respect of Titan Europe Shares held under the same member account ID and participant ID as the member account ID and participant ID relating to the CREST Electronic Acceptance concerned;

9.
if, for any reason, any Titan Europe Shares in respect of which a TTE instruction has been effected in accordance with paragraph 20(b) of Part II of this document are converted to certificated form, he/she will (without prejudice to paragraph 7.2 above), immediately deliver or procure the immediate delivery of the share certificates or other documents of title in respect of all such Titan Europe Shares as so converted to the Receiving Agent at the address referred to in paragraph 3.1 of Section B above or as Titan International or its agents may direct and he shall be deemed upon conversion to undertake, represent, warrant and agree in the terms set out in Section C above in relation to such Titan Europe Shares without prejudice to the application of this Section D so far as Titan International deems appropriate;

10.
the making of a CREST Electronic Acceptance constitutes his or her irrevocable submission, in relation to all matters arising out of the Offer and the CREST Electronic Acceptance, to the exclusive jurisdiction of the courts of England or of such other court as Titan International, Seymour Pierce or any Receiving Agent may bring proceedings pursuant to paragraphs 5.20 or 5.21 of Section B above;

11.	the terms and conditions to the Offer in this document shall be deemed to be incorporated in, and form part of, the CREST Electronic Acceptance, which shall be read and construed accordingly;

12.
if he/she accepts the Offer, subject to the Offer becoming wholly unconditional, he/she shall promptly, following request by or on behalf of Titan International, do all such acts and things as shall, in the opinion of Titan International, Seymour Pierce or the Receiving Agent, be necessary or expedient to vest in Titan International, or its nominee(s) or such other person as Titan International may decide, the Acceptance Shares or to enable the Receiving Agent to perform its functions as escrow agent for the purposes of the Offer;

13.
by virtue of the CREST Regulations, the making of a CREST Electronic Acceptance constitutes an irrevocable power of attorney by the relevant Titan Europe Shareholder in the terms of all the powers and authorities expressed to be given by Section B, this Section D and (where applicable by virtue of paragraph 9 above) Section C to Titan International, Seymour Pierce and the Receiving Agent and any of their respective directors or agents;

14.
he/she agrees to ratify each and every act or thing which may be done or effected by Titan International, Seymour Pierce or the Receiving Agent or their respective directors or agents, as the case may be, in the exercise of any of his/her or their respective powers and/or authorities hereunder and to indemnify each such person from losses arising there from;

15.
if any provisions of Section B or this Section D shall be unenforceable or invalid or shall not operate to afford Titan International, Titan Europe, Seymour Pierce or the Receiving Agent or their respective directors or agents the benefit of the authority expressed to be given therein, he/she will with all practicable speed do all such acts and things and execute all such documents that may be required by them to enable them or any of them to secure the full benefit of Section B and this Section D; and

16. he/she agrees that he/she does not expect Seymour Pierce to have any duties or responsibilities towards him/her comparable or similar to those imposed by the FSA’s rules requiring best execution and suitability and that in respect of the Offer he/she is not and will not be a client of Seymour Pierce.
References in this Section D to a “Titan Europe Shareholder” shall include references to the person or persons making a CREST Electronic Acceptance.

Section E: Titan International Shares and Titan International CDIs
This section sets out brief details of the rights attaching to the Titan International Shares. Titan International CDIs (dematerialised depositary interests representing New Titan International Shares) are set out in paragraph 20(a)-(f) of Part II of this document details of which may be received by certain Titan Europe Shareholders (other than those who hold their Titan Europe Shares in certificated form or certificated form who are resident in any CSN Restricted Jurisdiction and who do not provide details of the Participant ID and Member Account ID of a CREST Member through whom an account is held on the relevant Form of Acceptance) accepting the Offer pursuant to this document. A fuller summary of the articles of incorporation and bylaws of Titan International is included in Part 13 of the Prospectus Equivalent Document.
Rights attaching to Titan International Shares Voting rights
The Titan International Shareholders are entitled to one vote per Titan International Share. The right to vote requires either the registration in the Titan International’s share register or the holding of a written proxy by the shareholder on record.
Capitalisation
Titan International’s authorized capital stock consists of 120 million shares of Titan International Shares, and 4 million shares of preferred stock, no par value per share. As of 30 June 2012, 42,287,932 Titan International Shares were outstanding and 1,805,065 shares were held in Titan International’s treasury. No shares of Titan International’s preferred stock are outstanding. The following descriptions of Titan International’s capital stock and certain provisions of its amended restated articles of incorporation are a summary.
Titan International Shares
The issued and outstanding shares of Titan International’s Shares are validly issued, fully paid, and non-assessable. Holders of shares of Titan International’s Shares are entitled to receive dividends if the Board of Titan International decides to declare any dividends. The Titan International Shares are neither redeemable nor convertible. Upon liquidation, dissolution, or winding up of Titan International, holders of Titan International Shares are entitled to receive, pro rata, Titan International’s assets that are legally available for distribution, after payment of all debts and other liabilities. Each outstanding Titan International Share is entitled to one vote on all matters submitted to a vote of shareholders. Titan International’s amended restated articles of incorporation do not allow for cumulative voting in the election of directors.
Preferred stock
Titan International’s amended restated articles of incorporation authorised the issuance of four million shares of preferred stock, no par value per preference share. The Board of Titan International is authorised to provide for the issuance of shares of preferred stock in one or more series, and to fix for each series voting rights, if any, designation, preferences and relative, participating, optional or other special rights and such qualifications, limitations, or restrictions as provided in a resolution or resolutions adopted by the Board of Titan International.
Options and Convertibles
As of 30 June 2012, 1,188,499 Titan International Shares are issuable upon exercise of options that are outstanding under its Non-Employee Director Stock Option Plan and 2005 Equity Incentive Plan. The maximum number of Titan International Shares that may be issued under the 2005 Equity Incentive Plan is 4,200,000. Titan International has some convertible notes outstanding details of which are set out in paragraph 9.4 of part IX of this document.
Special meetings of stockholders
Titan International’s by-laws provide that special meetings of its stockholders may be called only by its chairman of the board, president, the Board of Titan International or by the holders of not less than one-fifth of all the outstanding shares entitled to vote on the matter for which the meeting is being called or the purpose or purposes stated in the meeting notice.
Authorised but unissued shares
The authorised but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, except as required under applicable law or the rules of the New York Stock Exchange. These additional shares may be utilised for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.
Transfer agent and registrar
The transfer agent and registrar for Titan International’s common stock is Computershare Trust Company North America.
General
The registered holder of the New Titan International Shares represented by Titan International CDIs will be CREST International Nominees Limited, who will hold Titan International CDIs in DTC as nominee for CREST Depository Limited. CREST Depository Limited will hold those New Titan International Shares on trust (as bare trustee under English law).
If you are in any doubt about the rights attaining to the Titan International Shares or the Titan International CDIs you should consult an independent adviser.

PART IV

FINANCIAL EFFECTS OF ACCEPTANCE OF THE OFFER
The following table shows, for illustrative purposes only, and on the bases and assumptions set out in the notes below, the financial effects of acceptance of the Offer on capital value and investment income for an accepting holder of 1,100 Titan Europe Shares on the Offer becoming or being declared wholly unconditional:

a.	Capital Value
Capital Value (f)
Notes (unaudited)
Market value of 1,100 Titan Europe Shares    (i)    1,223.75
Market value of 100 New Titan International Shares    (ii)    1,250.62
Increase in capital value    26.87
Percentage increase in capital value    2.20

b.	Income
Notes    Income (f)
Income received in respect of Titan Europe Shares    (iii)    Nil
Income received in respect of Titan International Shares    (iv), (vii)    1.26
Notes:

(i)	The market value of Titan Europe Shares is based on the Closing Price of a Titan Europe Share of 111.25 pence on 13 September 2012 (the last practicable date prior to the date of this document).

(ii)
The market value of the New Titan International Shares is based on the Closing Price of a Titan International Share of US$20.03 and an exchange rate of US$1.6016 to £1.00 based on the noon buying rate in New York City for cable transfer in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on 13 September 2012 (the last practicable date prior to the date of this document).

(iii)	Titan Europe has not declared or paid a dividend in respect of the year ending 31 December 2011.

(iv)
Income has been calculated on the basis of Titan International Shares dividends of, in aggregate $0.02 paid quarterly in respect of the year ending 31 December 2011 on 15 April 2011, 15 July 2011, 15 October 2011 and 16 January 2012.

(v)	No account has been taken of any potential liability to taxation.

(vi)
Fractions of New Titan International Shares will not be allotted or issued to Titan Europe Shareholders who accept the Offer (including such holders who are deemed to accept the Offer) and their entitlement in respect of the fractions will be satisfied pro rata by a payment in cash to their holding on the basis of the value of the Offer (subject to a minimum payment of £5.00).

(vii)	Based upon the exchange rates prevailing (source: Bloomberg) at the close of business immediately prior to the payment of the dividend.

PART V

FINANCIAL INFORMATION ON TITAN INTERNATIONAL
The audited consolidated financial statements of Titan International for the three years ended 31 December 2009, 31 December 2010 and 31 December 2011 and the unaudited consolidated financial statements for the six months ended 30 June 2012 have been published and are available free of charge on Titan International’s website www.titan-intl.com.
Each of such financial statements are incorporated into this document by reference to such website in accordance with Rule 24.15 of the City Code.
Hard copies of the above-referenced financial information will not be sent to recipients of this document unless specifically requested. Recipients of this document may request hard copies of the above-referenced financial information of Titan International by writing to Computershare at Corporate Actions Projects, Bristol BS99 6AH or by telephoning Computershare on 0870 707 1361 from within the United Kingdom or +44 (0)870 707 1361 if calling from outside the United Kingdom. Relevant documents will be posted within two Business Days of receipt of such a request.
Save as expressly referred to herein, neither the content of Titan International’s website, nor the content of any other website accessible from hyperlinks on Titan International’s website, is incorporated into or forms part of this document.

PART VI

FINANCIAL INFORMATION ON TITAN EUROPE
The audited consolidated financial statements of Titan Europe for the three years ended 31 December 2009, 31 December 2010 and 31 December 2011 and the unaudited consolidated financial statements for the six months ended 30 June 2012 have been published and are available free of charge on Titan Europe’s website www.titaneurope.com.
Each of such financial statements are incorporated into this document by reference to such website in accordance with Rule 24.15 of the City Code.
Hard copies of the above-referenced financial information will not be sent to recipients of this document unless specifically requested. Recipients of this document may request hard copies of the above-referenced financial information by writing to Computershare at Corporate Actions Projects, Bristol BS99 6AH or by telephoning Computershare on 0870 707 1361 from within the United Kingdom or +44 (0)870 707 1361 if calling from outside the United Kingdom. Relevant documents will be posted within two Business Days of receipt of such a request.
Save as expressly referred to herein, neither the content of Titan Europe’s website nor the content of any other website accessible from hyperlinks on Titan Europe’s website is incorporated into or forms part of this document.

PART VII

PROFIT FORECAST
PART A: PROFIT FORECAST FOR THE TITAN INTERNATIONAL GROUP FOR THE YEAR ENDING 31 DECEMBER 2012
The Profit Forecast below includes forward-looking statements about our expected results and operations. Titan Europe Shareholders and potential investors should read important information – Forward-looking statements Prospectus Equivalent Document for a discussion of the risks and uncertainties related to those statements and should also read Risk Factors Prospectus Equivalent Document for a discussion of certain factors that may affect the business, results of operations or financial condition of the Titan International Group or the Combined Group.
Morry Taylor, CEO of Titan International made the following public statement on 9 December 2011: “Assuming little change in raw material costs, I forecast Titan sales to range $1.7 billion to $1.9 billion for 2012. This sales range is projected to generate an EBITDA from $225 million to $300 million”.
EBITDA is defined as net earnings attributable to Titan International, before interest, taxation, depreciation, amortisation.
The statement regarding EBITDA for the year ending 31 December 2012 remains valid and constitutes a profit forecast for the purposes of Rule 28 3(b) of the City Code.
Basis of preparation
The Profit Forecast has been prepared on a basis consistent with the accounting policies adopted by Titan International which are in accordance with US GAAP and are in accordance with those adopted in the preparation of the interim financial statements for the six months ended 30 June 2012 and those expected to be adopted in the financial statements for the year ending 31 December 2012.
The Profit Forecast is based on the Titan International Group’s budget for the year ending 31 December 2012 but does not include any impact on the financial statements if the Offer becomes wholly unconditional and excludes any costs related to the Offer.
Assumptions
The Titan International Directors prepared the Profit Forecast on the basis of the following assumptions:
Factors outside the influence or control of the Titan International Directors

(i)
there will not be any changes in general trading conditions, economic conditions, competitive environment, or levels of demand, in the countries in which Titan International operates or trades which would materially affect Titan International’s business;

(ii)	there will be no material cancellations in respect of orders currently placed with Titan International;

(iii)
there will be no business interruptions that materially affect Titan International, its major suppliers or major customers by reason of technological faults, natural disasters, industrial disruption, civil disturbance or government action;

(iv)	there will be no material change in legislation (including taxation) or regulatory requirements impacting Titan International’s operations or its accounting policies;

(v)
the estimated effective tax rate remains constant. This rate assumes that the nature (jurisdiction and character) of Titan International’s annual income would remain consistent through 31 December 2012;

(vi)	there will be no material exchange rate fluctuations.

Factors within the influence or control of the Titan International Directors

(i) there will be no material change in the current management team or operational strategy of Titan
International, nor of the ownership or control of the business.

PART B: REPORT ON PROFIT FORECAST

Transaction Advisory Services
Grant Thornton UK LLP
30 Finsbury Square
London EC2P 2YU
T+44 (0)20 7333 5100
T+44 (0)20 7194 4301
www.grant-thornton.co.uk

The Directors
Titan International, Inc.
2701 Spruce Street
Quincy
Illinois 62301
USA

14 September 2012

Dear Sirs
Titan International Inc (the “Company”) - Report on a Profit Forecast
We report on the profit forecast comprising the Company's statement issued on 9 December 2011 that the EBITDA of Titan International Inc (“the Company”) and its subsidiaries (together “the Group”) for the year ending 31 December 2012 will be in the range $225 million to $300 million (the “Profit Forecast”).
The Profit Forecast and the material assumptions upon which it is based, are set out in on Part A of Part VII of the Company's Offer Document (“the Offer Document”) issued by the Company dated 14 September 2012. This report in the Offer Document is required by Rule 28.3(b) of the City Code and is given for the purpose of complying with that Rule 28.3(b) of the City Code and for no other purpose.
Responsibilities
Save for any responsibility arising under Rule 28.3(b) of the City Code to any person as and to the extent there provided, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with this report or our statement, required by and given solely for the purposes of complying with Rule 28.3(b) of the City Code consenting to its inclusion in the Offer Document.
It is the responsibility of the directors of the Company to prepare the Profit Forecast in accordance with the requirements of Rule 28.3(b) of the City Code.
It is our responsibility to form an opinion as required by Rule 28.3(b) of the City Code as to the proper compilation of the Profit Forecast and to report that opinion to you.
Basis on Preparation of the Profit Forecast
The Profit Forecast has been prepared on the basis stated in Part A of Part VII of the Offer Document and is based on the Group's budget for the year ending 31 December 2012. The Profit Forecast is required to be presented on a basis consistent with the accounting policies of the Group.
Basis of opinion
We conducted our work in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. Our work included evaluating the basis on which the historical financial information included in the Profit Forecast has been prepared and considering whether the Profit Forecast has been accurately computed based upon the disclosed assumptions and the accounting policies of the Group. Whilst the assumptions upon which the Profit Forecast are based are solely the responsibility of the Directors, we considered whether anything came to our attention to indicate whether any of the assumptions adopted by the Directors which, in our opinion, are necessary for a proper understanding of the Profit Forecast have not been disclosed and whether any material assumption made by the Directors appears to us to be unrealistic.

We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Profit Forecast has been properly compiled on the basis stated.
Since the Profit Forecast and the assumptions on which it is based relate to the future and may therefore be affected by unforeseen events, we can express no opinion as to whether the actual results reported will correspond to those shown in the Profit Forecast and differences may be material.
Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in the United States of America or other jurisdictions and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.
Opinion
In our opinion, the Profit Forecast has been properly compiled on the basis stated and the basis of accounting used is consistent with the accounting policies of the Group.
Yours faithfully
Grant Thornton UK LLP

PART C: REPORT BY SEYMOUR PIERCE TO TITAN INTERNATIONAL

To: The Directors
Titan International, Inc.
2701 Spruce Street
Quincy
Illinois 62301 United States
14 September 2012
Dear Sirs
Report on profit forecast by Titan International
We refer to the profit forecast comprising the information disclosed by Titan International in respect of the anticipated EBITDA range of Titan International for the year ending 31 December 2012 (the “Profit Forecast”) published in Titan International’s press release dated 9 December 2011.
We have discussed the Profit Forecast and the bases and assumptions on which it was made with you and with Grant Thornton. Titan International has confirmed to us that all information relevant to the Profit Forecast has been disclosed to us. We have relied upon the accuracy and completeness of all such information and have assumed such accuracy and completeness for the purposes of providing this letter to you. We have also discussed the accounting policies and basis of calculation for the Profit Forecast with you and with Grant Thornton and we have considered Grant Thornton’s letter dated 14 September 2012 addressed to you on this matter.
This letter is provided to you solely in connection with Rule 28.3(b) of the City Code on Takeovers and Mergers and for no other purpose. Accordingly, save for any responsibility that we may have to those persons to whom this letter is expressly addressed, no person can rely on the contents of this letter and to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any person for any loss suffered by any such person in respect of this letter or the work undertaken in connection with this letter.
On the basis of the foregoing, we consider that the Profit Forecast, for which you in your capacity as directors are solely responsible, has been made with due care and consideration.
Seymour Pierce Limited has given and not withdrawn its consent to the publication of the Profit Forecast with the inclusion of this letter and the references to its name in the form and context in which they appear.
Yours faithfully, for and on behalf of
Seymour Pierce Limited

PART VIII
TAXATION
United Kingdom Taxation General
The following paragraphs, which are intended as a general guide only, are based on current UK tax legislation and what is understood to be current HMRC practice both of which are subject to change, possibly with retrospective effect. They summarise certain limited aspects of the UK taxation treatment of the acceptance of the Offer and do not constitute legal or tax advice. These paragraphs relate solely to Titan Europe Shareholders who are resident and, in the case of individuals, ordinarily resident and domiciled in the UK for UK tax purposes and who are not resident for tax purposes in any other jurisdiction. These paragraphs relate solely to Titan Europe Shareholders who hold their Titan Europe Shares beneficially as an investment (other than under a personal equity plan or an individual savings account) and who have not (and are not deemed to have) acquired their Titan Europe Shares by virtue of an office or employment. In addition, the paragraphs below are not exhaustive and may not apply to certain classes of Titan Europe Shareholders such as (but not limited to) dealers in securities, broker dealers, insurance companies, collective investment schemes, persons who hold the Titan Europe Shares as part of hedging or conversion transactions, persons connected with Titan Europe, or persons who control or hold (either alone or together with one or more associated or connected persons) directly or indirectly 10 per cent. or more of the shares and/or voting power of Titan Europe. The paragraphs below also assume that Titan International is a body corporate not incorporated in the UK, that Titan International’s central management and control is not exercised in the UK, that there is no register, and that there will continue to be no register, in the UK in respect of the New Titan International Shares and that New Titan International Shares are not and will not be paired with shares issued by a body corporate incorporated in the UK.
Except in relation to the comments below under the heading “UK Stamp duty and UK Stamp Duty Reserve Tax” or where the context otherwise requires, references below to New Titan International Shares include references to Titan International CDIs.
If Titan Europe Shareholders or potential investors are in any doubt as to their tax position or if Titan Europe Shareholders or potential investors are or may be subject to tax in a jurisdiction other than the UK, such Titan Europe Shareholders or potential investors should consult their own professional advisers.
Special tax provisions may apply to Titan Europe Shareholders who have acquired or acquire their Titan Europe Shares by exercising options or awards under the Titan Europe Share Option Scheme, including provisions imposing a charge to income tax. This summary does not apply to such shareholders and such shareholders are advised to seek independent professional advice.
UK taxation of chargeable gains
For the purposes of UK tax on chargeable gains, the share-for-share exchange that would occur upon acceptance of the Offer should be regarded as a share reorganisation. Titan International and Titan Europe are treated as the same company and for chargeable gains purposes there is no disposal of the Titan Europe Shares or acquisition of the New Titan International Shares, but rather the New Titan International Shares are treated as the same asset as the Titan Europe Shares. The New Titan International Shares are deemed to have been acquired at the same time and for the same cost as the Titan Europe Shares. To the extent that a Titan Europe Shareholder alone, or together with persons connected with him, holds more than 5 per cent. of, any class of shares in or debentures of Titan Europe, the treatment described above should apply provided that the aforementioned share-for-share exchange is effected for bona fide commercial reasons and does not form part of a scheme of arrangement of which the main purpose or one of the main purposes is avoidance of liability to capital gains tax or corporation tax. Clearance from HM Revenue & Customs has not been sought on this point. If this treatment does not apply for any reason Titan Europe shareholders would be treated as disposing of their shares and acquiring new shares in Titan International. This may result in a chargeable gain or loss arising.
For Titan Europe Shareholders who are issued Titan International CDIs rather than New Titan International Shares, it is anticipated that the share reorganisation treatment described in the paragraph above will also be applicable. For share reorganisation treatment to be available, the Titan International CDIs must entitle the holder to beneficial ownership of the underlying New Titan International Shares to which the CDIs relate. Historically, it has been the position of HM Revenue & Customs that depositary receipt arrangements such as the Titan International CDIs gave the holder such beneficial ownership, but the recent case of HSBC Holdings and Bank of New York Mellon v HMRC TC/2009/16584 has raised concerns in this area. The case decided that the depositary receipt arrangements in question did not give the holders beneficial ownership of the underlying shares to which the depositary receipts related. The uncertainty that this case created caused HM Revenue & Customs to issue its Brief 14/12, This provided that where beneficial ownership of underlying shares cannot be conclusively determined by reference to the law governing the arrangements relating to the issue of depositary receipts, for UK tax purposes HM Revenue & Customs will regard the holder of a depositary receipt as beneficial owner of the underlying shares. For the Titan International CDIs, it is considered that the beneficial ownership of the New Titan International Shares which underlie the arrangements cannot be conclusively determined by reference to the law governing the Titan International CDIs. Consequently, in stating above that the UK capital gains tax share reorganisation treatment should be available to Titan Europe Shareholders who exchange their shares for Titan International CDIs, reliance is being placed on HM Revenue & Customs’ statement in Brief 14/12 and HM Revenue & Customs accepting that the CDIs display the characteristics required by Brief 14/12 such that in these circumstances it will treat the Titan Europe Shareholders as the beneficial owners of the New Titan International Shares represented by the Titan International CDIs. Clearance from HM Revenue & Customs has not been sought on this point, and should they not accept that the CDIs display the characteristics set out in Brief 14/12 the shareholders will be treated as having disposed of their original shares for capital gains tax purposes and a chargeable gain or loss may arise.
66
A disposal of New Titan International Shares by a UK tax resident Titan Europe Shareholder following completion of the Offer may give rise to a chargeable gain (or allowable loss) for the purposes of UK capital gains tax (“CGT”) (where the relevant Titan Europe Shareholder is an individual) or UK corporation tax on chargeable gains (where the relevant Titan Europe Shareholder is within the charge to UK corporation tax), depending on their circumstances and subject to any available exemption or relief. Any chargeable gain or allowable loss on a disposal of the New Titan International Shares should be calculated taking into account the original cost to the holder of acquiring the Titan Europe Shares in respect of which the New Titan International Shares were issued.
As regards a UK tax resident or ordinarily tax resident individual Titan Europe Shareholder, the principal factors that will determine the extent to which a gain will be subject to CGT are: (i) the extent to which he realises any other capital gains in the tax year of assessment in which the gain arises; (ii) the extent to which he has incurred capital losses in that or any earlier tax year of assessment; and (iii) the level of the annual allowance of tax-free gains in the tax year of assessment in which the disposal takes place.
Subject to the availability of any such exemptions, reliefs and/or allowable losses, a disposal of New Titan International Shares by individuals will generally be subject to CGT at the rate of 18 per cent. or 28 per cent., dependent on the total amount of taxable income. CGT at the rate of 28 per cent. will be chargeable to any capital gains arising to basic rate only taxpayers to the extent that the amount of the capital gain accruing to them, when added to their taxable income for the relevant tax year, exceeds the basic rate tax limit. For trustees and personal representatives (subject to any available exemptions, reliefs and/or allowable losses), a single rate of 28 per cent. will apply.
Subject to the availability of any exemptions, reliefs and/or allowable losses, a disposal of New Titan International Shares by companies subject to UK corporation tax will generally be subject to UK corporation tax. Indexation allowance may be available to reduce any chargeable gain arising on such disposal but cannot act to create or increase a loss.
UK tax on dividends Withholding tax
Titan International should not be required to withhold at source any amount in respect of UK tax when paying a dividend on the New Titan International Shares. As regards US withholding tax, please see the “US taxation” section below.

General
A holder of New Titan International Shares who receives a dividend on the New Titan International Shares may be subject to UK corporation tax or UK income tax (as the case may be) on that dividend.
As described in the section entitled “US taxation” below, US tax will generally be required to be withheld from dividends paid on New Titan International Shares. The normal rate of tax to be withheld is 30 per cent. of the gross amount of the dividend. This rate may, however, be reduced under an applicable double tax treaty. The rate of withholding on dividends for holders of New Titan International Shares who are entitled to claim (and who make a valid claim for) the benefit of the double tax treaty between the UK and the US is generally 15 per cent. (although lower rates may apply in the case of a company holding shares representing (directly or indirectly) 10 per cent. or more of the voting power of Titan International).
If a holder of New Titan International Shares receives a dividend on New Titan International Shares and US tax is withheld from the payment of the dividend which is not recoverable from the US tax authorities, credit for such US tax may be available for set-off against any liability to UK corporation tax or UK income tax on the dividend. The amount of such credit will normally be equal to the lesser of the amount of such tax withheld and the liability to UK tax on the dividend. Such credit will not normally be available for set-off against such shareholder’s liability to UK tax other than on the dividend and, to the extent that such credit is not set off against UK tax on the dividend, the credit will be lost.
Individuals
UK resident or ordinary resident holders of New Titan International Shares who are individuals will generally be subject to UK income tax on the gross amount of any dividend on the New Titan International Shares acquired pursuant to the Offer (that is, after adding back any US withholding tax). Such individuals provided they own less than 10 per cent. of the shares and/or voting power of Titan International should generally be entitled to a non-repayable tax credit equal to one ninth of the dividend received. For such individuals as are eligible for this tax credit, the credit will have the effect of reducing the effective rate of UK income tax on the gross amount of the dividend to zero (for individuals taxable at the dividend ordinary rate), 25 per cent. (for individuals taxable at the dividend upper rate) and approximately 36.1 per cent. (for individuals taxable at the dividend additional rate – however individuals should note that from 6 April 2013 as a result of the dividend additional rate reducing to 37.5 per cent., the credit will have the effect of reducing the effective rate of UK income tax for individuals taxable at the dividend additional rate to 30.6 per cent.) subject, in the latter cases, to any credit for US tax withheld (as described above).
A UK resident individual holder of New Titan International Shares who is not liable to income tax in respect of the gross dividend and other UK resident taxpayers who are not liable to UK tax on dividends, including certain pension funds and charities, will not be entitled to claim repayment of the tax credit attaching to dividends.
UK resident and ordinarily resident individuals who are not domiciled in the UK and pay tax on a remittance basis will be taxed on dividends paid by Titan International but only if they are remitted to the UK. Such investors should consult their own tax advisers regarding their UK tax liability.
Further information for shareholders subject to UK income tax and capital gains tax
The attention of individuals ordinarily resident in the UK is drawn to the provisions of Chapter 2 (Transfer of Assets Abroad) of part 13 of the Income Tax Act 2007, which seek to prevent the avoidance of income tax in circumstances where an individual who is resident in the UK makes a transfer of assets abroad but retains the ability to enjoy the income arising from those assets. This could include the acquisition of shares in a non-UK incorporated company and any undistributed income of the Company such that the income could be attributed to, and be taxed in the hands of, the shareholder. This legislation should not apply where it can be demonstrated that there are bona fide commercial reasons for the arrangement.
There are also other anti-avoidance provisions in the UK tax legislation which may potentially affect shareholders in non-UK resident companies, and Titan Europe Shareholders should consult their professional advisers regarding the effect of UK anti-avoidance legislation in general.

Companies
Holders of New Titan International Shares who are within the charge to UK corporation tax will be subject to UK corporation tax on any dividends paid on the New Titan International Shares unless certain conditions for exemption are satisfied. Although it is likely that dividends paid on the New Titan International Shares should qualify for exemption from corporation tax, it should be noted that the exemption is not comprehensive and is subject to anti-avoidance rules. Holders of New Titan International Shares within the charge to corporation tax should consult their own professional advisers.
Anti-avoidance
A UK resident corporate Shareholder who together with connected or associated persons, is entitled to at least 25 per cent. of the ordinary share capital of Titan International should note the provisons of the Controlled Foreign Companies legislation contained in Sections 747-756 of the Income and Corporation Taxes Act 1988. UK resident corporate Shareholders should also note the changes to the Controlled Foreign Companies legislation introduced by Schedule 20 of Finance Act 2012.
Trustees of discretionary trusts receiving dividends from shares are also liable to account for income tax at the dividend trust rate, currently 42.5 per cent. but due to reduce to 37.5 per cent. from 6 April 2013.
UK Stamp Duty and UK Stamp Duty Reserve Tax (“SDRT”)
Any instrument effecting the transfer on sale of shares will generally be subject to UK stamp duty at the rate of 0.5 per cent. of the amount or value of the consideration given for the transfer, rounded up to the nearest £5.
An agreement to transfer shares will normally give rise to a charge to UK SDRT at the rate of 0.5 per cent. of the amount or value of the consideration payable for the transfer. However, if within six years of the date of the agreement (or, if conditional, the date on which the agreement becomes unconditional) an instrument of transfer is executed pursuant to the agreement and UK stamp duty is duly paid on that instrument, the due payment of stamp duty will normally cancel, or give rise to a right to a repayment in respect of, the UK SDRT liability.
UK Stamp duty, or UK SDRT, is normally the responsibility of the purchaser of the shares.
No UK stamp duty or UK SDRT will arise on a transfer of shares into the CREST system unless the transfer is for money or money’s worth, in which case a liability to UK SDRT, usually at 0.5 per cent., will arise.
The New Titan International Shares issued by Titan International, however, will constitute an issue of new foreign shares and, the issue will not be subject to UK stamp duty.
No UK stamp duty will be payable in respect of the paperless transfer of New Titan International Shares in dematerialised form or in respect of the paperless transfer of Titan International CDIs within CREST.
No UK stamp duty will be payable on a written transfer of New Titan International Shares if such transfer is executed and retained outside the UK and provided that such transfer does not relate to any property situated in the UK or to any other matter or thing done or to be done in the UK (which may include, without limitation, the involvement of UK bank accounts in payment mechanics). UK stamp duty may be payable in relation to a written transfer of Titan International CDIs.
No UK SDRT will arise in respect of any agreement to transfer New Titan International Shares or Titan International CDIs.
The above paragraphs in this section are intended as a general guide to the current UK stamp duty and UK SDRT position. Certain categories of person are not liable to UK stamp duty or UK SDRT and others may be liable at a higher rate or may, although not primarily liable for tax, be required to notify and account for SDRT. If you are in any doubt as to your tax position, you should consult your own professional adviser without delay.

US Taxation General
To ensure compliance with Treasury Department Circular 230, persons subject to US tax are hereby notified that: (i) any discussion of US federal tax issues in this document is not intended or written to be used, and cannot be used, by taxpayers for the purpose of avoiding penalties that may be imposed on taxpayers under the Internal Revenue Code of 1986, as amended (the “IRC”); (ii) such discussion is written in connection with the promotion or marketing of the transactions or matters addressed herein; and (iii) taxpayers should seek advice based on their particular circumstances from an independent tax advisor.
The following discussion is a summary of certain US federal income tax considerations relevant to the acquisition of Titan Europe Shares for the receipt of New Titan International Shares, Titan International CDIs and/or cash and the ownership and disposition of New Titan International Shares or Titan International CDIs. This discussion is based on the current provisions of the IRC, its legislative history, applicable existing and proposed Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions, as well as on the double taxation treaty between the US and the UK, all as of the date hereof, all of which are subject to change possibly on a retroactive basis. The summary is not a complete description of all the tax considerations that may be relevant to a particular holder of Titan Europe Shares. This discussion addresses only a holder that holds the Titan Europe Shares and New Titan International Shares or Titan International CDIs as capital assets and a US Holder (as defined below) that uses the US dollar as its functional currency. This discussion does not address all aspects of US federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, it does not address the potential application of the alternative minimum tax or the US federal income tax consequences to holders subject to special rules, such as brokers, dealers, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, holders of 10 per cent. or more of the Titan International Shares or the Titan Europe Shares (directly, indirectly or constructively), persons holding Titan Europe Shares or New Titan International Shares or Titan International CDIs as part of a hedge, straddle, conversion, or other integrated financial transaction and US Holders resident or ordinarily resident in the UK. This discussion does not address any aspect of taxes other than US federal income taxes.
Each holder is urged to consult his or her tax advisor about the US federal, state and local income tax and any foreign tax consequences of exchanging Titan Europe Shares for New Titan International Shares, Titan International CDIs and/or cash pursuant to the Offer.
For the purposes of this discussion, “US Holder” means a beneficial owner of Titan Europe Shares that is for US federal income tax purposes (i) a US citizen or resident, (ii) a corporation (or other entity taxable as a corporation for US federal income tax purposes) created or organised in or under the laws of the US or any state thereof, or the District of Columbia, (iii) a trust if (a) a court within the US is able to exercise primary supervision over the administration of the trust and one or more US persons have the authority to control all of the substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable US Treasury regulations to be treated as a US person, or (iv) an estate the income of which is subject to US federal income tax regardless of its source. A “Non-US Holder” is a beneficial owner of Titan Europe Shares that is not a US Holder or a partnership.
If a partnership (or any entity treated as a partnership for US federal income tax purposes) holds Titan Europe Shares, the consequences of the Offer to a partner generally will depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships that hold Titan Europe Shares are advised to consult their tax advisers regarding the Offer.
For US federal income tax purposes, holders of Titan International CDIs generally should be treated as owners of the New Titan International Shares represented by the Titan International CDIs. Accordingly, the US federal income tax consequences discussed below apply equally to holders of Titan International CDIs or the underlying New Titan International Shares.
1. US federal income tax consequences of the Offer
1.1 US Holders
The exchange of Titan Europe Shares for New Titan International Shares, Titan International CDIs generally will be a taxable event for US federal income tax purposes. A US Holder generally will recognise capital gain or loss upon exchanging Titan Europe Shares for New Titan International Shares, Titan International CDIs in an amount equal to the difference between the US dollar value of the New Titan International Shares or Titan International CDIs received and the US Holder’s tax basis in the Titan Europe Shares. Any gain or loss generally will be long-term capital gain or loss if the Titan Europe Shares have been held for more than one year on the date the Offer becomes unconditional. Long-term capital gain is eligible for reduced rates of taxation for individuals and certain non-corporate taxpayers. The deductibility of capital losses is subject to limitations. Any gain or loss will generally be treated as arising from US sources.
US Holders will have an initial tax basis in their New Titan International Shares or Titan International CDIs equal to the US dollar value of the New Titan International Shares or Titan International CDIs as of the date of the exchange. US Holders’ holding period in the New Titan International Shares or Titan International CDIs will begin on the day after the exchange.
Titan Europe believes, and the discussion in the preceding paragraph assumes, that Titan Europe is not, and never has been, a passive foreign investment company (“PFIC”). If, notwithstanding this belief and assumption, it is determined that Titan Europe is or has been a PFIC in any taxable year during which a US Holder has held Titan Europe Shares (regardless of whether Titan Europe continues to be a PFIC), any gain realised by such US Holder upon exchanging Titan Europe Shares for New Titan International Shares and/or cash would be ordinary and would be subject to additional tax. To compute this tax on a gain realised by such US Holder, (i) the gain would be allocated rateably over the US Holder’s holding period, (ii) the amount allocated to the current taxable year and to years when Titan Europe was not a PFIC as to such US Holder would be taxed as ordinary income and (iii) the amount allocated to other taxable years would be taxed at the highest applicable marginal rate in effect for each such taxable year and an interest charge would be imposed to recover the deemed benefit from the deferred payment of the tax attributable to each such year.
1.2 Non-US Holders
Subject to the discussion below on backup withholding, a Non-US Holder will not be subject to US federal income tax or withholding tax upon exchanging Titan Europe Shares for New Titan International Shares, Titan International CDIs and/or cash unless (i) such gain is effectively connected with the Non-US Holder’s conduct of a US trade or business (and, if a US double taxation treaty applies, is also attributable to a permanent establishment or fixed base in the US) (“trade or business income”) or (ii) the Non-US Holder is an individual who has been present in the US for at least 183 days in the taxable year of the exchange and does not otherwise qualify for an exception from US tax liability. Trade or business income is taxable on a net basis at regular US federal income tax rates and corporations with such income may also be subject to US branch profits tax. An individual non-US Holder described in clause (ii) above is subject to US federal income tax on the non-US Holder’s gains (including gain from the sale of New Titan International Shares or Titan International CDIs, net of applicable US source losses incurred on sales or exchanges of other capital assets during the year) at a flat rate of 30 per cent. unless a lower rate is available under an applicable US tax treaty.
2. Ownership of New Titan International Shares or Titan International CDIs
2.1 Dividends on New Titan International Shares
2.1.1 General
For US federal income tax purposes, distributions made on the New Titan International Shares (including New Titan International Shares underlying Titan International CDIs) will be treated as dividends to the extent of the current and accumulated earnings and profits of Titan International as determined for US federal income tax purposes.
Distributions in excess of the current and accumulated earnings and profits of Titan International will be treated as a non-taxable return of capital to the extent of the holder’s tax basis in the New Titan International Shares or Titan International CDIs and, thereafter, as capital gain, subject to the treatment described below under paragraph 2.2 below.

2.1.2 US Holders
Dividends paid on New Titan International Shares (including New Titan International Shares underlying Titan International CDIs) will be included in the gross income of a US Holder as ordinary income from sources within the US. Dividends may be eligible for the dividends received deduction available to US corporations. Dividends received by non-corporate US Holders in taxable years beginning before 1 January, 2013 will be taxed at the same preferential rate allowed for long-term capital gains if the US Holder meets certain eligibility requirements (including a holding period requirement).
2.1.3 Non-US Holders
Dividends paid on New Titan International Shares (including New Titan International Shares underlying Titan International CDIs) will be subject to US withholding at a rate of 30 per cent. unless (i) the Non-US Holder is entitled to a reduced rate of withholding pursuant to the benefits of an applicable US double taxation treaty or (ii) the dividends are effectively connected with the Non-US Holder’s conduct of a US trade or business and, if a US double taxation treaty applies, are also attributable to a permanent establishment in the US and the Non-US Holder complies with applicable certification and disclosure requirements. A Non-US Holder eligible for the benefits of the double taxation treaty between the US and the UK will generally be subject to withholding on dividends at a reduced rate of 15 per cent. A Non-US Holder must certify its residency to Titan International on a properly executed IRS Form W-8BEN to claim the benefits of an applicable US double taxation treaty or Form W-8EC1 for effectively connected income, before the distributions are made. If the dividends are effectively connected with the Non-US Holder’s conduct of a US trade or business and, if a treaty applies, are also attributable to a permanent establishment in the US, a Non-US Holder will be subject to US federal income tax on a net basis at regular US federal income tax rates on the amount of the distribution. In addition, a Non-US Holder that is a corporation may be subject to the US branch profits tax.
2.2 Subsequent dispositions of New Titan International Shares or Titan International CDIs
2.2.1 US Holders
A US Holder generally will recognise capital gain or loss on the sale or other taxable disposition of the New Titan International Shares or Titan International CDIs in an amount equal to the difference between its adjusted tax basis in the New Titan International Shares or Titan International CDIs and the amount realised from the sale or other taxable disposition. Any gain or loss generally will be long-term capital gain or loss if the holding period in the New Titan International Shares or Titan International CDIs is more than one year on the date of sale or exchange. Long-term capital gain is eligible for reduced rates of taxation for individuals and certain non-corporate taxpayers. The deductibility of capital losses is subject to limitations. Any gain or loss generally will be treated as arising from US sources.
2.2.2 Non-US Holders
Any gain realised by a Non-US Holder on the disposition of New Titan International Shares will not be subject to US federal income tax unless (i) the gain is effectively connected with the Non-US Holder’s conduct of a US trade or business and, if a US double taxation treaty applies, is also attributable to a permanent establishment in the US (in which case, if the Non-US Holder is a corporation, the US branch profits tax may apply), (ii) the Non-US Holder is an individual present in the US for at least 183 days during the taxable year of disposition and certain other conditions are met or (iii) Titan International is or has been a US real property holding company (“USRPHC”) for US federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the period that the Non-US Holder held the New Titan International Shares or Titan International CDIs unless the Non-US Holder owns actually or constructively five per cent. or less of the New Titan International Common Shares sold and such shares are regularly traded on an established securities market. We believe that Titan International is not a USRPHC for US federal income tax purposes nor do we anticipate Titan International will become a USRPHC. However, no assurance can be given that Titan International will not become a USRPHC or that New Titan International Shares will be regularly traded on an established securities market.
2.3 Information reporting and backup withholding tax
Dividends from New Titan International Shares or Titan International CDIs and proceeds from the sale, exchange or other disposition of New Titan International Shares or Titan International CDIs may be reported to the IRS. Backup withholding tax may apply to amounts subject to reporting if the holder fails to provide an accurate taxpayer identification number or otherwise establish an exemption. Backup withholding tax is not an additional tax. The holder can claim a credit against its US federal income tax liability for the amount of any backup withholding tax and a refund of any excess amount provided that certain information is timely furnished to the IRS.
2.4 Recently Enacted Legislation
Recently enacted legislation will require withholding at a rate of 30 per cent. on dividends in respect of, and gross proceeds from the sale of, New Titan International Shares or Titan International CDIs held by or through certain foreign financial institutions (including investment funds) beginning after 31 December 2013, in the case of dividends, and beginning after 31 December 2014, in the case of such gross proceeds, unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain US persons and by certain non-US entities that are wholly- or partially-owned by US persons. Accordingly, the entity through which New Titan International Shares or Titan International CDIs are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, New Titan International Shares or Titan International CDIs held by certain investors that are non-financial non-US entities will be subject to withholding at a rate of 30 per cent., beginning after 31 December 2013, in the case of dividends, and beginning after 31 December 2014 in the case of such gross proceeds, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. Holders (including non-US holders) are encouraged to consult with their tax advisers regarding the possible implications of the legislation on their investment in New Titan International Shares or Titan International CDIs.

PART IX
ADDITIONAL INFORMATION
1.    Responsibility

(a)
The Directors of Titan International whose names are set out in paragraph 2 below, accept responsibility for the information contained in this document relating to Titan International, themselves and their immediate families, their related trusts and persons connected with them and the Offer and to the best of their knowledge and belief, having taken all reasonable care to ensure that such is the case, such information is in accordance with the facts and does not omit anything likely to affect the import of that information.

(b)
The Directors of Titan Europe, whose names are set out in paragraph 3 below, accept responsibility for the information contained in this document relating to Titan Europe, themselves and their immediate families, their related trusts and persons connected with them and the Offer and to the best of their knowledge and belief, having taken all reasonable care to ensure that such is the case, such information is in accordance with the facts and does not omit anything likely to affect the import of that information.

(c)
The Independent Directors of Titan Europe accept responsibility for any opinion of the Independent Directors of Titan Europe relating to the recommendation of the Offer and in relation to the recommendation itself set out in this document and to the best of their knowledge and belief, having taken all reasonable care to ensure that such is the case, such information is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.    Titan International and the Board of Titan International
2.1    The Titan International Directors and their positions in Titan International are as follows:
Name    Position
Maurice Manning Taylor    Chairman of the Board and Chief Executive Officer
Erwin Henryk Billig    Vice Chairman of the Board
John Michael Anthony Akers    Director
Richard M Cashin Jr.    Director
Albert J Febbo    Director
Mitchell I Quain    Director
Anthony L Soave    Director
2.2 Titan International’s head office, principal place of business and legal address for corporate purposes is 2701 Spruce Street, Quincy, Illinois 62301 United States (telephone number +1 217 228 6011).
2.3 Titan International was incorporated on 21 May 1983 in the State of Illinois, USA. The Company is domiciled in Illinois, USA with registered number 5303-538-8. The registered common shares of Titan International are listed on the New York Stock Exchange; ISIN US: 88830M1027.
2.4 The principal legislation under which Titan International operates is the Illinois Business Corporation Act of 1983, as amended.
2.5 The primary place of jurisdiction for Titan International is Illinois, United States of America.

3.	Titan Europe and the Board of Titan Europe
3.1    The Titan Europe Directors and their positions in Titan Europe are as follows:
Name    Position
Maurice Manning Taylor    Non-Executive Chairman
John Michael Anthony Akers    Chief Executive
Maria Cecilia La Manna    Managing Director, Undercarriages division
Vincent Melvyn Roosevelt Wicks    Director
Erwin Henryk Billig    Non-Executive Director
Philip Andrew Gartside    Non-Executive Director
Gary Chesterton    Group Finance Director
3.2 Titan Europe’s head office, principal place of business and legal address for corporate purposes is Bridge Road, Cookley, Kidderminster, Worcestershire DY10 3SD, United Kingdom (telephone number +44 (0)1562 850 561).
3.3 Titan Europe was incorporated in England and Wales on 31 January 1995. The registered shares of the company are listed on AIM; ISIN: GB0034380518.
3.4 The principal legislation under which Titan Europe operates is the Companies Act.
3.5 The primary place of jurisdiction for Titan Europe is England.

4.	Disclosure of interests, short positions and dealings in relevant securities
4.1 Definitions For the purposes of this paragraph 4:
4.1.1 “acting in concert with” a person means any other person acting or deemed to be acting in concert with that first person for the purposes of the City Code or the Offer;
4.1.2 “arrangement” includes any indemnity or option arrangement and any agreement or understanding, formal or informal, of whatever nature relating to relevant securities which may be an inducement to deal or refrain from dealing;
4.1.3 ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated company status and “control” means a holding, or aggregate holdings, of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or holdings give(s) de facto control;
4.1.4 “dealing” or “dealt” means:
4.1.4.1 the acquisition or disposal of securities, of the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to the securities, or of general control of securities;
4.1.4.2 the taking, granting, acquisition, disposal, entering into, closing out, termination, exercise (by either Titan International or Titan Europe) or variation of an option (including a traded option contract) in respect of any securities;
4.1.4.3 subscribing or agreeing to subscribe for securities;
4.1.4.4 the exercise or conversion, whether in respect of new or existing securities, or any securities carrying conversion or subscription rights;
4.1.4.5 the acquisition of, disposal of, entering into, closing out, exercise (by either Titan International or Titan Europe) of any rights under, or variation of, a derivative referenced, directly or indirectly, to securities;
4.1.4.6 entering into, terminating or varying the terms of any agreement to purchase or sell securities; and

4.1.4.7 any other action resulting, or which may result, in an increase or decrease in the number of securities in which a person is interested or in respect of which he has a short position;
4.1.5 “disclosure period” means the period which began on 17 July 2011 (the date 12 months prior to the commencement of the Offer Period) and ended on 13 September 2012 (being the last practicable date prior to the date of this document); and
4.1.6 a person has an “interest” or is “interested” in securities if he has a long economic exposure, whether absolute or conditional, to changes in the price of securities (but not if he only has a short position in such securities) and in particular if:
4.1.6.1 he owns them;
4.1.6.2 he has the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to them or has general control of them;
4.1.6.3 by virtue of any agreement to purchase, option or derivative he:
a.has the right or option to acquire them or call for their delivery; or
b.is under an obligation to take delivery of them;
4.1.6.4 whether the right, option or obligation is conditional or absolute and whether it is in the money or otherwise; or
4.1.6.5 he is party to any derivative:
a.whose value is determined by reference to the price; and
a.    which results, or may result, in his having a long position in them;
4.1.7 references to directors being “interested” in relevant securities include details of all interests, short positions and borrowings of any other persons whose interests in shares the director is taken to be interested in pursuant to Part 22 of the Companies Act and related regulations;
4.1.8 “relevant securities” include: (i) securities of Titan Europe which are the subject of the Offer or which carry voting rights; (ii) equity share capital of Titan Europe or, as the context requires, Titan International; (iii) securities of Titan International which carry substantially the same rights as any to be issued as consideration for the Offer; and (iv) securities of Titan Europe or, as the context requires, Titan International carrying conversion or subscription rights into any of the foregoing;
4.1.9 “securities” means shares and securities convertible into, or rights to subscribe for, shares, options (including traded options) in respect thereof and derivatives referenced thereto; and
4.1.10 “short position” means that a person will benefit economically if the price goes down, will suffer economically if the price goes up or has the right or option to dispose of the relevant security or put it on to another person or is under an obligation to deliver it to another person.
4.2 Interests in relevant securities of Titan International
4.2.1 As at the last day of the disclosure period, the Titan International Directors (including their immediate relatives, related trusts and companies) were beneficially interested in or had a short position in respect of the following relevant securities of Titan International (and those set out in paragraph 4.2.2 below):
Name of Beneficial Owners    Number of Titan International Shares
Titan International Directors
Anthony L Soave    881,875
Richard M Cashin Jr.    779,693
Maurice Manning Taylor    417,978
Mitchell I Quain    127,250
Erwin H Billig    27,750
Anthony J Febbo    22,500

4.2.2 As at the last day of the disclosure period, the following options to subscribe for relevant securities of Titan International have been granted to the following individuals under the following schemes and remain outstanding:
Shares     Option    Option
Name    Grant     under     exercise    expiration
of individual    Scheme    date    option    price    date
All Titan International Directors (past and present) (including their immediate relatives, related trusts and companies)

Anthony L Soave	Approved plan	19 May 2005	12,500	$11.56	19 May 2015
Anthony L Soave	Approved plan	12 May 2011	10,000	$27.915	12 May 2021
Anthony L Soave	Approved plan	17 May 2012	15,000	$23.385	17 May 2022
Maurice M. Taylor	Approved plan	24 June 2005	94,768	$10.68	24 June 2015
Maurice M. Taylor	Approved plan	16 December	94,768	$13.74	16 December
		2005			2015
Richard M Cashin Jr.	Approved plan	19 May 2005	12,500	$11.56	19 May 2015
Richard M Cashin Jr.	Approved plan	12 May 2011	10,000	$27.915	12 May 2021
Richard M Cashin Jr.	Approved plan	17 May 2012	15,000	$23.385	17 May 2022
Mitchell I Quain	Approved plan	19 May 2005	12,500	$11.56	19 May 2015
Mitchell I Quain	Approved plan	12 May 2011	10,000	$27.915	12 May 2021
Mitchell I Quain	Approved plan	17 May 2012	15,000	$23.385	17 May 2022
Albert J Febbo	Approved plan	19 May 2005	1,250	$11.56	19 May 2015
Michael A Akers	Approved plan	12 May 2011	10,000	$27.915	12 May 2021
4.2.3 As at the last day of the disclosure period, the following parties who are deemed to be acting in concert with Titan International were beneficially interested in or had a short position in respect of the following relevant securities of Titan International:
Names of concert parties    Number of Titan International Shares
Seymour Pierce Limited    Nil
4.3 Dealings in relevant securities of Titan International
4.3.1 The following dealings in relevant securities of Titan International (excluding the exercise of options) by the Titan International Directors (including their immediate relatives, related trusts and companies) have taken place during the disclosure period:

			Number of relevant securities of
		Nature of	Titan
Name	Date	Transaction	International	Price (US$)
Titan International Directors
Maurice M Taylor	17 March 2012	Gifted	(3,450)	–
	17 March 2012	Gifted	(8,045)
Erwin H Billig	5 August 2011	Acquired	6,500	19.5587
Richard M Cashin	30 April 2012	Acquired	48,188	28.1829
	1 May 2012	Acquired	120,000	29.0957
	2 May 2012	Acquired	181,812	28.56

4.3.2 The following options over relevant securities of Titan International were granted, cancelled and/or exercised by the Titan International Directors including their immediate relatives, related trusts and companies) during the disclosure period:

Number        Period
Date of        of relevant        during which Price
grant,    Grant,    securities    Option    option paid or
cancellation     cancellation    of Titan     exercise    normally received
Name    Scheme     or exercise     or exercise     International    price    exercisable    (US$)
Titan International Directors
Anthony L Soave    Approval Plan     17 May 2012    Grant    15,000     $23.385 17 May 2022    –
Richard M Cashin Jr    Approval Plan     17 May 2012    Grant    15,000     $23.385 17 May 2022    –
Mitchell I Quain    Approval Plan     17 May 2012    Grant    15,000     $23.385 17 May 2022    –
4.3.3 There have been no dealings in relevant securities of Titan International by the parties who are deemed to be acting in concert with Titan International which have taken place during the disclosure period.
4.4 Other interests
As at 13 September2012, being the last practicable date prior to the date of this document, the persons notified to Titan International who had interests in Titan International sufficient to have a potential direct or indirect interest of 5 per cent. or more in the equity capital of the Combined Group following completion of the Offer are:

	13 September 2012 (the latest practicable date prior to publication of this document		Immediately following completion of the Offer*
	Number of Titan International Shares	$ of voting rights in respect of issued share capital	Number of Titan International Shares	$ of voting rights in respect of issued share capital
BlackRock, Inc.	3,564,752	8.4	3,564,752	7.1
Fisher Asset Management, LLC	3,358,777	7.7	3,358,777	6.7
Lord, Abbett & Co. LLC	2,506,550	6.0	2,506,550	5.0
Next Century Growth Investors, LLC	2,365,384	5.5	2,365,384	4.7
Allianz Global Investors Capital LLC	2,339,400	5.5	2,339,400	4.6
American Century Investment Management Inc.	2,257,461	5.3	2,257,461	4.5
Westfield Capital Management Company, LP	2,167,582	5.1	2,167,582	4.3

* Assuming that Titan International acquires all the issued and to be issued share capital of Titan Europe pursuant to the Offer.
5.    Interests in relevant securities of Titan Europe
5.1 As at the last day of the disclosure period, the Titan Europe Directors (including their immediate relatives, related trusts and companies) were beneficially interested in or had a short position in respect of the following relevant securities of Titan Europe (and those set out in paragraph 5.2 below):
Names of Beneficial Owners    Number of Titan Europe Shares
John Michael Anthony Akers    653,000
Maria Cecilia La Manna    288,000
Vincent Melvyn Roosevelt Wicks    500,000
Philip Andrew Gartside    24,000
Gary Chesterton    65,000

5.2 As at the last day of the disclosure period, the following options to subscribe for relevant securities of Titan Europe have been granted to the following individuals under the Titan Europe Share Option Scheme and remain outstanding:
Option
Shares     exercise    Option
under     price    expiration
Name of individual    Grant date    option     (pence)    date
All Titan Europe Directors (past and present) (including their immediate relatives, related trusts and companies)

Maurice Manning Taylor	2 June 2009	180,000	40	1 June 2019
John Michael Anthony Akers	2 June 2009	1,710,000	40	1 June 2019
	9 September 2010	400,000	63	8 September 2020
Maria Cecilia La Manna	2 June 2009	660,000	40	1 June 2019
	9 September 2010	312,500	63	8 September 2020
Vincent Melvyn Roosevelt Wicks	2 June 2009	180,000	40	1 June 2019
Erwin Henryk Billig	2 June 2009	180,000	40	1 June 2019
Philip Andrew Gartside	2 June 2009	180,000	40	1 June 2019
Gary Chesterton	2 June 2009	200,000	40	1 June 2019
	9 September 2010	120,000	63	8 September 2020
Christopher Michael Benedict Akers	9 September 2010	120,000	63	8 September 2020
5.3 As at the last day of the disclosure period, the following parties who are deemed to be acting in concert with Titan Europe were beneficially interested in or had a short position in respect of the following relevant securities of Titan Europe:
Names of concert parties    Number of Titan Europe Shares
Arden Partners PLC    2,844
5.4 Dealings in relevant securities of Titan Europe
5.4.1 No dealings in relevant securities of Titan Europe (excluding the exercise of options) by the Titan Europe Directors (including their immediate relatives, related trusts and companies) have taken place during the disclosure period.
5.4.2 No options over relevant securities of Titan Europe were granted, cancelled and/or exercised by the Titan Europe Directors (including their immediate relatives, related trusts and companies) during the disclosure period.
5.4.3 The following dealings in relevant securities of Titan Europe by the parties who are deemed to be acting in concert with Titan Europe have taken place during the disclosure period:

Name of concert party	Date(s)	Nature of transaction	Number of relevant securities of Titan Europe	Price range (pence)
Arden Partners Plc	13 September 2012	Purchase	0	–
		Sale	5949	113.00
	12 September 2012	Purchase	0	–
		Sale	207	114.00
	11 September 2012	Purchase	10,000	116.25
		Sale	1,000	116.75
	10 September 2012	Purchase	103,000	117.00-118.50
		Sale	107,631	117.18-119.25
	7 September 2012	Purchase	51,598	114.00-117.50
		Sale	68,621	116.00-117.50
	6 September 2012	Purchase	16,800	115.50
		Sale	0	–
	3 September 2012	Purchase	0	–
		Sale	3,021	116.50

Name of concert party	Date(s)	Nature of transaction	Number of relevant securities of Titan Europe	Price range (pence)
	31 August 2012	Purchase	0	–
		Sale	52,125	114.00-117.00
	30 August 2012	Purchase	33,747	112.00-114.50
		Sale	14,747	113.00-115.50
	29 August 2012	Purchase	0	–
		Sale	37,243	117.50-118.50
	28 August 2012	Purchase	13,319	118.75-123.20
		Sale	10,000	119
	24 August 2012	Purchase	7,500	121.5
		Sale	1,000	123.25
	23 August 2012	Purchase	1,200	122.5
		Sale	15,000	122.5
	21 August 2012	Purchase	0	–
		Sale	21,503	125.00-128.00
	20 August 2012	Purchase	0	–
		Sale	26,273	123.25-124.00
	17 August 2012	Purchase	0	–
		Sale	51,500	119.00-122.00
	16 August 2012	Purchase	6,500	120.00
		Sale	0	–
	14 August 2012	Purchase	20,000	123.00
		Sale	30,376	123.50-125.00
	13 August 2012	Purchase	60266	123.00
		Sale	166,438	123.00-126.25
	10 August 2012	Purchase	0	–
		Sale	75,950	122.52-125.25
	7 August 2012	Purchase	1,198	123.25-124.00
		Sale	7,858	122.00-124.00
	6 August 2012	Purchase	25,500	120.00
		Sale	0	–
	3 August 2012	Purchase	50,000	120.00
		Sale	3,258	122.00
	2 August 2012	Purchase	25,000	121.00
		Sale	14,629	121.00-121.50
	1 August 2012	Purchase	13,625	117.65-121.53
		Sale	20,000	119.00-121.00
	31 July 2012	Purchase	1,895	118.42
		Sale	1,020	119.8
	30 July 2012	Purchase	230,507	115.22
		Sale	250,507	114.00-118.00
	27 July 2012	Purchase	19,493	114.8
		Sale	70,830	114.50-115.00
	26 July 2012	Purchase	110,000	108.00-115.70
		Sale	23,618	112.00-115.00
	24 July 2012	Purchase	2,000	111.25
		Sale	1,384	111.5
	24 July 2012	Purchase	34,727	106.00-114.75
		Sale	30,020	105.80-110.00
	23 July 2012	Purchase	5,240	120.00-121.43
		Sale	0	–
	20 July 2012	Purchase	25,694	124.29-127.38
		Sale	24,000	125.33-126.06
	19 July 2012	Purchase	31,798	127.00
		Sale	33,257	126.65-128.33
	18 July 2012	Purchase	80,750	125.75-130.50
		Sale	66,000	125.94-130.00

Name of concert party	Date(s)	Nature of transaction	Number of relevant securities of Titan Europe	Price range (pence)
	17 July 2012	Purchase	110,701	126.50-131.25
		Sale	62,000	128.90-131.75
	17/06/12-16/07/12	Purchase	424,074	99.00-116.00
		Sale	615,232	98.00-117.00
	17/05/12-16/06/12	Purchase	459,622	107.00-126.31
		Sale	390,074	109.60-127.00
	17/04/12-16/05/12	Purchase	1,113,234	117.00-139.10
		Sale	792,507	120.59-139.70
	17/01/12-16/04/12	Purchase	2,679,815	106.00-144.55
		Sale	2,863,786	105.00-144.95
	17/10/11-16/01/12	Purchase	3,152,789	84.50-112.00
		Sale	3,115,196	87.00-112.00
	17/07/11-16/10/11	Purchase	2,788,511	77.00-139.75
		Sale	2,770,075	79.80-138.00

6.General
6.1    Save as disclosed in paragraphs 4 and 5 above, as of the last day of the disclosure period, neither
Titan International nor any of their respective subsidiaries nor any of the Titan International Directors or their immediate relatives, related trusts and companies nor any persons acting in concert with Titan International, was interested, directly or indirectly, had any rights to subscribe or had any short positions under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of any relevant securities of Titan Europe or Titan International nor has any such person dealt in any relevant securities of Titan Europe or Titan International during the disclosure period.
6.2 As of the last day of the disclosure period, save for as disclosed in paragraphs 4 and 5 above and the entering into of the irrevocable undertakings referred to in paragraph 7 below, neither Titan Europe nor any of its subsidiaries nor any of the Titan Europe Directors, their immediate relatives, related trusts and companies nor any persons acting in concert with Titan Europe, was interested, directly or indirectly, had any rights to subscribe or had any short positions under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of any relevant securities of Titan International or Titan Europe nor has any such person dealt in any relevant securities of Titan International or Titan Europe since the first day of the Offer Period until 13 September 2012, being the latest practicable date prior to the date of this document.
6.3 Neither Titan International nor any person acting in concert with it has borrowed or lent any relevant securities of Titan Europe or Titan International during the disclosure period, save for any borrowed shares which have either been on-lent or sold.
6.4 Neither Titan Europe nor any person acting in concert with Titan Europe has borrowed or lent any relevant securities of Titan Europe or Titan International since the first day of the Offer Period until 13 September 2012, being the latest practicable date prior to the date of this document, save for any borrowed shares which have either been on-lent or sold.
6.5 Save as set out in paragraph 7 below, none of Titan International or Titan Europe or any person acting in concert with Titan International or Titan Europe, and any of their associates (as defined in the City Code) has any arrangements in relation to any relevant securities of Titan International or Titan Europe.
6.6 During the disclosure period, neither of Titan International or Titan Europe has redeemed or purchased any relevant securities of Titan International or Titan Europe, respectively.

7. Irrevocable undertakings to accept the Offer from Titan Europe Directors

Name of Titan Europe Director	Number of Titan Europe Shares	Approximate percentage of Titan Europe issued share capital
John Michael Anthony Akers	653,000	0.75
Maria Cecilia La Manna	288,000	0.33
Gary Chesterton	65,000	0.07
Vincent Melvyn Roosevelt Wicks	500,000	0.57
Philip Andrew Gartside	24,000	0.03

These irrevocable undertakings will remain binding in the event that a third party makes a competitive offer and will only cease to be binding if the Offer lapses or does not become wholly unconditional.
The undertakings and the numbers provided in this table refer only to those Titan Europe Shares to which the relevant director is beneficially entitled and any Titan Europe Share such director is otherwise able to control the exercise of in terms of the rights attaching to such Titan Europe Share, including the ability to procure the transfer of such share. These undertakings and the numbers referred to in this table exclude any award that may be outstanding under the Titan Europe Share Option Scheme.
8.    Service contracts and letters of appointment of Titan Europe Directors
8.1    Each Titan Europe Director has a service agreement or a letter of appointment with Titan Europe.
The key terms of such agreements or letters of appointment are set out below:
John Michael Anthony Akers:
John Michael Anthony Akers was appointed as a director of Titan Europe on 2 February 1995 and as Chief Executive and President of Titan Europe on 31 March 2004. His contract was subsequently varied on 5 December 2005 and 20 October 2008. His contract can be terminated by either party upon 12 months’ notice. In the absence of such prior termination the agreement will terminate on the last day of the month in which he reaches 70 years of age. Mr Akers receives an annual salary of £450,000 and has been awarded a discretionary bonus of £250,000 for 2011. The company pays a sum equivalent to 25 per cent. of his total remuneration package into a retirement fund on a monthly basis. Mr Akers also has an option of being provided with a fully maintained company car supplied on contract hire for business and reasonable private use or receive a monthly car allowance of £2,083.33 paid into his salary. In addition, he is entitled to permanent health insurance, in case he becomes incapacitated and incapable of working for 6 months or more, death in service insurance for up to £1 million and private medical insurance for the benefit of himself, his wife and any of his children who are in full time education.
Vincent Melvyn Roosevelt Wicks:
Vincent Melvyn Roosevelt Wicks joined the company that is now Titan Steel Wheels Limited as finance director in 1989 and was appointed as a director of Titan Europe on 1 November 1998. His contract was subsequently varied on 5 December 2005 and 31 January 2008. His contract can be terminated by either party upon 6 months’ notice. Mr Wicks receives an annual salary of £20,000 for his role as an executive director and a further £15,000 per annum for his employment on a ‘one day a week’ basis, managing the affairs of the various pension funds. His role regarding the pension funds is to continue after the end of his engagement as a director. Titan Europe also pays a sum equivalent to 15 per cent. of his total remuneration package into a retirement fund on a monthly basis. In addition, he is entitled to permanent health insurance, in case he becomes incapacitated and incapable of working for 6 months or more, and private medical insurance for the benefit of himself, his wife and any of his children who are in full time education.
Maria Cecilia La Manna:
Maria Cecilia La Manna has been employed by Titan Italia S.p.A. since 6 September 1996. She was appointed as a director of Titan Europe on 1 July 2011 and as finance director in 2004 and is currently a Managing Director of the Undercarriage division. Ms La Manna’s employment is subject to a letter of employment dated 6 September 1996 and a collective agreement, “the National Collective Labour Agreement for Managers of Industrial Enterprises”, dated 26 March 2003. Ms La Manna’s employment is terminable on eight months’ notice plus one half month for each year of service up to a maximum of twelve months’ notice unless there is an absence of “just cause” or “justified reasons”. In this case the notice period may be ten and a half months and, in addition, she may be entitled to an indemnity of up to 22 months compensation. The compensation further varies according to age starting from over 50. Ms La Manna can terminate her employment with Titan Italia S.p.A by giving three and a half months’ notice. Ms La Manna receives an annual salary of approximately £360,000 and pension contributions of 25 per cent. of gross salary into a retirement fund. She has been awarded a discretionary bonus of £151,857 for 2011. In addition, she is entitled to a company car, life insurance and various health insurance and death in service benefits.

Gary Chesterton:
Gary Chesterton was appointed as Finance Director and Company Secretary of Titan Europe on 9 October 2008. His appointment incorporates an earlier contract of employment dated 17 April 2007 and was varied on 22 December 2009. Mr Chesterton receives an annual salary of £165,000 and has been awarded a discretionary bonus of £50,000 for 2011. Titan Europe pays a sum equivalent to 25 per cent. of his total remuneration package into a retirement fund on a monthly basis and provides him with private health insurance. Mr Chesterton also has an option of being provided with a fully maintained company car supplied on contract hire for business and reasonable private use or receive a monthly car allowance of £1,250 paid into his salary. His appointment does not have a fixed term but can be terminated by the company upon 12 months’ notice and by himself upon 6 months’ notice.
Erwin Henryk Billig:
Erwin Henryk Billig was appointed as a director of Titan Europe on 20 October 1995 and as a non-executive director on 31 March 2004. His contract has no specified term and can be terminated by either party upon 3 months’ notice. The annual fee for his services is set at £20,000 (exclusive of VAT).
Philip Andrew Gartside:
Philip Andrew Gartside was appointed as a non-executive director of Titan Europe on 4 March 2004. His contract has no specified term and can be terminated by either party upon 3 months’ notice. The annual fee for his services is set at £20,000 (exclusive of VAT).
Maurice Manning Taylor:
Maurice Manning Taylor was appointed as a non-executive director of Titan Europe on 4 March 2004. His contract has no specified term and can be terminated by either party upon 3 months’ notice. The annual fee for his services is set at £20,000 (exclusive of VAT).
8.2 Save as disclosed above:
8.2.1 there are no entitlements to commissions, profit sharing arrangements or any other specific compensation payments under the executive Titan Europe Directors’ service agreements;
8.2.2 there are no entitlements to commissions, profit sharing arrangements or any other specific compensation payments under the non-executive Titan Europe Directors’ letters of appointment; and
8.2.3 there are no service contracts in force between any Titan Europe Director and Titan Europe or any of its subsidiaries and no such contract, save as disclosed above, has been entered into or amended during the last six months preceding the date of this document.
9.    Titan International material contracts
The following contracts (not being contracts entered into in the ordinary course of business) (i) have been entered into by members of the Titan International Group within the two years immediately preceding the date of this document which are or may be material or (ii) contain any provision under which a member of the Titan International Group has an obligation or entitlement which is material to the Titan International Group as at the date of this document.

9.1    Titan International amended the 2005 equity incentive plan with stockholder approval at the 12 May
2011 annual meeting of stockholders. This amendment increased by 2.1 million the number of Titan International Shares reserved for the issuance under the Incentive Plan, to a total of 4.2 million shares and made a technical amendment to comply with federal income tax regulations.
9.2 Titan International entered into the first amendment to the amended and restated credit agreement with Bank of America, N.A. on 9 September 2010. This amendment extended the termination date on Titan International’s credit facility with Bank of America, N.A. to January 2014 from the previous January 2012 date. The amendment also reduced the revolving commitment to $100 million from $150 million and released the lender’s lien on the property, plant and equipment.
9.3 Titan International entered into the second amendment to the amended and restated credit agreement with Bank of America, N.A. on 7 January 2011. This amendment permitted issuance of Titan International Shares in connection with the conversion of any of the 2009 convertible notes, including any transaction premium or discount, so long as no default or event of default would occur and be continuing after giving effect to such issuance of Titan International Shares.
9.4 On 21 December 2009, Titan International issued $172.5 million aggregate principal amount of its 5.625 per cent. Convertible Senior Subordinated Notes due 2017 (the “Convertible Notes”). The Convertible Notes are governed by an indenture, dated as of 21 December 2009 (the “Convertible Notes Indenture”), between Titan International, the subsidiary guarantors named therein (the “Guarantors”) and U.S. Bank National Association, as trustee. The Convertible Notes bear interest at a rate of 5.625 per cent. per annum, payable semiannually in cash in arrears on 15 July and 15 January of each year. The Convertible Notes mature on 15 January 2017, unless earlier converted, as described below. The Convertible Notes and the guarantees thereof are general unsecured and subordinated obligations of Titan International and the Guarantors, respectively.
Each $1,000 principal amount of the Convertible Notes is convertible at the holder’s option until the close of business on the second trading day immediately preceding the scheduled maturity date of the Convertible Notes, at an initial base conversion rate of 93.0016 shares of Titan International Shares per $1,000 in principal amount of the Convertible Notes (which is equivalent to an initial base conversion price of approximately $10.75 per share), subject to certain adjustments as set forth in the Convertible Notes Indenture. If the price of Titan International Shares at the time of determination exceeds the base conversion price, the base conversion rate will be increased by an additional number of shares (up to 9.3002 shares of Titan International Shares per $1,000 principal amount of Convertible Notes) as determined pursuant to a formula described in the Convertible Notes Indenture. The base conversion rate will be subject to adjustment in certain events.
Holders who convert their Convertible Notes in connection with a Make Whole Adjustment Event (as defined in the Convertible Notes Indenture) may be entitled to a make-whole premium in the form of an increase in the conversion rate. Upon conversion, for each $1,000 principal amount of the Convertible Notes, a holder will receive cash, shares of Titan International Shares or a combination thereof, at Titan International’s election, as set forth in the Convertible Notes Indenture.
The Convertible Notes may be redeemed by Titan International in whole or in part at a specified redemption price on or after 20 January 2014 if the closing sale price of Titan International Shares exceeds 130 per cent. of the base conversion price then in effect for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the date of the redemption notice.
The Convertible Notes Indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the trustee or the holders of at least 25 per cent. in aggregate principal amount of the Convertible Notes then outstanding may declare the entire principal amount of the Convertible Notes together with any accrued and unpaid interest thereon to be immediately due and payable. In the case of an event of default relating to certain events of bankruptcy, insolvency or reorganization of Titan International or a material subsidiary, the entire principal amount of the Convertible Notes together with any accrued and unpaid interest thereon will automatically become and be immediately due and payable.
In the first quarter of 2011, Titan International closed an Exchange Agreement with a note holder of the Convertible Notes, pursuant to which such holder exchanged approximately $59.6 million in aggregate principal amount of the Convertible Notes for approximately 6.6 million Titan International Shares plus a payment for the accrued and unpaid interest.

The outstanding balance of the Convertible Notes was $112.9 million at 30 June 2012.
9.5 On 1 October 2010, Titan International issued $200,000,000 aggregate principal amount of 7.875 per cent. Senior Secured Notes due 2017 (the “Senior Secured Notes”) pursuant to an Indenture, dated as of 1 October 2010 (the “Senior Secured Indenture”), among Titan International, the Guarantors (as defined below) and U.S. Bank National Association, as trustee and as collateral trustee.
The Senior Secured Notes mature on 1 October 2017 and bear interest at the rate of 7.875 per cent. per annum. Titan International may redeem all or a portion of the Senior Secured Notes at any time on or after 1 October 2013, at a premium decreasing ratably to zero, plus accrued and unpaid interest. In addition, prior to 1 October 2013, Titan International may redeem up to 35 per cent. of theaggregate principal amount of the Senior Secured Notes at a redemption price of 107.875 per cent. of the principal amount, plus accrued and unpaid interest on the Senior Secured Notes redeemed to the redemption date, with the net cash proceeds of one or more equity offerings by Titan International; provided that: (1) at least 65 per cent. of the aggregate principal amount of Senior Secured Notes originally issued under the Senior Secured Indenture (excluding Senior Secured Notes held by Titan International and its subsidiaries) remains outstanding immediately after the occurrence of such redemption; and (2) the redemption occurs within 180 days of the date of the closing of such equity offering. Titan International may also redeem the Senior Secured Notes at a price equal to 100 per cent. of the principal amount, plus accrued and unpaid interest and a make-whole premium.
The Senior Secured Notes and the guarantees are secured by first priority liens, subject to permitted liens, on certain collateral, which consists of Titan International ‘s fee title, right and interest in and to the real estate on and buildings in which its manufacturing facilities are located, in Des Moines, Iowa; Freeport, Illinois; Quincy, Illinois; and Bryan, Ohio. The Senior Secured Notes are guaranteed by certain of Titan International’s subsidiaries that own the interest in such collateral (the “Guarantors”).
The Senior Secured Indenture contains covenants that, among other things, limit the ability of Titan International and its restricted subsidiaries to incur additional indebtedness, make certain dividends, redeem stock or make other distributions, make certain investments, create liens, transfer or sell assets, merge or consolidate, and enter into transactions with Titan International’s affiliates. These covenants are subject to a number of important and significant limitations, qualifications and exceptions. The Senior Secured Indenture also provides for customary events of default. In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to Titan International, any significant restricted subsidiary or any group of restricted subsidiaries that, taken together, would constitute a significant restricted subsidiary, all Senior Secured Notes then outstanding will become due and payable immediately without further action or notice.
The outstanding balance of the Senior Secured Notes was $200 million at 30 June 2012.
9.6 Titan International has a $100 million revolving credit facility ("Credit Facility") with Bank of America, N.A. as agent. The Credit Facility has a January 2014 termination date and is collateralized by the accounts receivable and inventory of Titan International and certain of its domestic subsidiaries. During the first six months of 2012 and at June 30, 2012, there were no borrowings under the Credit Facility.
The Credit Facility contains certain financial covenants, restrictions and other customary affirmative and negative covenants. The financial covenants in the Credit Facility require that collateral coverage be equal to or greater than 1.2 times the outstanding balance under the Credit Facility, and that if the 30-day average of the outstanding balance exceeds $70 million, the fixed charge coverage ratio be equal to or greater than a 1.1 to 1.0 ratio. The fixed charge coverage ratio did not apply for the quarter ended June 30, 2012 as there were no outstanding borrowings under the Credit Facility.
Restrictions include limits on payments of dividends and repurchases of Titan International Shares; restrictions on the ability of Titan International to make additional borrowings, or to consolidate, merge or otherwise fundamentally change Titan International's ownership; limitations on investments, dispositions of assets and guarantees of indebtedness; and other customary affirmative and negative covenants.
Titan International is in compliance with these covenants and restrictions as of June 30, 2012.
9.7 On 1 April 2011 Titan International completed the acquisition of the Latin American farm tire business of The Goodyear Tire & Rubber Company, pursuant to a purchase agreement dated 13 December 2010, for approximately US$98.6 million. This involved the acquisition by Titan International of the shares of Goodyear’s wholly-owned subsidiary Titan Pneus do Brasil Ltda. and of all customer contracts, sales contracts, distributorship agreement, machinery and equipment and inventory primarily related to such business. There are certain ongoing contracts between the parties relating to this acquisition, including a Distributor Agreement by which Goodyear will serve as Titan International’s distributor in Colombia, Argentina and Peru for a period after completion, trademark licence agreements and patent and know-how agreements that will allow Titan International to sell Goodyear-branded farm tires in Latin America and North America.

9.8
On 2 August 2012 Titan International completed the acquisition of 56 per cent. of the issued share capital of Planet Corporation Group in Australia for approximately US$33.4 million. The Planet Corporation Group includes National Tyres, Acme Wheel and Resource Tyre and Choice Tyre Wholesalers.

10. Titan Europe material contracts
The following contracts (not being contracts entered into in the ordinary course of business) have been entered into by a member of the Titan Europe Group within the two years immediately preceding the date of this document and are, or may be, material or have been entered into at any time by any member of the Titan Europe Group and contain provisions under which any member of the Titan Europe Group has an obligation or entitlement which is, or may be, material to the Titan Europe Group at the date of this document:
10.1 Offer-related arrangements
Your attention is drawn to paragraph 14 of the letter from the Titan International Directors set out in Part II of this document.
10.2 Banking facilities
Intesa Sanpaolo and Unicredit finance facilities
Banking facilities are provided by Intesa Sanpaolo S.p.A. (“Intesa”) and Unicredit Corporate Banking S.p.A. (“Unicredit”) (together being, the “Banks”) to Italtractor I.T.M. S.p.A. (“ITM”) and Italtractor Operations S.p.A. (“ITO”) under two broadly identical facility agreements dated 2 February 2006, as amended and restated on 19 May 2009 and 2 September 2011, with amendments on 28 May 2010, 18 October 2010 and 2 August 2012 (together being, the “facility agreements”). Under the terms of these facilities, Intesa and Unicredit provide term loan facilities to ITO and ITM. As at 31 July 2012, the amounts outstanding under the term loans payable by ITM and ITO were as follows:

●	from ITM: term loan A of €54 million and term loan B of €12 million; and

●	from ITO: term loan A of €18.75 million and term loan B of €6 million.
Each term loan A is repayable by quarterly instalments on the last day of July, October, January and April in each year, with the final instalment payable on 31 October 2015. Each term loan B payable is repayable in a single instalment on 31 October 2015, but this is subject to a 12 month extension option.
Interest is payable on the loans at 3.5 per cent. above 3 month LIBOR plus the mandatory costs (as defined in the facility agreements). At any time, if an event of default is continuing or the financial covenants are not satisfied, the margin for each loan increases to 4 per cent.
The loans are secured by guarantees given by ITM, ITO and Titan Europe and are secured by pledges over shares held by Titan Europe and certain of its subsidiaries over shares in companies forming the Titan Europe Group’s undercarriage division.
The amendment agreements dated 2 August 2012 make certain changes to the facility agreements in order to adapt them for the circumstances following the completion of the Offer. The primary change was to amend clauses that would otherwise make the relevant facilities repayable on demand immediately following a change in control of Titan Europe. The following fees are payable to Intesa in connection with these amendment agreements:

●	from ITM: €51,000 paid on 2 August 2012 and €676,000 to be paid when Titan International acquires over 50 per cent. of Titan Europe’s issued share capital; and

●	from ITO: €19,000 paid on 2 August 2012 and €254,000 to be paid when Titan International acquires over 50 per cent. of Titan Europe’s issued share capital.

If Titan International does not acquire over 50 per cent. of Titan Europe’s issued share capital within 150 days from the date of these amendment agreements, the amendments become void, the second element of the respective payments does not become payable and the margin payable for the non-default Interest rate reverts from 3.5 per cent. to 3.25 per cent.
The facility agreements contain six-monthly financial covenants, repeating representations, covenants and restrictions which are not unusual for a facility of this nature. The Banks may demand immediate repayment of the loan upon the occurrence of events of default which are typical for a loan facility of this size and nature. The events of default include any person acquiring control of Titan Europe or Titan Europe’s shares ceasing to be traded on AIM. The Banks have agreed to waive these events of default insofar as they may otherwise occur as a result of Titan International acquiring control of Titan Europe pursuant to the Offer.
Accordo Quadro agreement
Pursuant to an agreement executed under Italian law dated 21 December 2005 certain liabilities previously owed by NewCo S.p.A. and ITM to a syndicate of banks which were previously lenders to NewCo S.p.A. and ITM (the “AQ Banks”) were settled (the “Accordo Quadro Agreement”). Under the terms of the Accordo Quadro Agreement:

●
NewCo S.p.A., ITM and/or Titan Europe are required to pay €2,919,912 on 21 December 2012, representing interest accrued as at 21 December 2005 (save as stated below, this sum does not attract interest); and

●
Titan Europe is required to pay deferred consideration in the sum of €24,597,114 on 21 December 2013, together with annual compound interest of 2 per cent. per annum or the equivalent simple interest rate of 2.146 per cent. per annum for the period from the date of the Accordo Quadro Agreement to the date of payment.

If any monies are not paid when due, a default interest of 3 per cent. above EURIBOR is payable from the due date to the actual date of payment.
Each of the AQ Banks may convert its entitlement to payment under the Accordo Quadro Agreement, in whole or part, into Titan Europe Shares at any time prior to the date of payment, at a subscription price of £4.00 per Titan Europe Share.
Until such repayment or conversion of the deferred consideration into Titan Europe Shares, or in the event the AQ Banks hold 1 per cent. or more of the Titan Europe Shares, the AQ Banks may nominate one independent person to serve as a non-executive director on the Board of Titan Europe.
The AQ Banks may terminate the Accordo Quadro Agreement and demand immediate repayment if any payment of interest due on 21 December 2012 is not made on the due date for payment or if there is a breach of representations given by Titan Europe.
Buyout of Jantsa joint venture
Titan Italia S.p.A. (a wholly owned subsidiary of Titan Europe) was party to a joint venture agreement with Jantsa Jant Sanayi ve Ticaret A.S¸ . (“Jantsa”), a Turkish registered company which produces wheels for the agricultural sector, dated 12 September 2005 in respect of Titan Jantsa Jant Sanayi ve Ticaret ve Sanayi A.S¸ . (the “JVCo”) which manufactures, markets and distributes agricultural wheels.
Pursuant to a share purchase agreement dated 18 April 2011 (the “SPA”), Titan Italia S.p.A. has acquired the 50 per cent. of Jantsa’s share capital from S¸ efik Çerçio ˘glu, Erkan Çerçio ˘glu and Ercan Çerçio˘glu (the “Sellers”) for a total consideration of €8,500,000. According to the terms of the SPA, the Sellers and their affiliates are prohibited from competing with Jantsa, save in relation to certain customers named in the SPA, for a period of five years from the date of the SPA. Further, the Sellers are not entitled to hire any person who was employed by Jantsa at any point during the period of two years preceding the date of the SPA, unless they have been dismissed without justified cause or Titan Italia S.p.A. has given its prior written consent. Pursuant to the terms of the SPA, the joint venture agreement dated 12 September 2005 was terminated.

11. Market quotations
Set out below are the Closing Prices of a Titan International Share and Closing Prices of a Titan Europe Share on:

(i)	the first Business Day in each of the six months prior to 13 September 2012, being the last practicable date prior to the date of this document;

(ii)	16 July 2012 (being the Business Day prior to the commencement of the Offer Period); and

(iii)	13 September 2012 (being the last practicable date prior to the date of this document).
Titan
Titan Europe International
Share    Share
Date    Price (pence) Price (US$)
2 April 2012    129.875    24.28
1 May 2012    137.5    29.18
1 June 2012    113.75    21.20
2 July 2012    107.0    24.16
16 July 2012    113.0    22.49
1 August 2012    121.0    20.99
3 September 2012*    116.5    –
4 September 2012    115.5    20.88

13 September 2012	111.25 20.03
*Bank holiday in the USA.
The Titan International Shares are listed on the New York Stock Exchange. The Titan Europe Shares are traded on AIM.
12. Ratings
There are no Titan International current ratings or outlooks publicly accorded to Titan International by ratings agencies.
13. Titan International’s fees and expenses
Titan International expects to incur fees and expenses in the range of £1,834,000 to £1,934,000 (exclusive of VAT), in aggregate, in connection with the Offer, comprising the following:
(i)$1,000,000 (equivalent to approximately £633,000) in respect of financial and corporate broking advice;
(ii)£550,000 to £650,000 in respect of legal advice;
(iii)£400,000 in respect of accounting advice;
(iv)£nil in respect of public relations advice; and
(v)£251,000 in respect of other costs and expenses (including printing, registrars and regulatory costs).
Some of the fees set out above have a range due to the unknown additional time and services required during the Offer Period.
14. Titan Europe’s fees and expenses
Titan Europe expects to incur fees and expenses of approximately £1,800,000 (exclusive of VAT), in aggregate, in connection with the Offer, comprising the following:
(i)$1,000,000 (equivalent to approximately £633,000) in respect of financial and corporate broking advice;
(ii)£303,000 in respect of legal advice;
(iii)£55,000 in respect of accounting advice;

(iv)€1,000,000 (equivalent to approximately £793,000) in respect of finance fees;
(v)£5,000 in respect of public relations advice; and
(vi)£5,000 in respect of other costs and expenses (including printing and registrars costs).

15. Bases and sources of information
In this document:
15.1 Unless otherwise stated:

●
financial information relating to the Titan International Group has been extracted or derived (without any adjustment) from the audited consolidated financial accounts for Titan International for the year ended 31 December 2011 in Titan International’s annual report on Form 10-K filed with the SEC on 23 February 2012; and

●
financial information relating to the Titan Europe Group has been extracted or derived (without any adjustment) from the audited annual report and accounts for Titan Europe for the year ended 31 December 2011 published on 1 May 2012.

15.2 The value of the Offer is calculated:

●
by reference of the price of US$22.03 per Titan International Share, being the closing price on 9 August 2012 (being the last Business Day prior to the date of the Rule 2.7 Announcement), based on data from the NYSE; and

●	on the basis of the fully diluted number of Titan Europe Shares in issue referred to in paragraph 15.3 below.
15.3 The fully diluted share capital of Titan Europe (being 92,485,488) Titan Europe Shares is calculated on the basis of:

●	the number of issued Titan Europe Shares as at the close of business on 9 August 2012 (being the last Business Day prior to the date of the 2.7 Announcement) is 87,642,988; and

●
the maximum number of Titan Europe Shares which could be issued on or after the date of this document on the vesting of awards under the Titan Europe Share Option Scheme, amounting in aggregate to 4,842,500 Titan Europe Shares.

15.4. Unless otherwise stated, all prices and closing prices for Titan Europe Shares are closing middle market quotations derived from the London Stock Exchange Daily Official List.
15.5. The premiums implied by the Offer have been calculated with reference to prices of:

●	113 pence per Titan Europe Share on 16 July 2012 (being the last Business Day before the commencement of the Offer Period);

●	125.5 pence per Titan Europe Share on 9 August 2012 (being the last Business Day before the 2.7 Announcement);

●	136.6 pence per Titan Europe Share on 2 May 2012 (based on the prevailing share prices and exchange rate at the date of the original approach by Titan International); and

●	111.25 pence per Titan Europe Share on 13 September 2012 (being the last Business Day before the publication of this document).
15.6 The £: US$ exchange rate used in this document is the Bloomberg rate as at 4.00 p.m. New York time on 9 August 2012 (the last Business Day prior to the date of the Rule 2.7 Announcement), being £1: $1.5638.
16. Concert parties
16.1 Persons acting in concert with Titan International
In addition to the Titan International Directors, companies within the Titan International Group and their directors, the persons who are or may be acting in concert with Titan International for the purposes of the Offer are:
Relationship with
Name    Equity type    Registered address     Titan International
Seymour Pierce Limited    English public    20 Old Bailey     Financial adviser
limited company    London EC4M 7EN

16.2 Persons acting in concert with Titan Europe

In addition to the Titan Europe Directors, companies within the Titan Europe Group and their directors, the persons who are or may be acting in concert with Titan Europe for the purposes of the Offer are:
Relationship with
Name    Equity type    Registered address    Titan Europe
Arden Partners plc    English public    Arden House, Highfield    Financial adviser
limited company    Road, Edgbaston,
Birmingham B15 3DU
17. Other information

17.1
There are no arrangements, agreements, commitments or understandings made or proposed to be made between Titan International and any of the directors or senior officers of Titan Europe and no payments or other benefits are proposed to be made or given by Titan International to such directors or senior officers as compensation for loss of office or as compensation for remaining in or retiring from office if the Offer is successful. Except as disclosed elsewhere in this Offer Document, there are no contracts, arrangements or understandings, formal or informal, between Titan International and any security holder of Titan Europe with respect to the Offer or between Titan International and any person or company with respect to any securities of Titan Europe in relation to the Offer.

17.2
Save as disclosed in this document, no agreement, arrangement or understanding (including any compensation arrangement) exists between Titan International or any person acting in concert with Titan International and any of the directors, recent directors, shareholders or recent shareholders of Titan Europe or any person interested or recently interested in Titan Europe Shares, having any connection with or dependence on or which is conditional upon the outcome of, the Offer.

17.3
There is no agreement, arrangement or understanding whereby any Titan Europe Shares to be acquired by Titan International pursuant to the Offer will be transferred to any other persons except that Titan International reserves the right to transfer any Titan Europe Shares acquired to any member of the Titan International Group or any nominee. Save as disclosed in this document, no such person holds any interests in the relevant securities of Titan Europe.

17.4	Seymour Pierce has given and has not withdrawn its written consent to the issue of this document with the inclusion of the references to its name in the form and context in which they appear.

17.5	Arden Partners has given and has not withdrawn its written consent to the issue of this document with the inclusion of the references to its name in the form and context in which they appear.

17.6
Except as disclosed in this document, there has been no significant change in the financial or trading position of Titan International which has occurred since 30 June 2012, being the date to which the last published unaudited consolidated financial statements of Titan International were made up.

17.7
There has been no significant change in the financial or trading position of Titan Europe which has occurred since 30 June 2012, being the end of the last financial period for which interim financial information has been published.

17.8
Titan International will not invoke any condition so as to cause the Offer not to proceed unless the circumstances giving rise to the right to invoke the condition are of material significance to Titan International in the context of the Offer. This does not apply to the condition contained in paragraph (a) (of Section A of Part II of this document).

17.9
Titan International has engaged Computershare to act as the Receiving Agent. The Receiving Agent will receive reasonable and customary compensation from Titan International for their services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Titan International has also agreed to indemnify the Receiving Agent against certain liabilities and expenses in connection with the Offer.

17.10	Grant Thornton has given and has not withdrawn its written consent to the issue of this document with the inclusion of the references to its report in the form and context to which they appear.

17.11
The total emoluments receivable by the Directors of Titan International will not be affected as a result of the acquisition of Titan Europe pursuant to the Offer or by any other associated transaction.

17.12	All information and reports contained in the Prospectus Equivalent Document are deemed to be incorporated in this document.
18. Documents available for inspection
The documents referred to in paragraph 20 of Part 13 of the Prospectus Equivalent Document and the written consents referred to in paragraphs 17.4, 17.5 and 17.10 above will be available for inspection as described in the Prospectus Equivalent Document.
19. Documents on display
Copies of the documents listed in paragraph 19.1 below are available for viewing on Titan Europe’s website at www.titaneurope.com and copies of the documents listed in paragraph 19.2 below are available for viewing on Titan International’s website at www.titan-intl.com whilst the Offer remains open for acceptance.
19.1 Titan Europe

(a)	memorandum and articles of association of Titan Europe;

(b)	the irrevocable undertakings referred to in paragraph 7 of this Part IX;

(c)	the announcements as described in Part I of this document;

(d)	the material contracts of the Titan Europe Group referred to in paragraph 10 of this Part IX;

(e)	the Offer-related arrangements referred to in paragraph 14 of Part II of this document;

(f)	the letter of consent from Arden Partners referred to in 17.5 of this Part IX; and

(g)	this document.
19.2 Titan International

(a)	Titan International’s amended and restated articles of incorporation and its bylaws;

(b)	the material contracts of the Titan International Group referred to in paragraph 9 of this Part IX;

(c)	the Prospectus Equivalent Document;

(d)	the irrevocable commitments referred to in paragraph 7 of this Part IX;

(e)	the offer related arrangements referred to in paragraph 14 of Part II of this document;

(f)	the letter of consent from Seymour Pierce referred to in paragraph 17.4 of this Part IX;

(g)	the reports by Grant Thornton UK LLP and Seymour Pierce Limited in respect of Titan International’s profit forecast set out in Part VII of this document; and

(h)	this document.
20. Documents incorporated by reference
Hard copies of the audited consolidated financial statements of Titan International for the three years ended 31 December 2009, 31 December 2010 and 31 December 2011 and for the Titan International unaudited consolidated financial statements for the six months ended 30 June 2012; the audited consolidated financial statements of Titan Europe for the three years ended 31 December 2009, 31 December 2010 and 31 December 2011 and for the Titan Europe unaudited consolidated financial statements for the six months ended 30 June 2012; and the Prospectus Equivalent Document will not be sent to recipients of this document unless specifically requested. Recipients of this document may request hard copies of these above-referenced financial information and the Prospectus Equivalent Document by writing to Computershare at Corporate Actions Projects, Bristol BS99 6AH or by telephoning Computershare on 0870 707 1361 from within the United Kingdom or +44 (0)870 707 1361 if calling from outside the United Kingdom. Relevant documents will be posted within two Business Days of receipt of such a request.
Dated: 14 September 2012

PART X
DEFINITIONS
“2.7 Announcement”    the announcement of a firm intention to make an offer made by Titan
International on 10 August 2012
“Acceptance Shares”    has the meaning set out in Section B of Part II of this document
“Admission”    admission of the New Titan International Shares to the New York
Stock Exchange
“AIM”    the alternative investment market, a market operated by the London
Stock Exchange
“AIM Rules”    the AIM Rules for companies, published by the London Stock
Exchange
“Arden Partners”    Arden Partners plc
“arrangement”    has the meaning set out in paragraph 4.1 of Part IX of this document
“Attorney”    has the meaning set out in paragraph 4.1 of Section B of Part III of this document
“authorisations”    authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals
“Board of Titan Europe” or    the board of directors of Titan Europe as at the date of this
“Titan Europe Director(s)”    document
“Business Day”    a day (other than a Saturday, a Sunday or public holiday) on which banks are generally open for the transaction of all normal sterling banking business in the City of London
“CDI”    a CREST depositary interest representing an entitlement to a share
“certificated form”    in relation to a Titan Europe Share, a Titan Europe Share title to which is recorded in the relevant register of Titan Europe as being held in certificated form (that is, not in CREST)
“Certificated Holder”    a Titan Europe Shareholder (other than those with a registered address in any CSN Restricted Jurisdiction) who holds his/her Titan Europe Shares in certificated form and accepts the Offer by following the procedures set out in this document
“City Code”    the UK City Code on Takeovers and Mergers
“Closing Price”    the closing middle market quotation of a Titan Europe Share or a
Titan International Share, as the case may be, as derived from the Daily Official List or from data from the New York Stock Exchange, as the case may be
“Closing Price of a Titan    the closing price of a Titan International Share as derived from the
International Share”    New York Stock Exchange
“Closing Price of a Titan    the closing middle market quotation of a Titan Europe Share as
Europe Share”    derived from the AIM Appendix to the Daily Official List

“Combined Group”    the combined Titan International Group and Titan Europe Group from the date on which the Offer becomes or is declared wholly unconditional
“Companies Act”    the Companies Act 2006, as amended
“Computershare” or    Computershare Investor Services PLC
“Receiving Agent”
“conditions”    the conditions to the Offer which are set out in Section A of Part II of this document
“control”    has the meaning set out in paragraph 4.1 of Part IX of this document
“CREST”    the computerised settlement system operated by Euroclear UK &
Ireland Limited which facilitates the transfer of shares in the UK
“CREST Electronic Acceptance”    the inputting and settling of a TTE instruction which constitutes or is deemed to constitute an acceptance of the Offer on the terms set out in this document
“CREST Manual”    the CREST reference manual published by Euroclear
“CREST Member”    a person who has been admitted by Euroclear as a system member
(as defined in the CREST Regulations)
“CREST Regulations”    the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755),
as amended
“CREST Sponsor”    a CREST system-participant (as defined in the CREST Regulations)
admitted to CREST as a CREST sponsor
“CREST Sponsored Member”    a CREST Member admitted to CREST as a sponsored member
“CSN”    the corporate sponsored nominee being Computershare Company
Nominees Limited
“CSN Facility”    the facility under which the CSN holds Titan International CDIs on behalf of Certificated Holders and provides certain other services
“CSN Permitted Jurisdiction”    each of Argentina, Austria, Belgium, Botswana, Brazil, Bulgaria,
Chile, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Guinea, Hungary, Iceland, Indonesia, Ireland, Italy, Korea, Latvia, Lichtenstein, Lithuania, Luxembourg, Malta, Mexico, Namibia, Netherlands, Norway, Poland, Paraguay, Peru, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, Taiwan and the United Kingdom (including the Channel Islands and the Isle of Man)
“CSN Restricted Jurisdiction”    any jurisdiction other than a CSN Permitted Jurisdiction
“DTC”    the Depository Trust Company, a securities depository and clearing agency which facilitates the transfer of shares in the US
“Daily Official List”    the Daily Official List of the London Stock Exchange
“dealing” or “dealt”    has the meaning set out in paragraph 4.1 of Part IX of this document

“Disclosed Information”    any information which has been (i) fairly disclosed by or on behalf of
Titan Europe or its or any of its advisors to Titan International or its advisors in connection with or in contemplation of the Offer prior to the date of this document, whether by electronic means, physical form or orally; (ii) disclosed in Titan Europe’s report and accounts for the year ended 31 December 2011 or (iii) disclosed in this document
“disclosure period”    has the meaning set out in paragraph 4.1 of Part IX of this document
“Enlarged Share Capital of    the share capital of Titan International as increased by the New Titan
Titan International”    International Shares issued pursuant to the Offer
“ESA instruction”    an Escrow Account Adjustment Input (AESN), instruction type ESA
(as defined in the CREST Manual)
“Escrow Agent”    Computershare Investor Services PLC in its capacity as an Escrow
Agent (as described in the CREST Manual, as amended from time to time)
“Euroclear”    Euroclear system, being the current settlement system of Euroclear
Bank
“Euroclear Bank”    a Brussels based public limited liability company (société anonyme/
naamluze veancotschap), which is an International Central Securities Depository (ICSD) and the operator of the Euroclear securities settlement system
“First Closing Date”    5 October 2012
“Form(s) of Acceptance”    the form of acceptance and authority relating to the Offer which is being sent with this document for use by certificated Titan Europe Shareholders who wish to accept the Offer in relation to Titan Europe Shares
“Financial Services Authority” or    the UK Financial Services Authority
“FSA”
“Independent Directors”    Philip Gartside, Gary Chesterton, Vincent Wicks and Maria Cecilia
La Manna, being those directors of Titan Europe who are considered independent for the purposes of the City Code
“interest” or “interested”    has the meaning set out in paragraph 4.1 of Part IX of this document
“legal proceedings”    actions, suits, proceedings, investigations, references or enquiries
“London Stock Exchange”    London Stock Exchange plc
“Member Account ID”    the identification code or number attached to any member account in CREST
“New Titan International Shares”    new Titan International Shares proposed to be issued in connection with the Offer
“Non Disclosure Agreement”    the non disclosure agreement dated 13 June 2012 between Titan
International and Titan Europe, brief details of which are set out in paragraph 14 of Part II of this document
“OEM”    original equipment manufacturer

“Offer”    the share offer being made by Titan International to acquire all of the issued and to be issued Titan Europe Shares on the terms and subject to the conditions set out in this Offer Document and the Form of Acceptance and, where the context so requires, any subsequent revision, variation, extension or renewal thereof
“Offer Document”    this document
“Offer Period”    the period beginning on and including 17 July 2012 and ending on the latest of (i) the time and date on which the Offer becomes or is declared unconditional as to acceptances; and (ii) the time and date on which the Offer lapses or is withdrawn
“Official List”    the Official List maintained by the UK Listing Authority
“Overseas Shareholders”    Titan Europe Shareholders who are citizens, nationals or residents of, or otherwise subject to, jurisdictions outside the UK (or their nominees, custodians or trustees)
“Panel”    the UK Panel on Takeovers and Mergers
“Participant ID”    the identification code or membership number used in CREST to identify a particular CREST Member or other CREST system-participant (as defined in CREST Regulations)
“Profit Forecast”    the statement made by Titan International on 9 December 2011 in respect of the year ending 31 December 2012, details of which are set out in Part VII of this document
“Prospectus Equivalent Document”    the document regarded by the FSA as being equivalent to that of a prospectus to be produced by Titan International and made publicly available to Titan Europe Shareholders (other than those in Restricted Jurisdictions) at the same time as this Offer Document in respect of the New Titan International Shares to be issued to Titan Europe Shareholders in connection with the Offer
“Prospectus Rules”    the rules made for the purposes of Part IV of the Financial Services
Market Act 2000 in relation to the offer of securities to the public and the admission to trading on a regulated market
“Publicly Announced”    specifically disclosed in the annual report and accounts of Titan
Europe for the year ended 31 December 2011 or in this document or in any announcement made to a Regulatory Information Service since the date of publication of such report and accounts
“Regulatory Information Service”    any information service authorised from time to time by the FSA for the purpose of disseminating regulatory announcements
“relevant securities”    has the meaning set out in paragraph 4.1 of Part IX of this document
“Restricted Holder”    a Titan Europe Shareholder who holds his Titan Europe Shares in certificated form (i.e. not in CREST) and who has a registered address in the U.S. or in any other CSN Restricted Jurisdiction

“Restricted Jurisdiction”    a jurisdiction in relation to which the relevant action would constitute a violation of the relevant laws and/or regulations of that jurisdiction, or where local laws and/or regulations may result in a significant risk of civil, regulatory or criminal exposure, or would result in a requirement to comply with any governmental or other consent or any registration, filing or other formality which Titan International regards as unduly onerous
“securities”    has the meaning set out in paragraph 4.1 of Part IX of this document
“Seymour Pierce”    Seymour Pierce Limited of 20 Old Bailey, London EC4M 7EN
“short position”    has the meaning set out in paragraph 4.1 of Part IX of this document
“TFE instruction”    a Transfer from Escrow instruction (as defined in the CREST Manual)
“Third Party”    shall include any person, firm, company or body
“Titan Europe”    Titan Europe plc, a company incorporated in England and Wales with registered number 03018340 whose registered office is at Bridge Road, Cookley, Kidderminster, Worcestershire DY10 3SD United Kingdom
“Titan Europe Group”    Titan Europe and its subsidiary undertakings and, where the context permits, each of them
“Titan Europe Share(s)”    the existing unconditionally allotted or issued and fully paid (or credited as fully paid) ordinary shares of 40 pence each in the capital of Titan Europe and any further such shares which are unconditionally allotted or issued and fully paid (or credited as fully paid) before the Offer closes (or such earlier time as Titan International may, subject to the City Code, decide), but excluding in both cases any such shares held or which become held in treasury
“Titan Europe Shareholders”    holders of Titan Europe Shares
“Titan Europe Share Option Scheme” the Titan Europe PLC Unapproved Share Option Scheme 2004
“Titan International”    Titan International, Inc. a company incorporated in the state of Illinois with file number 53035388 and whose registered office is at 2701 Spruce Street, Quincy, Illinois, USA
“Titan International Board” or    the board of directors of Titan International as at the date of this
“Titan International Director(s)”    document
“Titan International CDIs”    dematerialised CREST depositary interests representing New Titan
International Shares
“Titan International Group”    Titan International and its subsidiary undertakings and, where the context permits, each of them
“Titan Luxembourg”    Titan Luxembourg S.a.r.l., a wholly owned subsidiary of Titan
International
“Titan International Shares”    common shares of no par value in the capital of Titan International
“Titan International Shareholders”    holders of Titan International Shares
“TTE instruction”    a Transfer to Escrow instruction (as defined in the CREST Manual)
“UK” or “United Kingdom”    the United Kingdom of Great Britain and Northern Ireland

“uncertificated” or    in relation to a Titan Europe Share title to which is recorded in the
“in uncertificated form”    relevant register of Titan Europe as being held in uncertificated form
(that is, in CREST)
“Uncertificated Holder”    a Titan Europe Shareholder (other than those with a registered address in any CSN Restricted Jurisdiction) who holds his shares in uncertificated form and accepts the Offer by following the proceedings set out in this document
“US” or “United States”    the United States of America, its territories and possessions, any state of the United States and the District of Columbia and all other areas subject to its jurisdiction
“VAT”    value added tax
“Wider Titan International Group”    Titan International and its subsidiaries, subsidiary undertakings, associated undertakings and any other undertakings in which Titan International and/or such subsidiary undertakings or undertakings (aggregating their interests) have a significant interest and for this purpose “subsidiary undertaking” and “undertaking” have the meanings given by the Companies Act, “associated undertaking” has the meaning given by paragraph 19 of Schedule 6 to the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 other than paragraph 19(1)(b) of Schedule 6 to those Regulations which shall be excluded for this purpose, and “significant interest” means a direct or indirect interest in 30 per cent. or more of the equity share capital (as defined in the Companies Act)
“Wider Titan Europe Group”    Titan Europe and its subsidiaries, subsidiary undertakings, associated undertakings and any other undertakings in which Titan Europe and/or such subsidiary undertakings or undertakings (aggregating their interests) have a significant interest and for this purpose “subsidiary undertaking” and “undertaking” have the meanings given by the Companies Act, “associated undertaking” has the meaning given by paragraph 19 of Schedule 6 to the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 other than paragraph 19(1)(b) of Schedule 6 to those Regulations which shall be excluded for this purpose, and “significant interest” means a direct or indirect interest in 30 per cent. or more of the equity share capital (as defined in the Companies Act)

●	words importing the singular shall include the plural and vice versa and words importing the masculine gender shall include the feminine or neutral gender;

●
all amounts contained within this document referred to by “euro”, “Euro”, “EUR” and “€” refer to currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty establishing the European Community, as amended;

●	all amounts contained within this document referred to by “£”, “pounds sterling”, “STG” and “Stg” refer to pounds sterling, the lawful currency of the United Kingdom;

●	all amounts contained within this document referred to by “$”, “US$” or “dollars” refer to US dollars, the lawful currency of the United States;

●	the expressions “subsidiary”, “subsidiary undertaking” and “undertaking” have the meanings given by the Companies Act, in each case as if the Companies Act applied to the relevant party;

●
any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof. Any reference to any legislation is to English legislation unless otherwise specified; and

●	references to time are to London time, unless otherwise stated.